As filed with the Securities and Exchange Commission on May 11, 2004
                                                     Registration No. 333-113783

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        MONADNOCK COMMUNITY BANCORP, INC.
                 (Name of Small Business Issuer in Its Charter)

        Federal                         6712                 (To be applied for)
(State or Jurisdiction            (Primary Standard           (I.R.S. Employer
  of Incorporation or      Industrial Classification Code    Identification No.)
     Organization)                     Number)

                                One Jaffrey Road
                        Peterborough, New Hampshire 03458
                                 (603) 924-9654
          (Address and Telephone Number of Principal Executive Offices)

                                One Jaffrey Road
                        Peterborough, New Hampshire 03458
(Address of Principal Place of Business or Intended Principal Place of Business)

                             William M. Pierce, Jr.
                                One Jaffrey Road
                        Peterborough, New Hampshire 03458
                                 (603) 924-9654
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                            Richard Garabedian, Esq.
                              Robert Lipsher, Esq.
                             Benjamin M. Azoff, Esq.
                       Luse Gorman Pomerenk & Schick, P.C.
                     5335 Wisconsin Avenue, N.W., Suite 400
                             Washington, D.C. 20015

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: :

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: 9

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                              Proposed maximum
                                                           Proposed maximum       aggregate          Amount of
       Title of each class of            Amount to be       offering price     offering price     registration fee
     securities to be registered          registered          per share              (1)                (2)
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
share                                   557,930 shares          $8.00            $4,463,440             $600
==================================================================================================================

--------------------
(1) Estimated solely for the purpose of calculating the registration fee.

(2) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Up to 485,156 Shares of Common Stock

                                               Monadnock Community Bancorp, Inc.
                         (Proposed Holding Company for Monadnock Community Bank)

     Monadnock Community Bancorp, Inc. is a federally-chartered stock corporation that is offering for sale up to 485,156 shares of its common stock to the public at $8.00 per share in connection with the reorganization of Monadnock Community Bank into a mutual holding company structure. Monadnock Community Bancorp, Inc. will be the holding company for Monadnock Community Bank. The shares being offered will represent 45.0% of the outstanding common stock of Monadnock Community Bancorp, Inc. after the completion of this stock offering. We must sell a minimum of 358,594 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 557,930 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. Monadnock Mutual Holding Company, a federally-chartered mutual holding company, will own the remainder of the outstanding common stock of Monadnock Community Bancorp, Inc.

================================================================================

                              TERMS OF THE OFFERING

                                                                                Maximum,
                                                      Minimum      Maximum   as adjusted(1)
                                                    ----------   ----------  --------------
Per Share Price .................................   $     8.00   $     8.00   $     8.00
Number of Shares ................................      358,594      485,156      557,930
Estimated Offering Expenses .....................   $  500,000   $  500,000   $  500,000
Net Proceeds to Monadnock Community Bancorp, Inc.   $2,368,752   $3,381,248   $3,963,440
Net Proceeds Per Share ..........................   $     6.61   $     6.97   $     7.10

================================================================================

(1) Represents an amount that is 15% more than the maximum of the offering range as a result of changes in financial or market conditions. The sale of stock up to this amount does not require the resolicitation of subscribers.

   This investment involves risk, including possible loss of principal. Please refer to "Risk Factors" beginning on page 1 of this document.

     Ryan Beck & Co., Inc. will use its best efforts to assist Monadnock Community Bancorp, Inc. in selling at least the minimum number of shares shown above but does not guarantee that this number will be sold. Ryan Beck & Co., Inc. is not obligated to purchase any shares of common stock in the offering. The minimum number of shares an individual investor may purchase is 25 shares or $200.

     The stock offering to the eligible depositors of Monadnock Community Bank will end at 10:00 a.m., Eastern Daylight Time, on _________, 2004. We may also commence a community offering and a syndicated community offering concurrently with, during or promptly after the subscription offering. We may extend the stock offerings without notice to you until August __, 2004, but it must be completed or terminated by ________, 2006. Monadnock Community Bancorp, Inc. will hold all funds of subscribers in an interest-bearing account at Monadnock Community Bank or a trust account at an FDIC insured institution until the stock offering is completed or terminated. Funds will be returned promptly with interest if the stock offering is terminated. Monadnock Community Bancorp, Inc. anticipates that the common stock will be quoted on the OTC Bulletin Board.

     These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    For information on how to subscribe, call the Stock Information Center at
                                 (603) 924-1257

                        ---------------------------------
                              RYAN BECK & CO., INC.
                        ---------------------------------
                            ___________________, 2004

             [MAP of Registrant's market area to be produced here.]

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To fully understand the reorganization and stock offering, you should read this entire document carefully, including the financial statements and the notes to the financial statements of Monadnock Community Bank.

The Companies:

                        Monadnock Community Bancorp, Inc.

     Monadnock Community Bancorp, Inc. ("Monadnock Community Bancorp") is a federally-chartered stock corporation that will be formed for the purpose of acquiring all of the capital stock that Monadnock Community Bank will issue upon its reorganization into a mutual holding company structure. Following the reorganization, a majority of the outstanding common stock of Monadnock Community Bancorp will be held by Monadnock Mutual Holding Company, a federally-chartered mutual holding company. Monadnock Community Bancorp's offices will be located at the same address as Monadnock Community Bank and with the same telephone number.

     As part of the reorganization and stock offering, Monadnock Community Bancorp is offering up to 485,156 shares of common stock, subject to adjustment. These shares will represent 45.0% of the outstanding common stock of Monadnock Community Bancorp after the completion of the reorganization and stock offering. Monadnock Mutual Holding Company will own the remainder of the outstanding common stock of Monadnock Community Bancorp. The following chart shows the corporate structure after completion of the reorganization and stock offering.

------------------------                       ---------------------------------
Monadnock Mutual Holding                            Public Stockholders of
        Company                                Monadnock Community Bancorp, Inc.
------------------------                       ---------------------------------
           |                                                   |
           | 55%                                               |45%
           |                                                   |
--------------------------------------------------------------------------------
                        Monadnock Community Bancorp, Inc.
--------------------------------------------------------------------------------
                                        |
                                        |100%
                                        |
                            ------------------------
                            Monadnock Community Bank
                            ------------------------

     Monadnock Community Bancorp is not expected in the near future to engage in any significant business following completion of the reorganization and stock offering. Its primary activity will be to hold all of the stock of Monadnock Community Bank. Monadnock Community Bancorp will invest the proceeds of the offering as discussed under "How We Intend to Use the Proceeds." In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements regarding these activities.

                        Monadnock Mutual Holding Company

     Monadnock Mutual Holding Company is a federally-chartered mutual holding company that will be formed in connection with the mutual holding company reorganization of Monadnock Community Bank.

     Following completion of the reorganization, Monadnock Mutual Holding Company will own 55% of the outstanding common stock of Monadnock Community Bancorp. So long as Monadnock Mutual Holding Company is in existence, it will at all times own at least a majority of the outstanding common stock of Monadnock Community Bancorp. It is anticipated that the only business activity of Monadnock Mutual Holding Company going forward will be to own a majority of Monadnock Community Bancorp's common stock.

     Monadnock Mutual Holding Company's offices will be located at the same address as Monadnock Community Bancorp and with the same telephone number.

                            Monadnock Community Bank
                                One Jaffrey Road
                        Peterborough, New Hampshire 03458
                                 (603) 924-9654

     Monadnock Community Bank is a federally-chartered mutual savings bank that was organized in 1971 as a Vermont chartered credit union to serve the companies that were members of the Automobile Wholesalers Association of New England and the employees of such businesses. In May 1996 the credit union converted its charter to a federal mutual savings bank and, as a result, also serves the general public.

     We serve the Counties of Hillsborough and Cheshire in New Hampshire through our one office. Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent one-to four-family residential mortgage loans. We also originate commercial real estate loans and commercial business loans and home equity loans and to a lesser extent we originate, multi-family loans and automobile and other consumer loans. At December 31, 2003, we had total assets of $43.7 million, total deposits of $34.4 million and total equity of $2.5 million. See "Business of Monadnock Community Bank- General."

Business Strategies

     Our business strategy is to grow and enhance our profitability by:

     o    Continuing asset growth and expanding market presence;

     o    Continuing to be a diversified lender;

     o    Continuing our strong asset quality;

     o    Maintaining a strong capital position; and

     o    Building core deposits.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy."

The Reorganization and Stock Offering

     In connection with our reorganization into the mutual holding company form of organization, we are offering common stock to the public primarily to allow us to grow through expanded lending and other operations, including additional branches. See "The Reorganization and Stock Offering - Our Reasons for the Corporate Change."

     We are offering between 358,594 and 485,156 shares of Monadnock Community Bancorp common stock at $8.00 per share. Because of possible changes in financial market conditions or that of Monadnock Community Bank, among other factors, before we complete the stock offering, the number of shares we sell may increase to 557,930 shares with the approval of the Office of Thrift Supervision, without any notice or resolicitation opportunity provided to you.

     Ryan Beck & Co., Inc. ("Ryan Beck"), our marketing agent for the offering, will assist us in selling the stock. For further information about Ryan Beck's role in the offering, see "The Reorganization and Stock Offering - Marketing Arrangements."

How We Determined the Offering Range and the $8.00 Price Per Share

     The independent appraisal by RP Financial, LC. ("RP Financial"), dated as of March 5, 2004, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the stock offering.


     The appraisal incorporated an analysis of a peer group of publicly-traded mid-tier thrift holding companies and mutual holding companies that RP Financial considered to be comparable to Monadnock Community Bancorp. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. The appraisal analysis was performed on a "fully converted" basis, which examines both the peer group's and Monadnock Community Bancorp's pricing ratios based upon the same valuation methodology. To calculate the "fully converted" basis pricing ratios, the peer group's financial data and market pricing ratios were calculated assuming the sale to the public of the majority shares held by each peer group company's mutual holding company, based on the peer group companies' current market prices and utilizing standard assumptions for a thrift conversion offering. RP Financial applied the peer group's pricing ratios on a "fully converted" basis, as adjusted for certain qualitative valuation factors, to account for differences between Monadnock Community Bancorp and the peer group, to Monadnock Community Bancorp's pro forma earnings and book value to derive the estimated pro forma market value of Monadnock Community Bancorp. The pro forma market value is the estimated market value of Monadnock Community Bancorp and its subsidiary, Monadnock Community Bank, immediately following completion of the reorganization and stock offering.


     RP Financial has estimated that as of March 5, 2004, the pro forma market value of Monadnock Community Bancorp on a fully converted basis ranged from a minimum of $6.4 million to a maximum of $8.6 million. Based on this valuation and the $8.00 per share price, the number of shares of common stock to be issued by Monadnock Community Bancorp will range from 796,875 shares to 1,078,125 shares. The $8.00 price per share was selected primarily to allow a reasonable number of shares to be issued within the offering range and provide greater liquidity for the stock. Due to the small size of the stock offering, however, there can be no assurance that a liquid trading market will develop. Monadnock Community Bancorp is offering 45.0% of these shares, or between 358,594 and 485,156 shares or $2.9 million to $3.9 million, for sale in a subscription offering to eligible depositors of Monadnock Community Bank, the Monadnock Community Bancorp Employee Stock Ownership Plan and possibly to the general public in a direct community offering, if all the shares offered in the subscription offering are not subscribed for in that offering. Monadnock Mutual Holding Company will own between 438,281 and 592,969 shares, or 55.0%, of Monadnock Community Bancorp at the completion of the stock offering.

     The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Monadnock Community Bancorp, with such ratios adjusted to their fully converted basis. Compared to the average pricing of the peer group, Monadnock Community Bancorp's pricing ratios following completion of the reorganization and stock offering at the maximum of the offering range indicated a premium of 1,273.0% on a price-to-earnings basis and a discount of 15.0% on a price-to-book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering on Monadnock Community Bancorp.

                                                        Fully Converted Equivalent Pro Forma
                                                        ------------------------------------
                                                        Price-to-Earnings      Price-to-Book
                                                            Multiple            Value Ratio
                                                        -----------------      -------------
Monadnock Community Bancorp
   Maximum (485,156 shares sold) .......................     408.60x               86.96%
   Minimum (358,594 shares sold) .......................     294.33                81.23

Valuation of peer group companies as of March 5, 2004(1)
   Averages ............................................      29.76               102.33
   Medians .............................................      29.32               102.64

---------------

(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

The independent appraisal is not necessarily indicative of the post-stock issuance market value. Do not assume or expect that the valuation of Monadnock Community Bancorp as indicated above means that the common stock will trade at or above the $8.00 purchase price after the stock offering.

     The independent valuation must be updated before we complete the stock offering. The amount of common stock being offered for sale may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of up to 557,930 shares would be sold in the offering. We received authorization from the Office of Thrift Supervision to conduct the stock offering on ________, 2004. The updated independent valuation will be subject to the further approval of the Office of Thrift Supervision before we can complete the stock offering. If the updated independent valuation would result in more than 557,930 shares being sold or less than 358,594 shares being sold, we would notify persons who have subscribed and they would have the opportunity to confirm, change or cancel their subscription orders. See "Pro Forma Data."


After-Market Performance Information Provided by Independent Appraiser

     The following information was provided to the board of directors by RP Financial as part of the appraisal. The table presents information for all mutual holding company reorganizations with a minority stock issuance completed during the most recent three month period through March 5, 2004. The table presents the average percentage stock price appreciation from the initial trading date to the dates presented in the table. RP Financial advised Monadnock Community Bancorp that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public mutual holding companies whose stock have traded for at least one year prior to the valuation date. RP Financial also advised Monadnock Community Bancorp that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. In addition, the transaction being pursued by Monadnock Community Bancorp differs from these recent mutual holding company reorganizations in a number of aspects.

     The board did not consider the data shown below to be particularly relevant to Monadnock Community Bancorp's appraisal given that the information relates to stock appreciation experienced by other companies that reorganized in somewhat different market conditions, and the limited size of the comparative data (two companies). In addition, the companies may have limited similarities to Monadnock Community Bancorp with regard to the market pricing ratios at which the respective offerings were closed and trading initiated. There are also potential differences in regards to the market areas in which Monadnock Community Bancorp competes, earnings quality, business strategies and growth potential, among other factors. Finally, the mutual holding company offering amounts, as a percent of the total shares issued in these other offerings is, on average, different that that of Monadnock Community Bancorp's offering, and therefore such data is not directly comparable. These differences may have a negative effect on our stock price performance.

                                                       After One     Through
# of Transactions (1)  After One Day(2) After One Week   Month    March 5, 2004
--------------------------------------------------------------------------------


2                          27.9%           31.6%         31.9%        31.4%

(1) These transactions were not included in RP Financial's peer group for valuation purposes.
(2) Reflects the closing price as of the second trading day for one of the companies which completed its mutual holding company offering as of March 4, 2004.


     This table is not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the "Risk Factors" generally, beginning on page 1.


     The independent appraisal will be updated before we complete the stock offering. Any changes in the appraisal would be subject to Office of Thrift Supervision approval.


     DATA PRESENTED IN THE TABLE WAS CALCULATED ON A SMALL SAMPLE. THE DATA, THEREFORE, MAY NOT BE MEANINGFUL FOR INVESTORS. FOR EXAMPLE, DURING THE THREE MONTH PERIOD ENDED MARCH 5, 2004, ONLY TWO TRANSACTIONS WERE CLOSED. WHILE STOCK PRICES OF REORGANIZING INSTITUTIONS HAVE, ON AVERAGE, INCREASED FOR THE PERIODS PRESENTED,

THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL APPRECIATE THE SAME AMOUNT, IF AT ALL. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $8.00 PER SHARE, AS HAS BEEN THE CASE FOR SOME REORGANIZED THRIFT INSTITUTIONS. IN ADDITION, THE TRANSACTIONS FROM WHICH THE DATA WERE DERIVED OCCURRED PRIMARILY DURING A LOW INTEREST RATE ENVIRONMENT, DURING WHICH THE MARKET FOR FINANCIAL INSTITUTIONS TYPICALLY INCREASES. IF INTEREST RATES RISE, OUR NET INTEREST INCOME AND THE VALUE OF OUR ASSETS LIKELY WOULD BE REDUCED, NEGATIVELY AFFECTING OUR STOCK PRICE. SEE "RISK FACTORS- CHANGES IN INTEREST RATES MAY HURT OUR PROFITS.

     THE INCREASE IN ANY PARTICULAR COMPANY'S STOCK PRICE IS SUBJECT TO VARIOUS FACTORS, INCLUDING THE AMOUNT OF PROCEEDS A COMPANY RAISES (SEE "RISK FACTORS - AFTER THIS OFFERING, OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES AND OUR COMPENSATION EXPENSES WILL INCREASE. THIS COULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK."), THE QUALITY OF MANAGEMENT AND MANAGEMENT'S ABILITY TO DEPLOY PROCEEDS (SUCH AS THROUGH LOANS, INVESTMENTS, THE ESTABLISHMENT OF NEW BRANCHES AND COMMON STOCK REPURCHASES). IN ADDITION, STOCK PRICES MAY BE AFFECTED BY GENERAL MARKET CONDITIONS, THE INTEREST RATE ENVIRONMENT, THE MARKET FOR FINANCIAL INSTITUTIONS AND MERGER OR TAKEOVER TRANSACTIONS, THE PRESENCE OF PROFESSIONAL AND OTHER INVESTORS WHO PURCHASE STOCK ON SPECULATION, AS WELL AS OTHER UNFORESEEABLE EVENTS NOT NECESSARILY IN THE CONTROL OF MANAGEMENT."


Terms of the Offering

     We are offering the shares of common stock to those with subscription rights in the following order of priority:

     (1)  Depositors who held at least $50.00 with us on December 31, 2002.

     (2)  The Monadnock Community Bancorp Employee Stock Ownership Plan.

     (3)  Depositors who held at least $50.00 with us on March 31, 2004.

     (4)  Other depositors of Monadnock Community Bank as of ________, 2004.

     Shares of common stock not subscribed for in the subscription offering may be offered to the general public in a direct community offering with a preference to natural persons residing in Hillsborough and Cheshire Counties in New Hampshire and, if necessary to complete the offering, a syndicated community offering of any remaining shares may be held. We reserve the right, in our sole discretion, to accept or reject any orders to purchase shares of common stock received in the direct community offering and the syndicated community offering. If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled "The Reorganization and Stock Offering."

Termination of the Offering

     The offering will end at 10:00 a.m., Eastern Daylight Time on ________, 2004, unless extended. If fewer than the minimum number of shares are for in the subscription offering and we do not receive orders for the minimum number of shares by ________, 2004, we may:

     (1) terminate the offering and promptly return any payment you made to us, with interest, or cancel any deposit account withdrawal authorization you gave us;

     (2)  increase the maximum purchase limitation; and/or

     (3) further extend the offering, if allowed, and give you notice of the extension and of your rights to confirm, cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us.

     We must complete or terminate the stock offering by ________, 2006.

How We Will Use the Proceeds Raised From the Sale of Common Stock

     We intend to use the net proceeds received from the stock offering as follows:

                                                                                 Maximum, as
                                                          Minimum      Maximum     adjusted
                                                        ----------   ----------  -----------

Gross proceeds ......................................   $2,868,752   $3,881,248   $4,463,440
 Less: Estimated offering expenses ..................      500,000      500,000      500,000
                                                        ----------   ----------   ----------
Net proceeds ........................................    2,368,752    3,381,248    3,963,440
 Less:
   Investment in Monadnock Community Bank ...........    1,818,752    2,831,248    3,413,440
   Capitalization of Monadnock Mutual Holding Company       50,000       50,000       50,000
   Loan to our employee stock ownership plan ........      114,750      155,250      178,538
                                                        ----------   ----------   ----------
Net cash proceeds retained by
 Monadnock Community Bancorp ........................   $  385,250   $  344,750   $  321,462
                                                        ==========   ==========   ==========


     The net proceeds retained by Monadnock Community Bancorp and Monadnock Community Bank may ultimately be used to support lending activities and possible future expansion of Monadnock Community Bank through additional new offices. We intend to use the proceeds at Monadnock Community Bancorp for general corporate purposes which may include investments in securities and repurchasing stock. See "How We Intend to Use the Proceeds."

Market For Common Stock

     Due to the relatively small size of our initial public stock offering, our stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Monadnock Community Bancorp nor the market makers can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, our stock should not be viewed as a short term investment.

     Additionally, the aggregate purchase price of stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by factors, such as prevailing interest rates, investor perceptions of Monadnock Community Bancorp, economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings banks traded below the price at which the shares were sold in their initial public offerings. We cannot assure you that, after the reorganization, the trading price of our common stock will be at or above $8.00.

Limitations on the Purchase of Common Stock in the Stock Offering

     The minimum purchase is 25 shares.

     The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $70,000 which equals 8,750 shares of common stock.

     The maximum purchase by any person in the direct community offering or syndicated community offering is $70,000 of common stock, which equals 8,750 shares of common stock.

     The maximum purchase in the subscription offering, the direct community offering or syndicated community offering combined, by any person, with related persons or persons acting together is $70,000 or 8,750 shares of the common stock sold in the stock offering.

     If any of the following persons purchase common stock, their purchases when combined with your purchases cannot exceed $70,000, which equals 8,750 shares of the common stock sold in the stock offering:

     o your parents, spouse, sisters, brothers, children or anyone married to any of these persons, who live in the same house as you;

     o your parents, spouse, sisters, brothers, children or anyone married to any of these persons, who is one of our officers or directors;

     o persons exercising subscription rights through qualifying deposit accounts registered to the same address;

     o companies, trusts or other entities in which you have a financial interest or hold a management position; or

     o other persons who may be acting together with you as associates or persons acting in concert.

     Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. For additional information on purchase limitations, including the detailed definitions of "associates" and "acting in concert," see "The Reorganization and Stock Offering--Limitations On Common Stock Purchases." We have the right to determine whether prospective purchasers are associates or acting in concert.

How to Purchase Common Stock

     Note: Once we receive your order, you cannot cancel or change it without our consent. If Monadnock Community Bancorp intends to sell fewer than 358,594 shares or more than 557,930 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest.

     If you want to subscribe for shares, you must complete an original stock order form and submit it to the Stock Information Center, located at our office or send it, together with full payment or withdrawal authorization, to Monadnock Community Bancorp, Inc. in the postage-paid envelope provided or by overnight courier. We must receive your stock order form and payment before the end of the offering period, 10:00 a.m., Eastern Daylight Time, ____________, 2004.

     You may pay for shares in either of the following ways:

     o    By check or money order made payable to Monadnock Community Bancorp.

     o Authorized account withdrawal. You may authorize direct withdrawal from Monadnock Community Bank deposit accounts. The funds you authorize must be in your account at the time your stock order is received. Funds will not be withdrawn from your accounts until the completion or termination of the stock offering and will earn interest at the applicable deposit account rate until then. A hold will be placed on the amount of funds you designate on your stock order form however, making the designated funds unavailable to you, for any purpose, including writing checks, during the offering. You may authorize withdrawal of funds from your certificate of deposit accounts without incurring an early withdrawal penalty, with the agreement that the withdrawal is being made for the purchase of shares in the offering. You may not authorize direct withdrawals from Monadnock Community Bank IRA deposit accounts. For a discussion of purchasing shares using IRA funds see "The Reorganization and Stock Offering - Procedure for Purchasing Shares."

     We will pay interest on your subscription funds at the rate Monadnock Community Bank pays on regular savings accounts from the date we receive your funds until the stock offering is completed or terminated. Please do not send cash or wire transfers. Checks will be cashed upon receipt.

We Currently Do Not Intend to Pay Cash Dividends

     We do not currently intend to pay cash dividends. We intend to retain our earnings and the net proceeds of the stock offering to support our future growth. We may, however, determine to pay cash dividends in the future.

     Monadnock Community Bancorp currently has no intention to initiate any action which leads to a return of capital (as distinguished from a dividend) to stockholders of Monadnock Community Bancorp. Regulations of the Office of Thrift Supervision prohibit a return of capital during the term of the three year business plan submitted by Monadnock Community Bank to the Office of Thrift Supervision in connection with the stock offering.

     If we pay dividends to stockholders of Monadnock Community Bancorp, it is anticipated that Monadnock Mutual Holding Company would waive any dividends payable to it, subject to Office of Thrift Supervision approval. Under Office of Thrift Supervision regulations, such dividends would not result in dilution to public stockholders in the event Monadnock Mutual Holding Company converts to stock form in the future. See "How We Are Regulated."

Management Purchases


     Directors and executive officers of Monadnock Community Bancorp, together with their associates, and the employee stock ownership plan intend to purchase $571,950 and $612,450 of common stock in the offering, or 19.9% and 15.8% of the offering based on the minimum and maximum, respectively, of the total shares sold in the offering. The employee stock ownership plan intends to purchase 4.0% of the stock sold in the offering. These purchases will count towards the minimum purchases needed to complete the offering, and will be made for investment purposes only and not for resale.


Benefits to Management from the Offering

     We intend to establish the Monadnock Community Bancorp Employee Stock Ownership Plan which will purchase 4.0% of the shares sold in this offering. A loan from Monadnock Community Bancorp to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. The loan will accrue interest at the prime rate in effect at the time the loan is made. The Monadnock Community Bancorp Employee Stock Ownership Plan will provide a retirement benefit to all employees eligible to participate in the plan.


     Moreover, in addition to the employee stock ownership plan, under the plan of mutual holding company reorganization and stock issuance, we may grant awards under one or more stock benefit plans, including stock option plans and recognition and retention plans, in an amount up to 25% of the number of shares of common stock held by persons other than Monadnock Community Bancorp. The recognition and retention plan and stock option plan cannot be established sooner than six months after the completion of the reorganization and stock offering and would require the approval of our stockholders by a majority of the votes eligible to be cast other than votes eligible to be cast by Monadnock Mutual Holding Company or such other vote as may be required by the Office of Thrift Supervision. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively of the shares sold in the offering, if such plans are adopted within one year from the date of completion of the offering. If adopted within one year, the recognition and retention plan would be subject to such other limitations as may be imposed by the Office of Thrift Supervision. If the stock option plan or recognition and retention plan is adopted after one year from the date of the completion of the reorganization and stock offering, such plan would be permitted to grant or award a greater number of options and shares of common stock, subject to stockholder approval and the overall limitations provided for in the plan of mutual holding company reorganization and stock issuance.


     The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is $8.00 per share and the amount of the shares in each plan is equal to 4.0% of the shares sold at the maximum of the offering range. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of common stock increases.

                                Number   Estimated    Percentage of
                                  of      Value of     Shares Sold
                                Shares     Shares    in the Offering
                              --------   ---------   ---------------
Employee stock ownership plan   19,406    $155,248           4.0%
Restricted stock awards .....   19,406     155,248           4.0
Stock options ...............   48,516        --            10.0
                              --------    --------      --------
    Total ...................   87,328    $310,496          18.0%
                              ========    ========      ========

     For a further discussion of benefits to management, see "Management."

Stock Information Center

     If you have any questions regarding the stock offering or the stock order form, please call the Stock Information Center at (603) 924-1257 Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time.

Delivery of Prospectus

     To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver any prospectuses later than two days before that date. Stock order forms may only be distributed with a prospectus. Subscription rights expire at 10:00 a.m. Eastern Daylight Time on _________ 2004, whether or not we have located each person entitled to such rights.

Subscription Rights

     Subscription rights are not allowed to be transferred and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Delivery of Stock Certificates

     Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Important Risks in Owning Monadnock Community Bancorp's Common Stock

     Before you decide to purchase stock, you should read the "Risk Factors" section on pages 1 to 5 of this document for information regarding certain risks of the stock offering.

Possible Conversion of Monadnock Mutual Holding Company to Stock Form

     In the future, Monadnock Mutual Holding Company may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." This second-step conversion may be undertaken in order to, among other things, raise additional capital for Monadnock Community Bank or facilitate an acquisition transaction. Monadnock Mutual Holding Company is not fully converting to stock form at this time because the expected net proceeds from the stock offering are sufficient in our opinion to support the growth of Monadnock Mutual Holding Company and Monadnock Community Bank anticipated at this time.

     In a second-step conversion, members of Monadnock Mutual Holding Company (depositors of Monadnock Community Bank) would have subscription rights to purchase common stock in an offering of new shares to be conducted by Monadnock Community Bancorp or its successor, the shares of Monadnock Community Bancorp would be cancelled and the public stockholders of Monadnock Community Bancorp would be entitled to exchange their shares of common stock for an equal percentage of new shares of the converted Monadnock Mutual Holding Company. This percentage may be adjusted to reflect any assets owned by Monadnock Community Mutual Holding Company. Monadnock Community Bancorp's public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The Board of Directors has no current plans to undertake a second-step conversion transaction.

Restrictions on Acquisition of Monadnock Community Bancorp and Monadnock Community Bank


     Federal law restricts the ability of any person, firm or entity to acquire Monadnock Community Bancorp, Monadnock Community Bank or their respective capital stock. No such person, firm or entity may acquire more than 25% of any class of voting stock of Monadnock Community Bancorp or Monadnock Community Bank without prior written approval by the Office of Thrift Supervision. In addition, for a period of three years following completion of the stock offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Monadnock Community Bancorp without prior written approval from the Office of Thrift Supervision. Certain provisions of the charter and bylaws of Monadnock Community Bancorp and Monadnock Community Bank affect the ability of any person, firm or entity to acquire control of Monadnock Community Bancorp and Monadnock Community Bank. These provisions include limitations on voting rights of persons owning more than 10% of any class of outstanding voting stock of Monadnock Community Bancorp or Monadnock Community Bank. In addition, the charter of Monadnock Community Bancorp provides, for a period of five years from completion of the reorganization, that a special meeting of stockholders for the purpose of considering an acquisition of the company or an amendment to the charter may only be called by the board of directors.

                                  RISK FACTORS

     You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in Monadnock Community Bancorp's common stock.

Our loan portfolio possesses increased risk due to our substantial number of commercial business loans and commercial real estate loans, which could increase the level of our provision for loan losses.

     Our outstanding commercial business and commercial real estate loans accounted for approximately 37.1% of our total loan portfolio as of December 31, 2003. Generally, we consider these types of loans to involve a higher degree of credit risk compared to first mortgage loans on one- to four-family, owner occupied residential properties. These loans have higher risks than loans secured by residential real estate because loan repayments are dependent on the borrower's business generating income in amounts sufficient to cover operating expenses and debt service.

     Because of our planned continued emphasis on commercial business and commercial real estate loans, we may determine it necessary to increase the level of our provision for loan losses. We make various judgments about the collectibility of our loans, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for our loans. In determining the amount of the allowance for loan losses, we review our loans and our loan loss and delinquency experience, and we evaluate economic conditions. If our judgments are incorrect, our allowance for loan losses may not be sufficient to cover future losses, resulting in additions to our allowance through charges to earnings. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Increased provisions for loan losses would increase our expenses and reduce our profits. We recorded no provision in fiscal 2002 and recorded a benefit of $50,000 in fiscal 2003. For further information concerning the risks associated with commercial real estate and commercial business loans, see "Business of Monadnock Community Bank- Lending Activities" and "- Asset Quality."

Our loan portfolio possesses increased risk due to its recent rapid expansion and the unseasoned nature of the portfolio.

     Our total loan portfolio increased from $18.9 million at December 31, 2002 to $30.9 million at December 31, 2003 as part of our plan to increase interest earning assets and take advantage of the residential mortgage financing boom. As a result of our rapid expansion, a significant portion of our portfolio is unseasoned, with the risk that these loans may not have had sufficient time to perform to properly indicate the potential magnitude of losses. During this time frame, we have also experienced a historically low interest rate environment. Our unseasoned adjustable rate loans have not, therefore, been subject to a rising interest rate environment which could cause them to adjust to the maximum level. Such an increase could increase collection risks resulting from potentially higher payment obligations by the borrower. Approximately 63.0% of our total loan portfolio consists of loans with adjustable rates.

We use a third party to originate one- to four- family residential loans.


     We have used a third party to underwrite, process and close our residential mortgage loans since 2001. We use this company in order to offer our customers this loan product without the expense of an in-house residential mortgage loan department. We intend to continue this relationship for the foreseeable future. Should we discontinue this relationship or otherwise be unable to use this company in the future, our ability to originate residential mortgage loans may be disrupted unless we are able to find a suitable replacement or have the capability to perform the function through our lending staff. In such a case our income may be negatively affected if our lending program is disrupted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Our profitability has been marginal over the past few years and there can be no assurance that our earnings will increase.

     Our net income for the fiscal years ended December 31, 2003 and 2002 was approximately $27,000 and $63,000, respectively. We would not have been profitable if we had not benefited from certain types of earnings, such as gains on sales of loans and investments, which may not recur or, if recurring, will likely be modest. In addition, should our fee income decline as a result of a slowdown of the residential mortgage refinancing boom, our income will be negatively impacted. As of December 31, 2003, we owned $10.1 million of securities available-for-sale. Generally accepted accounting principles require that we carry these securities at fair market value on our balance sheet. Unrealized gains or losses on these securities, reflecting the difference between the fair market value and the amortized cost, net of taxes, are carried as a component of total equity. When market rates of interest increase, the fair value of our securities available-for-sale generally decreases and equity correspondingly decreases. When rates decrease, fair value generally increases and total equity correspondingly increases. As of December 31, 2003, our available-for-sale portfolio had a net unrealized loss of $112,706.

     Our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 101.34% for 2003, reflecting the high fixed costs of operating a single branch. Our efforts to grow in order to increase our net interest and non-interest income relative to our non-interest expenses has been constrained by our relatively limited capital base. We believe that our existing systems will be better utilized as we use the capital raised in the stock offering to support efforts to make more loans, attract new customers and increase business with existing customers. Additionally, our business plan anticipates the opening of a branch in early 2005, which will be supported, in part, by existing systems. However, the new branch will incur some additional fixed operating costs. The expenses of the branch will therefore more than offset its earnings for some period of time until it has attracted a sufficiently large base of deposits and loans. Additionally, our costs will increase in the future due to stock-based incentive plans that we will adopt. There can be no assurance that our expansion plans will be successful and result in increased profitability.

Changes in interest rates may hurt our profits.

     Due to our marginal profitability, changes in interest rates may have a greater impact on us than other more profitable financial institutions. Institutions with higher levels of net income may be more likely to withstand such interest rate changes. To be profitable, we have to earn more money in interest that we receive on loans and our investments than we pay in interest to our depositors and lenders. Interest rates are at historically low levels. If interest rates rise, our net interest income could be reduced because interest rates paid on interest-bearing liabilities, including deposits and borrowings, increase more quickly than interest received on interest-earning assets, including loans and mortgage-backed and investment securities. In a rising rate environment we may fail to produce positive earnings until our loan portfolio reprices with higher rates. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the interest and fee income earned on such loans as well as the value of our mortgage-related and investment securities. Over 50% of our loan portfolio consists of one-to four-family residential loans and our residential mortgage loan origination business is particularly susceptible to rising interest rates since consumers are generally rate sensitive in seeking home financing loans. In the alternative, if interest rates decrease, our net interest income could increase. However, in a declining rate environment, we may also be susceptible to the payoff or refinance of high rate mortgage loans and mortgage-backed securities that could reduce our net interest income. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

If economic conditions deteriorate, our earnings and financial condition could be adversely impacted as borrowers' ability to repay loans declines and the value of the collateral securing our loans decreases.

     A substantial majority of our loans are made to borrowers located in New Hampshire and approximately 90% of our loans are secured by real estate. Our financial results may be adversely affected by changes in prevailing local and national economic conditions, including decreases in real estate values, adverse employment conditions, the monetary and fiscal policies of the federal and New Hampshire state governments and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values in our market area could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

After this offering, our return on equity will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock.

     The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully use this capital in our business operations to increase our net income. Our compensation expenses will also increase because of the costs associated with stock-based incentive plans. Therefore, we expect our initial return on equity to be below our historical level and less than the industry average and peer group average. For the year ended December 31, 2003, our return on equity was 1.06%. On a pro forma basis, at the maximum of the offering range, our return on equity would have been 0.44% for the year ended

December 31, 2003, compared to an industry average of 8.95% and a peer group average of 4.95%. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

We intend to grant stock options and restricted stock to the board and management following the stock offering which could reduce your ownership interest.


     We intend to establish a stock option plan with a number of shares equal to not less than 10.0% of the shares sold in the stock offering and a restricted stock plan with a number of shares equal to not less than 4.0% of the shares sold in the stock offering. The restricted stock plan shares are worth approximately $155,248 at the $8.00 purchase price in the offering assuming sales at the maximum of the offering range. Adoption of the plans is subject to the approval of the shareholders other than Monadnock Mutual Holding Company or such other vote as may be required by the Office of Thrift Supervision. These plans will be for the benefit of directors, officers and employees of Monadnock Community Bancorp and Monadnock Community Bank. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. The payments are not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. If the amount of shares sold is at the maximum of the offering range the amount of shares subject to options in the stock option plan would be 48,516 and the amount of shares subject to the restricted stock plan would be 19,406. Assuming (i) all the options are awarded and exercised and all the restricted stock plan shares are awarded, (ii) awards are only made to the directors and management and (iii) shares to fund the plans are obtained through repurchases in the open market (and not through issuance of new shares), the directors and officers would own 25.8% (which includes their proposed purchases in the stock offering) of the outstanding common stock of Monadnock Community Bancorp.


     Assuming the shares of common stock to be awarded under the restricted stock plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to stockholders' equity and net income from the plan would be between $114,750 at the minimum of the offering range and $155,250 at the maximum of the offering range. If shares of common stock to be awarded under the restricted stock plan (i) are repurchased in the open market,
(ii) cost more or less than the purchase price in the offering, and (iii) are awarded at the cost per share repurchased in the open market, the reduction to stockholders' equity and net income would either exceed or be below $114,750 at the minimum of the offering range and would either exceed or be below $155,250 at the maximum of the offering range.

     Monadnock Community Bancorp plans to account for its stock option plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations. APB Opinion 25 requires recognition of compensation expense based on the intrinsic value of the award at the measurement date, which is generally the date of grant. The intrinsic value is equal to the difference between the current market price of the stock and the exercise price of the stock option award. Since the options to be issued are intended to have an exercise price equal to the current market price of the stock there will be no compensation expense recognized on these awards. Accordingly, we do not plan to recognize compensation expense for shares granted under the stock option plan. However, the Financial Accounting Standards Board (FASB) issued an exposure draft of a proposed Statement of Financial Accounting Standards
(SFAS) entitled "Share-Based Payment an amendment of FASB Statements No. 123 and 95." This proposed SFAS was issued on March 11, 2004, and would eliminate the ability of Monadnock Community Bancorp to account for its stock option plan using APB Opinion No. 25 and generally would require instead that such transactions be accounted for using a fair-value-based method. The proposed Statement would require Monadnock Community Bancorp to measure the compensation cost related to employee services received in exchange for common stock issued based on the grant-date fair value of those instruments. The proposed Statement would require that compensation expense be recognized in Monadnock Community Bancorp's financial statements over the requisite service period, which is normally the vesting period.

     The following paragraph describes the effect of open market purchases on stockholders' equity and net income to fund the stock option plan at prices equal to, above and below the purchase price in the offering. The scenarios presented assume that Monadnock Community Bancorp will be able to account for its stock option plan under APB Opinion 25. If the proposed SFAS is adopted in its current form Monadnock Community Bancorp's compensation costs would increase and net income would decrease as the fair value of stock options granted are recognized through the income statement over the related vesting period.

     Assuming the shares of common stock available for granting under the stock option plan are granted at the purchase price in the offering and are repurchased in the open market at a cost equal to the purchase price in the offering to fund the exercise of the stock options, stockholders' equity and net income would be unchanged. If shares of common stock were repurchased in the open market at a cost above the purchase price in the offering to fund the exercise of stock options, and all stock options available under the stock option plan were granted and exercised at the purchase price in the offering, stockholders' equity would be decreased, but net income would be unchanged. For example, if the shares of common stock were repurchased at a purchase price that exceeded the offering price by $2.00 per share, the reduction to stockholders' equity from the plan would be between $71,719 at the minimum of the offering range and $97,031 at the maximum of the offering range. If shares of common stock were repurchased in the open market at a cost below the purchase price in the offering to fund the exercise of stock options, and all stock options available under the stock option plan were granted and exercised at the purchase price in the offering, stockholders' equity would increase but net income would be unchanged. For example, if the shares of common stock were repurchased at a purchase price that was below the offering price by $2.00 per share, the increase to stockholders' equity from the plan would be between $71,719 at the minimum of the offering range and $97,031 at the maximum of the offering range.

     Under the plan of mutual holding company reorganization and stock issuance, we are authorized to grant awards under one or more stock benefits plans, including the recognition and retention plan and stock option plan, in an amount up to 25% of the number of shares of common stock held by persons other than Monadnock Mutual Holding Company. The recognition and retention plan and stock option plan cannot be implemented until at least six months after the reorganization and offering, and if they are adopted within twelve months after the reorganization, they will be subject to certain Office of Thrift Supervision regulations regarding vesting and allocation of awards. In the event that a portion of the shares used to (i) fund the recognition and retention plan or
(ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, rather than from open market purchases, the issuance of additional shares will decrease our net income per share and stockholders' equity per share. Awards under these plans will reduce the ownership interest of all stockholders. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Stock Benefit Plans."

Persons who purchase stock in the offering will own a minority of Monadnock Community Bancorp's common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

     Public stockholders will own a minority or 45.0% of the outstanding shares of Monadnock Community Bancorp's common stock after the stock offering. The same directors and executive officers who manage Monadnock Community Bancorp also manage Monadnock Mutual Holding Company which will own 55.0% of the outstanding common stock of Monadnock Community Bancorp. The Board of Directors of Monadnock Mutual Holding Company will be able to exercise voting control over most matters put to a vote of stockholders because Monadnock Mutual Holding Company will own a majority of Monadnock Community Bancorp's common stock. For example, Monadnock Mutual Holding Company may exercise its voting control to prevent a sale of Monadnock Community Bancorp in which the public stockholders could receive a premium for their shares. A merger proposal would require approval by two-thirds of the members of the board of directors of Monadnock Community Bancorp and two-thirds of the votes eligible to be cast by the shareholders of Monadnock Community Bancorp including those held by Monadnock Mutual Holding Company.


     In addition, Monadnock Community Bancorp's directors, executive officers and their associates are expected to purchase approximately 57,150 shares sold in the offering, which represent 11.8% of the shares sold at the maximum of the offering range. These purchases, together with the purchase of 4.0% of the shares sold in the offering by the Monadnock Community Bancorp Employee Stock Ownership Plan will result in the inside ownership of Monadnock Community Bancorp common stock of 15.8% at the maximum of the offering range. Furthermore, if stockholders of Monadnock Community Bancorp approve the restricted stock plan and the stock option plan, and provided that all shares under the restricted stock plan are awarded and all options under the stock option plan are awarded and exercised, directors and executive officers may own up to an additional 14.0% of the shares of the stock sold in the offering. See "Management - Benefits" and "Proposed Stock Purchases by Management."


Various factors may make takeover attempts more difficult to achieve


     Our board of directors has no current intention to sell control of Monadnock Community Bancorp. Provisions of our charter and bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of Monadnock Community Bancorp without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquirer could offer a premium over the then prevailing price of our common stock. In addition to the fact that Monadnock Mutual Holding Company will own a majority of the stock of the Monadnock Community Bancorp, the factors that may discourage takeover attempts or make them more difficult include:

     o Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a stock offering by a company such as Monadnock Community Bancorp, the direct or indirect acquisition of more than 10% of any class of equity security of the holding company without the prior approval of the Office of Thrift Supervision. In addition, Office of Thrift Supervision regulations would likely prevent an acquisition of Monadnock Community Bancorp other than by another mutual holding company.


     o Charter, bylaws and statutory provisions. Provisions of the charter and bylaws of Monadnock Community Bancorp and federal law may make it more difficult and expensive to pursue a takeover attempt that management opposes, despite the takeover being favored by a majority of our shareholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. These provisions include a staggered board of directors, the absence of cumulative voting, the ability to issue additional shares of common and preferred stock and for a period of five years following completion of the reorganization, only the board of directors may call a special meeting to consider an acquisition or an amendment to our charter. In addition, federal law provides that mergers must be approved by at least two-thirds of our board of directors and by stockholders owning two-thirds of our shares of common stock. Our charter also provides for limitations on voting rights of beneficial owners of more than 10% of our common stock for a period of five years following completion of the reorganization.


     o We intend to issue stock options and restricted stock to key employees and directors that will require payments to them in connection with a change in control of Monadnock Community Bancorp. These payments may have the effect of increasing the costs of acquiring Monadnock Community Bancorp, thereby discouraging future takeover attempts.

     See "Restrictions on Acquisitions of Monadnock Community Bancorp and Monadnock Community Bank" for further discussion on our charter and bylaws and statutory provisions that may impede a takeover attempt.

Holders of Monadnock Community Bancorp common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for $8.00 or more per share even if a liquid trading market develops.

     Due to the relatively small size of our initial public stock offering, our stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Monadnock Community Bancorp nor the stock's market makers can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, our stock should not be viewed as a short-term investment.

     Additionally, the aggregate purchase price of stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by various factors, such as prevailing interest rates, investor perceptions of Monadnock Community Bancorp, economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings banks traded below the price at which the shares were sold in the companies' initial public offerings. We cannot assure you that, after the reorganization, the trading price of our common stock will be at or above $8.00.

Management will have substantial discretion over investment of the offering proceeds and may make investments with which you disagree.

     The net offering proceeds to Monadnock Community Bancorp are estimated to range from $2.4 million to $3.4 million at the minimum and the maximum of the offering range, respectively, and management intends to use these funds for general business purposes, including a loan to the Monadnock Community Bancorp Employee Stock Ownership Plan, giving management substantial discretion over their investment. You may disagree with investments that management makes. See "How We Intend to Use the Proceeds."

Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of Monadnock Community Bancorp, which may lower our stock price.

     Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the per share price of mutual holding companies' common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share price may be adversely affected.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

     Monadnock Community Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Monadnock Community Bank's deposits. As a savings and loan holding company, we are subject to regulation and supervision by the Office of

Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions' allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Monadnock Community Bank and Monadnock Community Bancorp.

     Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on our operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.


Strong competition in our primary market area may reduce our ability to attract and retain deposits and obtain loans.

     We operate in a competitive market for both attracting deposits, which is our primary source of funds, and originating loans. Historically, our most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions in our primary market area. Particularly in times of extremely low or extremely high interest rates, we have faced additional significant competition for customers' funds from brokerage firms and other firms' short-term money market securities as well as corporate and government securities. Our competition for loans comes principally from mortgage bankers, banks with a regional or nationwide presence, other thrift institutions, and insurance companies. Such competition for the origination of loans may limit our future growth and earnings prospects. In addition to our local competitors, we also face increasing competition from the electronic delivery of financial services such as loans and deposit products through the internet. We expect this source of competition to intensify as customers increase their usage of services and products marketed over the internet.

                        SELECTED FINANCIAL AND OTHER DATA

     The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended December 31, 2003 and 2002 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-2.

                                                            At December 31,
                                                         ----------------------
                                                           2003           2002
                                                         -------        -------
                                                             (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets .....................................       $43,740        $41,289
Cash and cash equivalents ........................         1,823          1,269
Loans, net .......................................        30,728         18,602
Securities available-for-sale ....................        10,073         20,439
Other investments (interest-bearing
  term deposit) ..................................           100            100
FHLB stock .......................................           485            430
Deposits .........................................        34,432         31,621
FHLB advances ....................................         6,747          7,000
Total  equity ....................................         2,483          2,597

                                                         Year Ended December 31,
                                                         ----------------------
                                                           2003           2002
                                                         -------        -------
                                                              (In Thousands)
Selected Operations Data:
-------------------------
Total interest income ..........................         $ 1,961        $ 2,265
Total interest expense .........................             825          1,097
                                                         -------        -------
  Net interest income ..........................           1,136          1,168
Provision (benefit) for loan losses ............             (50)             0
                                                         -------        -------

Net interest income after
  Provision (benefit) for loan losses ..........           1,186          1,168
Customer service charges .......................              58             42
Other non-interest income ......................             164            177
                                                         -------        -------
Total non-interest income ......................             222            219

Total non-interest expense .....................           1,376          1,326
                                                         -------        -------
Income before income taxes .....................              32             61

Income tax provision (benefit) .................               5             (2)
                                                         -------        -------
Net income .....................................         $    27        $    63
                                                         =======        =======

Selected Financial Ratios and Other Data:               At or For the Year Ended
-----------------------------------------                     December 31,
                                                        ------------------------
                                                          2003           2002
                                                        --------       ---------
Performance Ratios:
Return on assets (ratio of net income
  to average total assets) ......................          0.06%          0.15%
Return on equity (ratio of net income
  to average equity) ............................          1.06%          2.52%

Ratio of non-interest expense to
  average total assets ..........................          3.24%          3.22%
Efficiency ratio(1) .............................        101.34%         95.63%
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities ...................................        109.29%        108.20%

Interest Rate Spread Information(2):
Average during period ...........................          2.54%          2.66%
End of period ...................................          3.12%          3.06%
Net interest margin(3) ..........................          2.72%          2.88%

Asset Quality Ratios:
Non-performing assets to total assets ...........          0.39%          0.29%
Allowance for loan losses to non-
  performing loans(4) ...........................        203.82%        349.06%
Allowance for loan losses to total
  loans (4)(5) ..................................          1.04%          1.95%
Net charge-offs (recoveries) to
average outstanding loans(4) ...................             --%         (0.01)%
Non-performing loans to total
  loans(4)(5) ...................................          0.51%          0.56%

Capital Ratios:
Equity to total assets at end of period .........          5.68%          6.29%
Average equity to average assets ................          5.95%          6.10%
Tier 1 leverage .................................          5.82%          6.13%
Tier 1 risk-based ...............................         10.93%         15.64%
Total risk based ................................         12.19%         16.91%

Other Data:
Number of full-service offices ..................             1              1
Number of loans .................................           475            336
Number of deposit accounts ......................         3,271          2,999

--------------------

(1) Efficiency ratio represents non-interest expense as a percentage of net interest income plus non-interest income.

(2) Spread represents the difference between the weighted average yield on interest-earning assets and weighted average cost on interest-bearing liabilities.

(3)  Net interest income divided by average interest-earning assets.

(4) The allowance for loan losses at December 31, 2003 and 2002 was $320,000 and $370,000, respectively.

(5)  Total loans are net of deferred fees and costs.

                               RECENT DEVELOPMENTS

     The following tables contain certain information concerning the financial position and results of operations of Monadnock Community Bank at the date and for the periods indicated. The data presented at March 31, 2004 and for the three month periods ended March 31, 2004 and March 31, 2003 are derived from unaudited financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2004.

                                                         -----------------------
                                                            At          At
                                                         March 31,  December 31,
                                                            2004       2003
                                                         ---------  ------------
                                                              (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets .....................................        $44,802       $43,740
Cash and cash equivalents ........................            700         1,823
Loans, net .......................................         31,375        30,728
Securities available-for-sale ....................         11,536        10,073
Other investments (interest-bearing
  term deposit) ..................................            100           100
FHLB stock .......................................            485           485
Deposits .........................................         33,553        34,432
FHLB advances ....................................          8,671         6,747
Total equity .....................................          2,527         2,483

                                                           For the Three Months
                                                             Ended March 31,
                                                          ----------------------
                                                            2004         2003
                                                          -------      ---------
                                                             (In Thousands)
Selected Operations Data:
-------------------------
Total interest income ............................        $   516       $   488
Total interest expense ...........................            181           221
                                                          -------       -------
  Net interest income ............................            335           267
Provision for loan losses ........................              0             0
                                                          -------       -------

Net interest income after
  Provision for loan losses ......................            335           267
Customer service charges .........................             14            14
Other non-interest income ........................             25            56
                                                          -------       -------
Total non-interest income ........................             39            70

Total non-interest expense .......................            349           325
                                                          -------       -------

Income before income taxes .......................             25            12

Income tax provision .............................              9             4
                                                          -------       -------

Net income .......................................        $    16       $     8
                                                          =======       =======

Selected Financial Ratios and Other Data: (6)             At or For the Three
---------------------------------------------            Months Ended March 31,
                                                         -----------------------
                                                           2004            2003
                                                         -------         -------
Performance Ratios:
Return on assets (ratio of net income
  to average total assets) .....................           0.15%           0.08%
Return on equity (ratio of net income
  to average equity) ...........................           2.62%           1.26%

Ratio of non-interest expense to
  average total assets .........................           3.16%           3.12%
Efficiency ratio(1) ............................          93.32%          96.44%
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities ..................................         110.74%         108.85%

Interest Rate Spread Information(2):
Average during period ..........................           2.89%           2.42%
End of period ..................................           3.06%           2.74%
Net interest margin(3) .........................           3.07%           2.61%

Asset Quality Ratios:
Non-performing assets to total assets ..........           0.37%           0.28%
Allowance for loan losses to
  non-performing loans(4) ......................         207.10%         358.25%
Allowance for loan losses to total
  loans (4)(5) .................................           1.01%           1.85%

Net charge-offs (recoveries) to
average outstanding loans ......................         (0.015)%          0.02%
Non-performing loans to total
  loans(5) .....................................           0.49%           0.52%


Capital Ratios:
Equity to total assets at end of period ........           5.64%           6.21%
Average equity to average assets ...............           5.65%           6.21%
Tier 1 leverage ................................           5.73%           6.05%
Tier 1 risk-based ..............................          10.78%          15.63%
Total risk based ...............................          12.03%          16.90%

Other Data:
Number of full-service offices .................              1               1
Number of loans ................................            487             356
Number of deposit accounts .....................          3,292           3,051

--------------------
(1) Efficiency ratio represents non-interest expense as a percentage of net interest income plus non-interest income.

(2) Spread represents the difference between the weighted average yield on interest-earning assets and weighted average cost on interest-bearing liabilities.

(3)  Net interest income divided by average interest-earning assets.

(4) The allowance for loan losses at March 31, 2004 and 2003 was $321,000 and $369,000, respectively.

(5)  Total loans are net of deferred fees and costs.

(6) Ratios for the three months ended March 31, 2004 and 2003 are annualized, where appropriate.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                               RECENT DEVELOPMENTS

Changes in Financial Condition from December 31, 2003 to March 31, 2004

     General. Our total assets increased by $1.1 million, or 2.5%, to $44.8 million at March 31, 2004 compared to $43.7 million at December 31, 2003. The increase primarily reflected growth in our investment securities of $1.4 million to $11.5 million from $ 10.1 million and in our net loan portfolio of $700,000 to $31.4 million from $30.7 million. To fund the increase in assets, Federal Home Loan Bank advances increased by $2.0 million to $8.7 million from $6.7 million offset by a decrease in deposits of $800,000 to $33.6 million from $34.4 million.

     Assets. Our net loan portfolio increased $700,000, or 2.3%, from $30.7 million at December 31, 2003 to $31.4 million at March 31, 2004. The largest increase was in commercial real estate loans, due to the favorable lower market interest rates. These loans increased $600,000, or 7.14%, to $9.0 million from $8.4 million. In addition, one-to-four-family residential loans increased $200,000 to $16.7 million from $16.5 million. The commercial business loan portfolio decreased $400,000 to $2.7 million from $3.1 million.

     Cash and cash equivalents decreased $1.1 million, or 61.1%, to $700,000 at March 31, 2004 from $1.8 million at December 31, 2003 due to the purchase of securities and the increase in total loans which was partially offset by decreases in deposits. Our interest-bearing deposits in other financial institutions decreased $1.2 million to $300,000 at March 31, 2004 from $1.5 million at December 31, 2003. The decrease was primarily due to the purchasing of securities and increase loan growth.

     Our investment portfolio increased $1.4 million to $11.5 million at March 31, 2004 from $10.1 million at December 31, 2003. The increase was due to the purchase of mortgage-backed securities in the amount of $2.2 million, partially offset by paydowns of $800,000 in the current portfolio.

     Deposits. Our total deposits decreased $800,000, or 2.3%, to $33.6 million at March 31, 2004 from $34.4 million at December 31, 2003. Interest-bearing deposits decreased $1.0 million, to $31.3 million from $32.3 million, and non-interest-bearing deposits increased $100,000, to $2.2 million from $2.1 million.

     Borrowings. Additional Federal Home Loan Bank advances were obtained to offset the decrease in deposits and fund investment security purchases and loan growth. Federal Home Loan Bank advances increased $2.0 million to $8.7 million at March 31, 2004 from $6.7 million at December 31, 2003. We used the increased borrowings for the funding of loans and as part of our capital and interest rate risk management strategies.

     Equity. Total equity increased by $44,000, or 2.0%, to $2.5 million at March 31, 2004 from $2.48 million at December 31, 2003. Our equity to assets ratio was 5.6% at March 31, 2004 compared to 5.7% at December 31, 2003. The decrease in our equity to assets ratio was primarily a result of our asset growth. Total equity increased as a result of net income of $16,000 for the three months ended March 31, 2004 and an unrealized increase in the market value of available-for-sale securities of $28,000. This adjustment to equity is net of deferred taxes.

Comparison of Results of Operations for the Three Months Ended March 31, 2004 and 2003.

     General. We recorded net income of $16,000 for the three months ended March 31, 2004 and $8,000 for the three months ended March 31, 2003. Our profit for the three months ended March 31, 2004 was partially attributable to a gain on the sale of loans in the amount of $9,000; and a profit would not have been realized for the three months ended March 31, 2003 without a gain on the sale of securities in the amount of $35,000. These types of earnings may not recur or, if recurring, will likely be modest.

     Net Interest Income. Net interest income increased $68,000, or 25.5%, to $335,000 for the three months ended March 31, 2004 compared to $267,000 for the three months ended March 31, 2003, reflecting a $28,000, or 5.7%, increase in interest income, and a $40,000, or 18.1%, decrease in interest expense. Our interest rate spread increased to 2.9% for the three months ended March 31, 2004 compared to 2.4% for the three months ended March 31, 2003, reflecting a significant change in asset mix due to increased funding of fixed-rate residential real estate loans and reduced yields on adjustable rate mortgage-backed securities, partially offset by lower levels of rates paid on deposits and Federal Home Loan Bank advances. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 110.7% for the three months ended March 31, 2004 compared to 108.9% for the three months ended March 31, 2003.

     Interest Income. Total interest income increased by $28,000, or 5.7%, to $516,000 for the three months ended March 31, 2004 from $488,000 for the three months ended March 31, 2003. The increase was primarily the result of the increase in loans, particularly one-to-four family mortgages, partially offset by lower rate mortgage-backed securities. Our average loan portfolio balance grew by $12.4 million to $31.4 million for the three months ended March 31, 2004 from $19.0 million for the three months ended March 31, 2003. Interest earned on total loans for the three months ended March 31, 2004 was $439,000 compared to $322,000 for the three months ended March 31, 2003. The average yield on total loans decreased to 5.58% for the three months ended March 31, 2004 compared to 6.77% for the three months ended March 31, 2003, primarily due to a general decrease in the market rates of interest.

     Interest income on investment securities, Federal Home Loan Bank stock and interest-bearing deposits with other financial institutions decreased $89,000, or 53.6%, for the three months ended March 31, 2004 to $77,000 from $166,000 for the three months ended March 31, 2003. The change was a result of a decrease in the average balance of the securities portfolio of $9.7 million to $12.2 million for the three months ended March 31, 2004 from $21.9 million for the three months ended March 31, 2003, combined with a decrease in the overall average yield on total investments to 2.5% for the three months ended March 31, 2004 as compared to 3.1% for the three months ended March 31, 2003. During 2003, we sold high yielding mortgage-backed securities at gains, to fund loans and to avoid expected prepayments on the securities resulting from the lower interest rate environment.

     Interest Expense. The decrease in interest expense of $40,000 for the three months ended March 31, 2004 was primarily due to the lower interest rates. Average Federal Home Loan Bank advances increased by $300,000 to $7.8 million for the three months ended March 31, 2004 from $7.5 million for the three months ended March 31, 2003. Although average Federal Home Loan Bank advances increased, the lower rates resulted in reduced interest costs of $7,000 as interest expense on Federal Home Loan Bank advances was $55,000 for the three months ended March 31, 2004 compared to $62,000 the previous year. Overall, the average outstanding balance of deposits remained relatively constant, however, average certificate of deposit balances decreased by $2.4 million to $14.4 million for the three months ended March 31, 2004 from $16.8 million for the year ended March 31, 2003. The average yield on interest bearing liabilities decreased from 2.3% at March 31, 2003 to 1.8% at March 31, 2004, due primarily to the lower market rates of interest on the new fundings. Additional borrowings and increases in interest bearing liabilities were used to fund the growth in loans in order to implement our leverage strategy to increase interest-earning assets.

     Allowance for Loan Losses. There was no benefit or provision for loan losses for the three months ended March 31, 2004. The allowance for loan losses as a percent of total loans was 1.0% at March 31, 2004 as compared to 1.9% at March 31, 2003. We believe that our allowance for loan losses covers known identifiable loan losses as well as estimated losses inherent in the portfolio for which the losses are probable but not specifically identifiable. See "Business of Monadnock Community Bank - Asset Quality-Allowance for Loan Losses."


     Non-interest Income. Other income amounted to $39,000 for the three months ended March 31, 2004, compared to $70,000 for the three months ended March 31, 2003. For the three months ended March 31, 2004, gain on the sale of loans was $9,000, while there was no gain or loss in the three months ended March 31, 2003. Service charges on deposits remained stable in the three months ended March 31, 2004 compared to the three months ended March 31, 2003. Fees paid to us by a mortgage banking company to whom we referred loans for closing, but did not accept for our portfolios, were recorded as loan commissions and totaled $9,000 in the three months ended March 31, 2004 and $15,000 in the three months ended March 31, 2003. There was no net gain on the sale of available-for-sale securities in the three months ended March 31, 2004 compared to a net gain of $35,000 in the three months ended March 31, 2003. These securities were sold partly to fund originations of new loans and to avoid increased pre-payments due to the declining interest rate environment. Fees received and paid on loans that are closed by the mortgage banking company and placed in our portfolio are deferred and amortized as an adjustment of yield.

     Non-interest Expenses. Other expenses increased $24,000, or 7.4%, to $349,000 for the three months ended March 31, 2004 compared to $325,000 for the three months ended March 31, 2003. The increase during 2004 was primarily due to overall increases in salary and benefits of $12,000, professional fees of $11,000, and miscellaneous fees totaling $14,000. These increases were partly offset by a decrease in marketing fees of $13,000.


     Salaries and employee benefits represented 55.4% and 56.0% of total non-interest expense for the three months ended March 31, 2004 and 2003, respectively. Total salaries and employee benefits increased $12,000, or 6.6%, to $194,000 for the three months ended March 31, 2004 from $182,000 for the same period in 2003. The increase is primarily due to normal salary increases, bonuses, and vacation accruals.

     Federal income tax expense for the first three months of 2004 was $8,000. In the first three months of 2003, federal income tax expense was $4,000.

     Regulatory Capital Ratios for Monadnock Community Bank at March 31, 2004:

                                                                       Minimum Required
                                                                          to Be Well
                                                                         Capitalized
                                                                         Under Prompt
                                                   Minimum Capital        Corrective
                                    Actual           Requirements     Action Provisions
                                --------------     ---------------    ------------------
                                Amount   Ratio     Amount    Ratio    Amount       Ratio
                                ------   -----     ------    -----    ------       -----
                                               (Dollars in Thousands)
Total capital (to risk-
weighted assets) ............   $2,865   12.03%    $1,904     8.0%    $2,381       10.0%

Tier 1 capital (to risk-
weighted assets) ............   $2,567   10.78%    $  952     4.0%    $1,428        6.0%

Tier 1 (core) capital (to
adjusted tangible assets) ...   $2,567    5.73%    $1,793     4.0%    $2,242        5.0%

                        HOW WE INTEND TO USE THE PROCEEDS

     Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the stock offering is completed, we presently anticipate that the net proceeds from the sale of the shares of common stock will be between $2.4 million at the minimum of the offering range and $3.4 million at the maximum of the offering range and may be up to $4.0 million assuming an increase in the estimated value of the common stock sold in the estimated offering range by 15%. See "Pro Forma Data" and "The Stock Offering - How We Determined Our Price and the Number of Shares to be Sold in the Stock Offering" as to the assumptions used to arrive at such amounts.

     We intend to use the net proceeds received from the stock offering as follows:

                                                                                  Maximum, as
                                                          Minimum      Maximum      adjusted
                                                        ----------   ----------   -----------
Gross Proceeds ......................................   $2,868,752   $3,881,248    $4,463,440
 Less: Estimated offering expenses ..................      500,000      500,000       500,000
                                                        ----------   ----------    ----------
Net Proceeds ........................................    2,368,752    3,381,248     3,963,440
 Less:
   Investment in Monadnock Community Bank ...........    1,818,752    2,831,248     3,413,440
   Capitalization of Monadnock Mutual Holding Company       50,000       50,000        50,000
   Loan to our employee stock ownership plan ........      114,750      155,250       178,538
                                                        ----------   ----------    ----------
Net cash proceeds retained by
 Monadnock Community Bancorp ........................   $  385,250   $  344,750    $  321,462
                                                        ==========   ==========    ==========

     Monadnock Community Bancorp will retain up to $500,000 of the net stock offering proceeds from which the loan will be made to the employee stock ownership plan, and will invest the remaining proceeds in Monadnock Community Bank. The portion of the net proceeds used by Monadnock Community Bancorp to make a loan to the employee stock ownership plan will enable the employee stock ownership plan to purchase up to 4.0% of the shares of common stock sold in the stock offering. Based upon the sale of 358,594 shares of common stock and 485,156 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the employee stock ownership plan would be $114,750 and $155,250, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds initially retained by Monadnock Community Bancorp may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either Monadnock Community Bank or other financial institutions, or a combination of these investments. The net proceeds will be used to support Monadnock Community Bancorp's operations and may ultimately be used to support Monadnock Community Bank's lending activities and any future expansion of operations.


     The net proceeds retained by Monadnock Community Bancorp from the stock offering may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock for treasury or for the restricted stock plan. Monadnock Community Bancorp and Monadnock Community Bank have no current plans, however, to declare dividends or pay any return of capital on the common stock. Management of Monadnock Community Bancorp may consider expanding or diversifying its activities, as opportunities become available.


     In the future, the board of directors of Monadnock Community Bancorp may determine, based on the existing facts and circumstances, to repurchase shares of common stock, subject to any applicable regulatory requirements. Repurchases of stock by Monadnock Community Bancorp, which may be at prices above or below the initial offering price, will generally be conducted through an open market repurchase program subject to applicable regulations. Any stock repurchases will be subject to the determination of Monadnock Community Bancorp's board of directors that Monadnock Community Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases. Such facts and circumstances may include, but will not be limited to:

o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in Monadnock Community Bancorp's return on equity;

o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

o any other circumstances in which repurchases would be in the best interests of Monadnock Community Bancorp and its stockholders.


     The portion of the net proceeds used by Monadnock Community Bancorp to invest in Monadnock Community Bank will be added to Monadnock Community Bank's general funds to be used for general corporate purposes, including increased lending activities involving its one to four family residential mortgage lending programs, as well as its multi-family and commercial lending programs. The net proceeds may also be used for future expansion of operations, including a new branch that may be established in early 2005. While the amount of net proceeds received by Monadnock Community Bank will further strengthen its capital position, which already exceeds all regulatory requirements, the stock offering is not planned solely to increase Monadnock Community Bank's regulatory capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy."


     The net proceeds may vary because total expenses of the stock offering may be more or less than those estimated. The net proceeds will also vary if the number of shares to be sold in the stock offering is adjusted to reflect a change in the estimated pro forma market value of Monadnock Community Bank. Payments for shares made through withdrawals from existing deposit accounts at Monadnock Community Bank will not result in the receipt of new funds for investment by Monadnock Community Bank but will result in a reduction of Monadnock Community Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                         OUR POLICY REGARDING DIVIDENDS

     In order to retain capital to support the increase of earning assets of Monadnock Community Bank, the board of directors of Monadnock Community Bancorp does not currently intend to pay cash dividends on the common stock of Monadnock Community Bancorp. Any payment of dividends in the future will depend upon a number of factors, including capital requirements, Monadnock Community Bancorp's and Monadnock Community Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends. Monadnock Community Bancorp intends to file consolidated tax returns with Monadnock Community Bank. Accordingly, it is anticipated that any cash distributions made by Monadnock Community Bancorp to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. See "Taxation."

     Dividends from Monadnock Community Bancorp will depend, in large part, upon receipt of dividends from Monadnock Community Bank, because Monadnock Community Bancorp initially will have no source of income other than dividends from Monadnock Community Bank, earnings from the investment of proceeds from the sale of shares of common stock retained by Monadnock Community Bancorp and interest payments with respect to Monadnock Community Bancorp's loan to the Monadnock Community Bancorp Employee Stock Ownership Plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "How We are Regulated - Limitations on Dividends and Other Capital Distributions."

     If we pay dividends to stockholders of Monadnock Community Bancorp, it is anticipated that any dividends payable to Monadnock Mutual Holding Company would be waived by the company, subject to Office of Thrift Supervision approval. Under Office of Thrift Supervision regulations, such dividends would not result in dilution to public stockholders if Monadnock Mutual Holding Company converts to stock form in the future. See "How We are Regulated - Limitations on Dividends and Other Capital Distributions."

     Monadnock Community Bancorp currently has no intention to initiate any action which leads to a return of capital (as distinguished from a dividend) to stockholders of Monadnock Community Bancorp. Regulations of the Office of Thrift Supervision prohibit a return of capital during the three-year term of the business plan submitted by Monadnock Community Bank to the Office of Thrift Supervision in connection with the stock offering.

                           MARKET FOR THE COMMON STOCK

     Monadnock Community Bancorp and Monadnock Community Bank have never issued any capital stock, and consequently, there is no established market for the common stock at this time. We expect that Monadnock Community Bancorp's common stock will be quoted in the over the counter market on the OTC Bulletin Board upon completion of the stock offering. However, given the limited amount of shares of Monadnock Community Bancorp being offered, it is unlikely that a liquid trading market will develop. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of Monadnock Community Bancorp, Monadnock Community Bank or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you may have difficulty selling shares on short notice. Therefore, you should not consider the stock as a short-term investment. Trying to sell a large number of shares at one time may also temporarily depress the market price of the stock.

     A requirement for inclusion on the OTC Bulletin Board is that there be at least one market maker. Making a market involves maintaining bid and asked quotations, being able as principal to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws, and other regulatory requirements. Although it is under no obligation to do so,

Ryan Beck & Co. has stated that it intends to use its best efforts to make a market in our common stock, so long as the volume of trading and other market-making conditions justify such activity. We also intend to encourage other brokerage firms to make a market in the common stock.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

     At December 31, 2003, Monadnock Community Bank exceeded all of its applicable regulatory capital requirements. The table sets forth the historical regulatory capital of Monadnock Community Bank at December 31, 2003 and the pro forma regulatory capital of Monadnock Community Bank after giving effect to the stock offering, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Monadnock Community Bank of the net proceeds less $500,000 retained by Monadnock Community Bancorp, $50,000 of net proceeds contributed to Monadnock Mutual Holding Company, and the net proceeds utilized to fund the employee stock ownership plan and restricted stock plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Monadnock Community Bank in assets which have a risk-weight equal to the average risk-weight of Monadnock Community Bank's assets, under applicable regulations, as if such net proceeds had been received and so applied at December 31, 2003. See "How We Are Regulated."

                                                                              Pro Forma at December 31, 2003
                                                       ---------------------------------------------------------------------------
                                    Historical at          358,594 Shares            421,875 Shares            485,156 Shares
                                  December 31, 2003    Sold at $8.00 per Share   Sold at $8.00 per Share   Sold at $8.00 per Share
                                  -----------------    -----------------------   -----------------------   -----------------------
                                         Percent of                 Percent of                Percent of                Percent of
                                 Amount   Assets(1)    Amount        Assets(1)   Amount        Assets(1)   Amount        Assets(1)
                                 ------  ----------    ------       ----------   ------       ----------   ------       ----------
                                                                   (Dollars in Thousands)
Equity capital under GAAP ....   $2,483     5.68%      $4,072          8.99%     $4,538          9.92%     $5,004         10.83%

Tangible capital:
    Actual ...................   $2,551     5.82%      $4,140          9.12%     $4,606         10.04%     $5,072         10.95%
    Requirement ..............      657     1.50          681          1.50         688          1.50         695          1.50
                                 ------   ------       ------        ------      ------        ------      ------        ------
    Excess ...................   $1,894     4.32%      $3,459          7.62%     $3,918          8.54%     $4,377          9.45%
                                 ======   ======       ======        ======      ======        ======      ======        ======

Core capital
    Actual ...................   $2,551     5.82%      $4,140          9.12%     $4,606         10.04%     $5,072         10.95%
    Requirement ..............    1,752     4.00        1,816          4.00       1,835          4.00       1,853          4.00
                                 ------   ------       ------        ------      ------        ------      ------        ------
    Excess ...................   $  799     1.82%      $2,324          5.12%     $2,771          6.04%     $3,219          6.95%
                                 ======   ======       ======        ======      ======        ======      ======        ======

Risk-based capital
    Actual ...................   $2,843    12.19%      $4,432         18.74%     $4,898         20.63%     $5,364         22.50%
    Requirement ..............    1,867     8.00        1,892          8.00       1,899          8.00       1,907          8.00
                                 ------   ------       ------        ------      ------        ------      ------        ------
    Excess ...................   $  976     4.19%      $2,540         10.74%     $2,999         12.63%     $3,457         14.50%
                                 ======   ======       ======        ======      ======        ======      ======        ======

Tier I to risk weighted assets
    Actual ...................   $2,551    10.93%      $4,140         17.51%     $4,606         19.40%      5,072         21.28%
    Requirement ..............      933     4.00          946          4.00         950          4.00         953          4.00
                                 ------   ------       ------        ------      ------        ------      ------        ------
    Excess ...................   $1,618     6.93%      $3,194         13.51%     $3,656         15.40%     $4,119         17.28%
                                 ======   ======       ======        ======      ======        ======      ======        ======

                             Pro Forma at December 31, 2003
                             ------------------------------
                                     557,930 Shares
                                 Sold at $8.00 per Share
                                 -----------------------
                                              Percent of
                                 Amount        Assets(1)
                                 ------        ---------
                                 (Dollars in Thousands)
Equity capital under GAAP ....   $5,539         11.85%

Tangible capital:
    Actual ...................   $5,607         11.96%
    Requirement ..............      703          1.50
                                 ------        ------
    Excess ...................   $4,904         10.46%
                                 ======        ======

Core capital
    Actual ...................    5,607         11.96%
    Requirement ..............    1,875          4.00
                                 ------        ------
    Excess ...................   $3,732          7.96%
                                 ======        ======

Risk-based capital
    Actual ...................   $5,899         24.64%
    Requirement ..............    1,915          8.00
                                 ------        ------
    Excess ...................   $3,984         16.64%
                                 ======        ======

Tier I to risk weighted assets
    Actual ...................   $5,607         23.42%
    Requirement ..............      958          4.00
                                 ------        ------
    Excess ...................   $4,650         19.42%
                                 ======        ======

--------------------
(1)  Adjusted total or adjusted risk-weighted assets, as appropriate.

                                 CAPITALIZATION

     The following table presents the historical consolidated capitalization of Monadnock Community Bancorp at December 31, 2003, and the pro forma consolidated capitalization of Monadnock Community Bancorp after giving effect to the stock offering, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                              Monadnock Community Bancorp - Pro Forma
                                                                                Based Upon Sale at $8.00 Per Share
                                                                          -------------------------------------------------
                                                           Monadnock                                              557,930
                                                             Bank          358,594      421,875       485,156    Shares(1)
                                                           Community       Shares        Shares       Shares    (Maximum of
                                                           Historical     (Minimum    (Midpoint of   (Maximum    Range, as
                                                         Capitalization   of Range)      Range)      of Range)   Adjusted)
                                                         --------------   --------    ------------   --------    ----------
                                                                                              (In Thousands)
Deposits(2) ..........................................      $ 34,432      $ 34,432      $ 34,432     $ 34,432    $ 34,432
Borrowings ...........................................         6,747         6,747         6,747        6,747       6,747
                                                            --------      --------      --------     --------    --------
Total deposits and borrowings ........................      $ 41,179      $ 41,179      $ 41,179     $ 41,179    $ 41,179
                                                            ========      ========      ========     ========    ========
Stockholders' equity
   Preferred stock, $0.01 par value, 2,000,000 shares
   authorized, none issued ...........................            --            --            --           --          --
   Common stock, $0.01 par value, 18,000,000 shares
   authorized; shares to be issued as reflected(3) ...      $     --      $      8      $      9     $     11    $     12
      Additional paid-in capital .....................            --         2,361         2,866        3,370       3,951
      Retained earnings ..............................         2,551         2,501(4)      2,501(4)     2,501(4)    2,501(4)
      Accumulated other comprehensive loss ...........           (68)          (68)          (68)         (68)        (68)
Less:
   Common stock to be acquired by the employee stock
   ownership plan(5) .................................            --          (115)         (135)        (155)       (179)
   Common stock to be acquired by the restricted stock
   plan(6) ...........................................            --          (115)         (135)        (155)       (179)
                                                            --------      --------      --------     --------    --------
Total stockholders' equity ...........................      $  2,483      $  4,572      $  5,038     $  5,504    $  6,038
                                                            ========      ========      ========     ========    ========

--------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the stock offering. Any withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3) Reflects the issuance of the shares of common stock to be sold in the stock offering. No effect has been given to the issuance of additional shares of common stock under the proposed stock option plan. The plan of mutual holding company reorganization and stock issuance permits Monadnock Community Bancorp to adopt one or more benefit plans, in an amount up to 25% of the number of shares of common stock held by persons other than Monadnock Mutual Holding Company. The restricted stock plan will not be implemented for at least six months after the Reorganization and until approved by stockholders. See "Pro Forma Data" and "Management - Benefits - Stock Benefit Plans."
(4) Amount reflects $50,000 contributed by Monadnock Community Bancorp to Monadnock Mutual Holding Company.
(5) Assumes that 4.0% of the common stock sold in the stock offering will be purchased by the employee stock ownership plan, which is reflected as a reduction from stockholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by Monadnock Community Bancorp. See "Pro Forma Data" and "Management - Benefits - Employee Stock Ownership Plan."

(6) Monadnock Community Bancorp intends to adopt a restricted stock plan and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the completion of the stock offering. If the plan is approved by stockholders, Monadnock Community Bancorp intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock equal to not less than 4.0% of the common stock sold in the stock offering. The plan must be approved by a majority of the votes eligible to be cast, excluding shares held by Monadnock Mutual Holding Company. Assumes that stockholder approval has been obtained and the shares have been purchased in the open market at the purchase price. However, in the event Monadnock Community Bancorp issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock sold in the stock offering, the voting interests of existing stockholders would be diluted by approximately 1.77%. The shares are reflected as a compensation expense resulting in a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Stock Benefit Plans."

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the common stock cannot be determined until the stock offering is completed. However, net proceeds are currently estimated to be between $2.4 million and $3.4 million, or $4.0 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

     o    all shares of common stock will be sold in the subscription offering;

     o Ryan Beck will receive a marketing fee of $125,000 upon completion of the stock offering;

     o total expenses, including the marketing fees paid to Ryan Beck, are estimated to be approximately $500,000. Actual expenses may vary from those estimated.

     Pro forma consolidated net income and stockholders' equity of Monadnock Community Bancorp have been calculated for the year ended December 31, 2003, as if the common stock to be sold in the stock offering had been sold at the beginning of the periods and the net proceeds had been invested at 1.26%, which represents the yield on one-year U.S. Government securities at December 31, 2003. This rate is used because it is believed to be reflective of the yield that Monadnock Community Bancorp and Monadnock Community Bank will initially receive on the net proceeds of the stock offering. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 40.0% has been assumed for the periods, resulting in an after-tax yield of 0.76%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the employee stock ownership plan. See Note 3 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. Monadnock Community Bancorp intends to retain up to $500,000 of the net proceeds from the stock offering and to make a loan to fund the purchase of 4.0% of the common stock by the employee stock ownership plan. See "How We Intend to Use the Proceeds."


     No effect has been given in the tables to the issuance of additional shares of common stock through the proposed stock option plan. The table below gives effect to the restricted stock plan, which is expected to be adopted by Monadnock Community Bancorp following the stock offering and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the stock offering. The plans must be approved by a majority of the votes eligible to be cast, other than votes eligible to be cast by Monadnock Mutual Holding Company or such other vote as may be required by the Office of Thrift Supervision. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to not less than 4.0% of the shares of common stock sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at $8.00 per share. We assume that shares of common stock are granted under the plan in awards that vest over a five year period. The plan of mutual holding company reorganization and stock issuance provides that we may grant awards under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Monadnock Mutual Holding Company. We may decide to establish a recognition and retention plan providing for the award of greater than 4% of the shares of common stock sold. No effect has been given to Monadnock Community Bancorp's results of operations after the stock offering, the market price of the common stock after the stock offering or a less than 4.0% purchase by the restricted stock plan. See "Management - Benefits - Stock Benefit Plans."

     The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. Finally, pro forma stockholders' equity per share does not give effect to Monadnock Community Bancorp's bad debt reserve or intangible assets in the event of liquidation.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Monadnock Community Bancorp computed in accordance with accounting principles generally accepted in the United States of America ("GAAP").

                                                                          At or For the Year Ended
                                                                             December 31, 2003
                                                          --------------------------------------------------------
                                                                                                         557,930
                                                            358,594         421,875       485,156      Shares Sold
                                                          Shares Sold     Shares Sold   Shares Sold      at $8.00
                                                          at $8.00 Per     at $8.00     at $8.00 Per    Per Share
                                                             Share        Per Share        Share       (Maximum of
                                                          (Minimum of   (Midpoint of    (Maximum of     Range, as
                                                             Range)         Range)         Range)      Adjusted)(1)
                                                          -----------    -----------    -----------    -----------
                                                                 (In Thousands, Except for Per Share Data)
Gross proceeds ........................................   $     2,869    $     3,375    $     3,881    $     4,463
Less offering expenses and commissions ................           500            500            500            500
                                                          -----------    -----------    -----------    -----------
    Estimated net proceeds ............................         2,369          2,875          3,381          3,963

Less:
     Shares purchased by the employee stock ownership
     plan(3) ..........................................          (115)          (135)          (155)          (179)
     Shares purchased by the restricted stock plan(4) .          (115)          (135)          (155)          (179)
                                                          -----------    -----------    -----------    -----------

Estimated proceeds available for investment(2) ........   $     2,139    $     2,605    $     3,071    $     3,605
                                                          ===========    ===========    ===========    ===========

Net income:
  Historical ..........................................   $        27    $        27    $        27    $        27
  Pro forma income on net proceeds ....................            16             19             23             27
  Pro forma employee stock ownership plan adjustment(3)            (7)            (8)            (9)           (11)
Pro forma restricted stock plan adjustment(4) .........           (14)           (16)           (19)           (21)
                                                          -----------    -----------    -----------    -----------

Pro forma net income ..................................   $        22    $        22    $        22    $        22
                                                          ===========    ===========    ===========    ===========


Net income per share:
  Historical ..........................................   $      0.04    $      0.03    $      0.03    $      0.03
  Pro forma income on net proceeds, as adjusted .......          0.02           0.02           0.02           0.02
  Pro forma employee stock ownership plan adjustment(3)         (0.01)         (0.01)         (0.01)         (0.01)
  Pro forma restricted stock plan adjustment(4) .......         (0.02)         (0.02)         (0.02)         (0.02)
                                                          -----------    -----------    -----------    -----------

Pro forma net income per share(4)(5)(6) ...............   $      0.03    $      0.02    $      0.02    $      0.02
                                                          -----------    -----------    -----------    -----------

Number of shares outstanding for pro forma net
  income per share calculations(5) ....................       783,966        922,312      1,060,659      1,219,759

Offering price to pro forma net income per share ......        266.7x         400.0x         400.0x         400.0x
                                                          ===========    ===========    ===========    ===========

                                                                   At or For the Year Ended
                                                                      December 31, 2003
                                                   --------------------------------------------------------
                                                                                                  557,930
                                                     358,594         421,875       485,156      Shares Sold
                                                   Shares Sold     Shares Sold   Shares Sold      at $8.00
                                                   at $8.00 Per     at $8.00     at $8.00 Per    Per Share
                                                      Share        Per Share        Share       (Maximum of
                                                   (Minimum of   (Midpoint of    (Maximum of     Range, as
                                                      Range)         Range)         Range)      Adjusted)(1)
                                                   -----------    -----------    -----------    -----------
                                                          (In Thousands, Except for Per Share Data)
Stockholders' equity:
  Historical ...................................   $     2,483    $     2,483    $     2,483    $     2,483
  Estimated net proceeds .......................         2,369          2,875          3,381          3,963
  Less:
      Capitalization of Monadnock Mutual Holding
        Company ................................           (50)           (50)           (50)           (50)
      Common stock purchased by the employee
        stock ownership plan(3) ................          (115)          (135)          (155)          (179)
      Common stock purchased by the restricted
        stock plan(4) ..........................          (115)          (135)          (155)          (179)
                                                   -----------    -----------    -----------    -----------
Pro forma stockholders' equity(3)(4) ...........   $     4,572    $     5,038    $     5,504    $     6,038
                                                   ===========    ===========    ===========    ===========

Stockholders' equity per share:
  Historical ...................................   $      3.11    $      2.64    $      2.30    $      2.00
  Estimated net proceeds .......................          2.97           3.06           3.14           3.19
  Less:
      Capitalization of Monadnock Mutual Holding
        Company ................................         (0.06)         (0.05)         (0.05)         (0.04)
      Common stock purchased by the employee
        stock ownership plan(3) ................         (0.14)         (0.14)         (0.14)         (0.14)
      Common stock purchased by the restricted
        stock plan(4) ..........................         (0.14)         (0.14)         (0.14)         (0.14)
                                                   -----------    -----------    -----------    -----------
Pro forma stockholders' equity(4)(5)(6) ........   $      5.74    $      5.37    $      5.11    $      4.87
                                                   ===========    ===========    ===========    ===========
Offering price as a percentage of pro forma
  stockholders' equity(5) ......................        139.37%        148.98%        156.56%        164.27%

Number of shares outstanding for pro forma
  stockholders' equity per share calculations(5)       796,875        937,500      1,078,125      1,239,844

--------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the stock offering.

(2) Estimated net proceeds, available for investment, consist of the estimated net proceeds from the stock offering minus (i) the proceeds attributable to the purchase by the employee stock ownership plan and (ii) the value of the shares to be purchased by the restricted stock plan, subject to stockholder approval, after the stock offering at an assumed purchase price of $8.00 per share.

(3) It is assumed that 4.0% of the shares of common stock sold in the stock offering will be purchased by the employee stock ownership plan with funds loaned by Monadnock Community Bancorp. Monadnock Community Bancorp and Monadnock Community Bank intend to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes
     (i) that the loan to the employee stock ownership plan is payable over 10 years, with the employee stock ownership plan shares having an average fair value of $8.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public

     Accountants, entitled "Employers' Accounting for Employee Stock Ownership Plans," and (ii) the effective tax rate was 40.0% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(4) It is assumed that the restricted stock plan will purchase, following stockholder approval of such plan, a number of shares of common stock equal to 4.0% of the shares of common stock sold in the stock offering for issuance to directors, officers and employees. Funds used by the restricted stock plan to purchase the shares initially will be contributed to the restricted stock plan by Monadnock Community Bancorp. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the purchase price and that 20% of the amount contributed, net of taxes at 40.00%, was an amortized expense during the year ended December 31, 2003. The issuance of authorized but unissued shares of common stock through the restricted stock plan in the amount of 4.0% of the common stock sold in the offering would dilute the voting interests of existing stockholders by approximately 1.77%. See "Management - Benefits - Stock Benefit Plans."

(5) The per share calculations are determined by adding the number of shares sold in the stock offering and for purposes of calculating net income per share, in accordance with SOP 93-6 subtracting 12,909 shares, 15,188 shares, 17,466 shares, and 20,085 shares, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, representing the employee stock ownership plan shares which have not been committed for release during the year ended December 31, 2003. See Note 3 above. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 796,875 shares at the minimum of the estimated pro forma market value of Monadnock Community Bank on a fully converted basis, or the estimated valuation range, 937,500 shares at the midpoint of the range, 1,078,125 shares at the maximum of the range and 1,239,844 shares at 15% above the maximum of the range, respectively.


(6) No effect has been given to the issuance of additional shares of common stock through the stock option plan, which will be adopted by Monadnock Community Bancorp following the stock offering and presented for approval by stockholders other than by Monadnock Mutual Holding Company at an annual or special meeting of stockholders of Monadnock Community Bancorp held at least six months following the completion of the stock offering or such other vote as may be required by the Office of Thrift Supervision. If the stock option plan is approved by stockholders, it is assumed that an amount equal to 10.0% of the common stock sold in the stock offering, or 35,859 shares at the minimum of the estimated offering range, 42,187 shares at the midpoint of the range, 48,515 shares at the maximum of the range and 55,793 shares at 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock through the exercise of options under the stock option plan will result in the dilution of existing stockholders' voting interests by approximately 4.31%. This assumes stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $8.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price. See "Management - Benefits - Stock Benefit Plans."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

     This prospectus contains forward-looking statements, which are based on assumptions and describe future plans, strategies and expectations of Monadnock Community Bancorp and Monadnock Community Bank. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of, loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

General

     The following discussion is intended to assist in understanding the financial condition and results of operations of Monadnock Community Bank. The discussion and analysis does not include any comments relating to Monadnock Community Bancorp since Monadnock Community Bancorp is a company in organization. The information contained in this section should be read in conjunction with other sections of this prospectus, including the financial statements.

     As a community based financial institution, our principal business has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including residential and commercial real estate and general business assets. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings. Lending activities are influenced by the demand for funds, interest rate levels, the number and quality of lenders, and regional economic cycles. Our sources of funds for lending activities include deposits, borrowings, payments on loans, maturities of securities and income provided from operations.

     Our earnings are primarily dependent upon our net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Our results of operations also are affected by the level of our provisions for loan losses, non-interest income and non-interest expenses. Non-interest income consists primarily of commissions we receive on loans we refer to a mortgage banking company, service charges on deposit accounts, ATM fees and charges and any gain on sale of loans and investments. Non-interest expense consists primarily of salaries and employee benefits, occupancy, equipment, data processing, and ATM costs. Our results of operations may also be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. In addition, as interest rates rise, our loan volume is likely to decrease thereby reducing our interest and fee income.

     As we have transitioned from a credit union, we have put into place the operations and personnel structure to serve as a community-based financial institution. Due to the limits of our capital base, our ability to increase interest earning assets is constrained even though we otherwise have the resources to increase our lending operations. Our profitability has been marginal over the past few years as a result and we have had to rely on sales of securities in our investment portfolio to generate earnings. As noted in other sections of this prospectus, we are not likely to be able to generate such gains in the future. Following completion of the stock offering, however, we believe our higher capital levels will allow us to improve our profitability by increasing interest earning assets such as loans and to reduce substantially our reliance on sales of securities in our investment portfolio. Our proposed new branch and the expenses of compliance with the federal securities laws following the stock offering will also increase expenses. We do not anticipate the need to hire any new employees, however, in connection with the reorganization and stock offering. See "Risk Factors - Our profitability has been marginal over the past few years and there can be no assurance that our earnings will increase" and "-Management Strategy."

     Following the completion of the stock offering we intend to adopt, subject to stockholder approval, a restricted stock plan and a stock option plan. The implementation of the restricted stock plan will affect our results of operations as a component of employee compensation expense. The effect the restricted stock plan will have on employee compensation expense will be equal to the current market price of the shares being awarded to the employees receiving the shares recognized as compensation expense over the vesting period of the shares. Monadnock Community Bank may currently elect to account for stock option awards issued to employees under Accounting Principles Board ("APB") Opinion No. 25 which requires recognition of compensation expense based on the intrinsic value of the award at the measurement date, which is generally the date of grant. The intrinsic value is equal to the difference between the current market price of the stock and the exercise price of the stock option award. Since the options to be issued are intended to have an exercise price equal to the current market price of the stock there will be no compensation expense recognized on these awards. See "Pro Forma Data."

Critical Accounting Policies and Estimates

     In reviewing and understanding financial information for Monadnock Community Bank, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements.

     These policies are described in Note 2 to the financial statements. The accounting and financial reporting policies of Monadnock Community Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results.

     Allowance for Loan Losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, peer group information, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. Our methodology for analyzing the allowance for loan losses consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience for consumer and commercial loans and peer group loss experience for real estate loans, adjusted for qualitative factors. Peer group loss experience, adjusted for qualitative factors unique to Monadnock Community Bank, is used in arriving at our general components for residential real estate loans since our historical loss experience has been minimal. In addition, residential real estate loans have grown to become a larger component of our total loan portfolio, but have had less seasoning than the remainder of our loan portfolio.

     While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on its judgment of information available to it at the time of its examination.

     Loans: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred net loan origination fees, and increased by premiums on purchased loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the effective interest method over the remaining lives of the associated loans. Loan premiums on purchased loans are amortized into interest income as a yield adjustment over the estimated lives of the loan pools using the effective interest method.

     Investments: Investments and mortgage-backed securities that Monadnock Community Bank has both the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at cost. All mortgage-backed securities are currently held for sale and carried at fair value. Purchase premiums and discounts on mortgage-backed securities are amortized and accreted to interest income using the effective interest method, taking into consideration assumed prepayment patterns.

Management Strategy

     Our strategy is to operate as an independent financial institution dedicated to serving the needs of customers in our market area, which consists of Hillsborough and Cheshire counties. We intend to continue to attract retail deposits, with the goal of expanding the deposit base and to rely on organic growth. This growth is anticipated to include the establishment of new branches, although we have only one new branch under consideration in our market area. This new branch will allow us to more effectively serve our customers located in that area. We have signed a purchase contract for the land at a cost of $160,000. Completion of the sale is subject to satisfaction of certain conditions, including a satisfactory environmental analysis. If we proceed, we anticipate the branch will open in early 2005 and we estimate that the construction and furnishing costs will be $340,000. We anticipate that it will take about two years for this new facility to become profitable. We also plan to use members of our existing staff to work at the new office. See "How We Intend To Use The Proceeds." We expect that the majority of the deposits will be used to originate residential real estate, home equity, commercial business or commercial real estate loans. Our commitment is to provide a reasonable range of products and services to meet the needs of our customers. Our goal is to grow Monadnock Community Bank while providing cost effective services to our market area and leveraging our infrastructure.

     Financial highlights of our strategy include:

     Continuing Asset Growth and Expanding Market Presence. As a credit union, by law, we served a specific group of customers. As a result of our May 1996 conversion to a federal savings bank, our base of possible customers expanded such that we could, for the first time, broadly target individuals and businesses in our market area. Total assets have grown $32.8 million, or 300.9%, from $10.9 million at April 30, 1996 to $43.7 million at December 31, 2003, as a result of our efforts to expand and market our product lines to appeal to a wide base of prospective customers. However, our growth has been constrained by our relatively limited capital base. The additional capital provided through the stock offering will support the anticipated new branch and our ongoing efforts to attract new loan and deposit customers and increase business with existing customers.

     Continuing to be a Diversified Lender. On a measured pace, since our 1996 conversion from credit union to savings bank, we have diversified our loan products beyond offering commercial real estate loans. We are now able to better serve the needs of our community. As a result of expanding our product lines, one-to-four family residential loans comprised 53.27% of our loan portfolio at December 31, 2003. We intend to continue to concentrate on home and business lending, offering one-to-four family residential, commercial business, commercial real estate, home equity, and to a lesser extent, multi-family residential and consumer loans.

     Continuing Our Strong Asset Quality. The new loan product lines mentioned above were introduced only when we were confident that our staff had the necessary expertise and sound underwriting and collection procedures were in place. In addition to these conservative lending practices, we invest in high grade securities. Our high asset quality is reflected in our ratio of non-performing assets to total assets, which was 0.39% and 0.29% at December 31, 2003 and 2002, respectively.

     Maintaining a Strong Capital Position. As a result of our conservative risk management, we have consistently maintained capital in excess of regulatory requirements. Our equity to total assets ratio was 6.29% at December 31, 2002. Primarily through asset growth, it was reduced during 2003 to 5.68% at December 31, 2003. Additional capital will allow us to improve our capital ratios so we can continue our asset growth.

     Building Core Deposits. As a credit union, our deposits were concentrated in regular savings accounts. Since 1997, we have been offering a wide range of deposit accounts. We have tried to increase our core deposits, including checking accounts, NOW accounts and savings accounts, which generally are lower cost sources of funds than certificates of deposits and are less sensitive to withdrawal when interest rates fluctuate. We intend to continue to offer a broad range of deposits and to try to increase our core deposits through the additional branch that we anticipate opening.

     All of these initiatives are designed to improve our profitability.

Comparison of Financial Condition at December 31, 2003 and December 31, 2002.

     General. Our total assets increased by $2.4 million, or 5.8%, to $43.7 million at December 31, 2003 compared to $41.3 million at December 31, 2002. The increase primarily reflected growth in our net loan portfolio of $12.1 million to $30.7 million from $18.6 million partially offset by a decrease in investment securities of $10.3 million to $10.1 million from $20.4 million. To fund the increase in assets, deposits and Federal Home Loan Bank advances increased by $2.6 million to $41.2 million from $38.6 million.

     Assets. Our net loan portfolio increased $12.1 million, or 65.1%, from $18.6 million at December 31, 2002 to $30.7 million at December 31, 2003. The largest increase was in one-to-four-family residential loans, due to the refinancing demand as borrowers sought to take advantage of lower market interest rates. These loans increased $9.7 million, or 143.2%, to $16.5 million from $6.8 million. In addition, the commercial real estate loan portfolio increased $1.6 million to $8.4 million from $6.8 million. The commercial business loan portfolio increased $1.1 million to $3.1 million from $2.0 million.

     Cash and cash equivalents increased $500,000, or 38.5%, to $1.8 million at December 31, 2003 from $1.3 million at December 31, 2002 due to reductions in available for sale securities, growth in deposits, and partially offset by increases in total loans. Our interest-bearing deposits in other financial institutions increased $700,000 to $1.4 million at December 31, 2003 from $700,000 at December 31, 2002. The increase was primarily due to the investment of the cash from the proceeds of sales of securities on a short-term basis.

     Our investment portfolio decreased $10.3 million to $10.1 million at December 31, 2003 from $20.4 million at December 31, 2002. The decrease was due to the repayment of principal on mortgage-backed securities in the amount of $6.3 million and the sale of adjustable-rate mortgage-backed securities in the amount of $12.1 million, partially offset by the purchasing of slightly more than $8.0 million of new adjustable-rate mortgage-backed securities. The securities were sold in order to realize gains in the portfolio. The proceeds of the sale were used to originate higher yielding fixed rate residential mortgage loans with maturities of 10 to 15 years in order to increase interest income and manage our interest rate risk consistent with our asset liability management policy.

     Other assets increased by $131,000 to $206,000 at December 31, 2003 from $75,000 at December 31, 2002. Net deferred tax assets increased by $73,000 as did current taxes receivable in the amount of $25,000. In addition, prepaid insurance expense rose by $41,000 as we paid premiums on insurance policies covering a three year period. These increases were partially offset by decreases in various other miscellaneous asset categories in the amount of $8,000.

     Deposits. Our total deposits increased $2.8 million, or 8.9%, to $34.4 million at December 31, 2003 from $31.6 million at December 31, 2002 as a result of our marketing initiatives and paying competitive interest rates. Interest-bearing deposits increased $2.3 million, to $32.3 million from $30.0 million, and non-interest-bearing deposits increased $500,000, to $2.1 million from $1.6 million. The additional funding was used to support loan growth.

     Borrowings. Although Federal Home Loan Bank advances decreased $300,000 to $6.7 million at December 31, 2003 from $7.0 million at December 31, 2002, the average balance outstanding increased $1.0 million to $8.1 million for the year ended December 31, 2003 from $7.1 million for the year ended December 31, 2002. We used the increased borrowings for the funding of loans and as part of our capital and interest rate risk management strategies. By paying off high rate advances, we were able to replace them with longer term lower rate borrowings.

     Equity. Total equity decreased by $114,000, or 4.4%, to $2.5 million at December 31, 2003 from $2.6 million at December 31, 2002. Our equity to assets ratio was 5.68% at December 31, 2003 compared to 6.29% at December 31, 2002. The decrease in our equity to assets ratio was primarily a result of our asset growth. Despite net income of $27,000 for 2003, equity decreased as a result of other comprehensive loss, net of tax benefit, of $141,000 caused by the unrealized decrease in the market value of available-for-sale securities during the year ended December 31, 2003. This decrease in the market value of available-for-sale securities was due to increases in interest rates and related prepayment assumptions on our mortgage-backed securities. We hold our securities as available-for-sale since we use our investment portfolio to generate income through sales of our investments. Our capital ratios have constrained our ability to increase income earning assets such as loans to generate income and therefore we have had to rely on selling securities in our investment portfolio to enhance earnings.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

     The following tables sets forth certain information at December 31, 2003 and for the years ended December 31, 2003 and 2002. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                                      For the Year ended December 31,
                                                                          ----------------------------------------------------------
                                                At December 31, 2003                  2003                           2002
                                            ---------------------------   ----------------------------   ---------------------------
                                                                                               Average                       Average
                                                               Average    Average               Yield/   Average              Yield/
                                            Ending Balance   Yield/Cost   Balance   Interest     Cost    Balance   Interest    Cost
                                            --------------   ----------   -------   --------   -------   -------   --------  -------
INTEREST-EARNING ASSETS                                                      (Dollars in Thousands)
Loans, net (1)...........................      $ 30,728        5.74%     $ 24,167    $ 1,470     6.08%   $ 17,769   $1,308    7.37%
Mortgage-backed Securities(2)............        10,073        3.22%       15,909        464     2.92%     20,784      906    4.36%
Agency Securities........................            --                       108          3     2.78%        382       17    4.45%
Federal Home Loan Bank stock.............           485        2.75%          451         14     3.10%        393       15    3.82%
Other interest-earning assets............         1,481        0.71%        1,208         10     0.83%      1,166       18    1.54%
                                               --------                  --------    -------     -----   --------   ------    -----

Total interest-earning assets............        42,767        4.94%       41,843      1,961     4.69%     40,494    2,264    5.59%
Non-interest earning assets..............           973                       670                             683
                                               --------                  --------                        --------
Total assets.............................      $ 43,740                  $ 42,513                        $ 41,177
                                               ========                  ========                        ========

INTEREST-BEARING LIABILITIES

NOW and Money market.....................      $ 15,842        0.75%     $ 12,931    $   114     0.88%   $ 12,025   $  196    1.63%
Savings deposits.........................         1,830        0.50%        1,818         10     0.55%      1,592       15    0.94%
Certificates of deposit..................        14,656        2.66%       15,389        442     2.87%     16,676      594    3.56%
FHLB advances............................         6,747        2.85%        8,148        259     3.18%      7,132      292    4.09%
                                               --------                  --------    -------     -----   --------   ------    -----

Total interest-bearing liabilities.......        39,075        1.82%       38,286        825     2.15%     37,425    1,097    2.93%
                                                                                     -------                        ------
Non-interest bearing liabilities.........         2,182                     1,697                           1,241
                                                                         --------                        --------
Total liabilities........................        41,257                    39,983                          38,666
Equity...................................         2,483                     2,530                           2,511
                                                                         --------                        --------
Total liabilities and  equity............      $ 43,740                  $ 42,513                        $ 41,177
                                               ========                  ========                        ========
Net interest/spread......................                      3.12%                 $ 1,136     2.54%              $1,167    2.66%
                                                                                     =======     =====              ======    =====
Margin(3)................................                                                        2.72%                        2.88%
                                                                                                 =====                        =====
Ratio of interest-earning assets to
interest-bearing liabilities.............       109.45%                   109.29%                         108.20%
                                               ========                  ========                        ========

--------------------
(1) Calculated net of deferred fees and loss reserves and includes non-performing loans.
(2) Calculated based on amortized cost.
(3) Net interest income divided by interest-earning assets.

Rate/Volume Analysis

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate;
(2) changes in rate, which are changes in rate multiplied by the old volume; and
(3) changes in rate/volume, which are the changes in rate times the changes in volume.

                                            For the Year Ended
                                        December 31, 2003 vs. 2002
                                            Increase (Decrease)
                                                  Due to
                                     --------------------------------
                                                       Rate/
                                     Volume    Rate    Volume    Net
                                     ------   ------   ------   -----
                                               (In Thousands)
INTEREST-EARNING ASSETS

Loans, net(1) ....................   $ 472    $(229)   $ (82)   $ 161
Mortgage-backed Securities .......    (213)    (299)      70     (442)
Agency Securities ................     (12)      (5)       4      (13)
Federal Home Loan Bank stock .....       2       (3)      --       (1)
Other interest-earning assets ....      --       (8)      --       (8)
                                     -----    -----    -----    -----

Total interest-earning assets ....   $ 249    $(544)   $  (8)   $(303)
                                     =====    =====    =====    =====
INTEREST-BEARING LIABILITIES

NOW and Money market accounts ....   $  15    $ (90)   $  (7)   $ (82)
Savings deposits .................       2       (6)      (1)      (5)
Certificates of deposit ..........     (46)    (115)       9     (152)
FHLB advances ....................      42      (66)      (9)     (33)
                                     -----    -----    -----    -----

Total interest-bearing liabilities   $  13    $(277)   $  (8)   $(272)
                                     =====    =====    =====    =====

Net interest/spread ..............   $ 236    $(267)   $  --    $ (31)
                                     =====    =====    =====    =====

--------------------
(1) Total loans are not net of deferred fees and costs.

Comparison of Results of Operations for the Years Ended December 31, 2003 and 2002.

     General. We recorded net income of $27,000 for the year ended December 31, 2003 and $63,000 for the year ended December 31, 2002. We would not have been profitable in these periods without certain types of earnings, such as gains on sale of loans and investments. In addition, during 2003 we recorded a $50,000 benefit for loan losses which increased net income by approximately $30,000, assuming a 40% effective tax rate. These types of earnings may not recur or, if recurring, will likely be modest. In addition, should our fee and interest income from our lending operations decline, which is likely if interest rates rise since loan demand may decline as a result, our income will be negatively affected.


     Our profitability was marginal during the years ended December 31, 2003 and 2002 primarily due to our high fixed operating costs in relation to the amount of net interest income and non-interest income we generated and our comparatively low net interest margin (net interest income divided by average interest-- earning assets). Non-interest expense (consisting primarily of salaries and employee benefits) divided by net interest income plus non-interest income, commonly referred to as our efficiency ratio, was 101.34% during 2003 compared to 95.63% during 2002. The existing operating platform we have in place relative to the size of our customer base and asset base has tended to negatively impact our profitability. Our net interest margin during the year ended December 31, 2003 and 2002 was 2.72% and 2.88%, respectively. A larger portion of our loan portfolio consists of residential real estate loans which generally have lower interest rates compared to commercial loans. In addition, the yield on our interest earning assets has decreased, primarily due to refinancing of existing loans and repricing of adjustable rate loans and securities, more quickly than our interest bearing liabilities resulting in a reduced net interest margin. See "-General" and "-Management Strategy."


     Net Interest Income. Net interest income decreased $31,000, or 2.67%, to $1.14 million for the year ended December 31, 2003 compared to $1.17 million for the year ended December 31, 2002, reflecting a $300,000, or 13.4%, decrease in interest income, offset by a $272,000, or 24.8%, decrease in interest expense. Our interest rate spread decreased to 2.5% for the year ended December 31, 2003 compared to 2.7% for the year ended December 31, 2002, reflecting a significant change in asset mix due to increased funding of fixed-rate residential real estate loans and reduced yields on adjustable rate mortgage-backed securities, partially offset by lower levels of rates paid on deposits. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 109.3% for year ended December 31, 2003 compared to 108.2% for year ended December 31, 2002.

     Interest Income. Total interest income decreased by $300,000, or 13.4%, to $2.0 million for the year ended December 31, 2003 from $2.3 million for the year ended December 31, 2002. The decrease was primarily the result of lower market rates that allowed the refinancing of loans to lower fixed rates and the adjusting down of rates on adjustable rate loans and mortgage-backed securities during the year. Our average loan portfolio balance grew by $6.4 million to $24.2 million for the year ended December 31, 2003 from $17.8 million for the year ended December 31, 2002. Interest earned on total loans for the year ended December 31, 2003 was $1.5 million compared to $1.3 million for the year ended December 31, 2002. The average yield on total loans decreased to 6.1% for the year ended December 31, 2003 as compared to 7.4% for the year ended December 31, 2002, primarily due to a general decrease in the market rates of interest.

     Interest income on investment securities, Federal Home Loan Bank stock and interest-bearing deposits with other financial institutions decreased $464,000, or 48.6%, for the year ended December 31, 2003 to $491,000 from $955,000 for the year ended December 31, 2002. The change was a result of a decrease in the average balance of the portfolio of $5.1 million to $17.7 million for the year ended December 31, 2003 from $22.7 million for the year ended December 31, 2002, combined with a decrease in the overall average yield on total investments from 2.8% for the year ended December 31, 2003 as compared to 4.2% for the year ended December 31, 2002. During 2003, we sold high yielding mortgage-backed securities at gains, to fund loans and to avoid expected prepayments on the securities resulting from the lower interest rate environment.

     Interest Expense. The decrease in interest expense of $272,000 for the year ended December 31, 2003 was primarily due to the lower interest rates. Average Federal Home Loan Bank advances increased by $1.0 million to $8.1 million for the year ended December 31, 2003 from $7.1 million for the year ended December 31, 2002. Although average Federal Home Loan Bank advances increased, the lower rates resulted in reduced interest costs of $33,000 as interest expense on Federal Home Loan Bank advances was $259,000 for the year ended December 31, 2003 compared to $292,000 the previous year. Overall, the average outstanding balance of deposits remained relatively constant, however, average certificate of deposit balances decreased by $1.3 million to $15.4 million for the year ended December 31, 2003 from $16.7 million for the year ended December 31, 2002. The average yield on interest bearing liabilities decreased from 2.9% at December 31, 2002 to 2.2% at December 31, 2003, due primarily to the lower market rates of interest on the new fundings. Additional borrowings and increases in interest bearing liabilities were used to fund the growth in loans in order to implement our leverage strategy to increase interest-earning assets.


     Benefit for Loan Losses. There was a benefit for loan losses (rather than a provision) of $50,000 for the year ended December 31, 2003. This benefit and total decrease in the allowance for loan losses was primarily the result of the payoff and upgrade of approximately $1.1 million of residential mortgage loans for which higher allowances had been allocated based on weak historical performance. During the year ended December 31, 2003, approximately $328,000 of the $1.1 million reduction in residential mortgage loans with higher allocated allowances was due to the payoff of residential mortgage loans with allocated allowances totaling approximately $15,000, and approximately $758,000 of the $1.1 million reduction was due to upgrades of residential mortgage loans which reduced allocated allowances by approximately $35,000. There was no benefit or provision for loan losses in 2002. The allowance for loan losses as a percent of total loans was 1.03% at December 31, 2003 as compared to 1.95% at December 31, 2002. This decrease reflects the change in our loan portfolio mix during 2003 with a larger percentage, 53.3% in 2003 compared to 35.7% in 2002, in one- to four-family residential real estate loans, which generally have a lower credit risk allocation, and reduced levels of criticized and classified loans. In establishing the allowance for loan losses we follow standards established by the Office of Thrift Supervision as modified by our historical loss experience to reflect reserve levels that are appropriate for a particular loan or group of loans. We also take into consideration peer group loss experience for residential loans since our historical loss experience has been minimal. We believe that our allowance for loan losses covers known identifiable loan losses as well as estimated losses inherent in the portfolio for which the losses are probable but not specifically identifiable. See "Business of Monadnock Community Bank - Asset Quality-Allowance for Loan Losses."


     Other Income. Other income amounted to $222,000 for the year ended December 31, 2003, compared to $219,000 for the year ended December 31, 2002. During 2003, gain on the sale of loans was $27,300, while there was no gain or loss in 2002. Service charges on deposits increased by $15,300 in 2003 compared to 2002. Fees paid to us by a mortgage banking company to whom we referred loans for closing, but did not accept for our portfolio were recorded as loan commissions and totaled $56,160 in 2003 and $74,165 in fiscal 2002. Fees received and paid on loans that are closed by the mortgage banking company and placed in our portfolio are deferred and amortized as an adjustment of yield. See "Business of Monadnock Community Bancorp - Lending Activities - One-to Four-Family Residential Lending" for a discussion of the fee structure. Net gain on the sale of available-for-sale securities decreased by $16,600 in fiscal 2003 to $51,292 compared to $67,875 in fiscal 2002. These securities were sold partly to fund originations of new loans and to avoid increased pre-payments due to the declining interest rate environment.

     Other Expenses. Other expenses increased $50,000, or 3.8%, to $1.38 million for the year ended December 31, 2003 compared to $1.33 million for the year ended December 31, 2002. The increase during 2003 was primarily due to prepayment penalties on Federal Home Loan Bank advances totaling $33,000, increased equipment expense of $23,000 as upgrades were made to the our local area network and increases in salaries and benefits of $12,000. These increases were partly offset by a decrease in professional fees of $20,000.

     Salaries and employee benefits represented 52.74% and 53.9% of total non-interest expense for the years ended December 31, 2003 and 2002, respectively. Total salaries and employee benefits increased $12,000, or 1.7%, to $726,000 for the year ended December 31, 2003 from $714,000 for the same period in 2002. The increase is primarily due to normal salary increases, bonuses, and vacation accruals.

     Federal income tax expense for 2003 was $5,000. In 2002, we recognized a tax benefit of $2,500 reflecting a loss carryover benefit. The loss carryover benefit is applicable only on earned income, and, since the benefit for loan losses of $50,000 in 2003 is not earned income, the loss carryover could not be used in 2003.

Asset and Liability Management and Market Risk

     Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

     How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted asset/liability and funds management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The board of directors sets and recommends the asset and liability and funds management policies of Monadnock Community Bank, which are implemented by the asset/liability management committee.

     The purpose of the asset/liability committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

     The asset/liability committee generally meets quarterly to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections using a net present value of portfolio equity analysis and income simulations. The asset/liability committee recommends appropriate strategy changes based on this review.

     In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

     o    Originating and purchasing adjustable rate loans,

     o    Originating a reasonable volume of fixed rate mortgages,

     o    Managing our deposits to establish stable deposit relationships,

     o Using Federal Home Loan Bank advances and pricing on fixed-term non-core deposits to align maturities and repricing terms, and

     o Limiting the percentage of fixed-rate loans in our portfolio by only holding shorter term fixed rate assets such as residential mortgage loans with not more than a 20 year maturity.

     At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset/liability management committee may determine to increase our interest rate risk position somewhat in order to maintain our net interest margin. In the future, we intend to continue our existing strategy of originating fixed rate mortgage loans with a term of less than 20 years.

     The asset/liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Monadnock Community Bank.

     The Office of Thrift Supervision provides us with the information presented in the following table, which is based on information provided to the Office of Thrift Supervision by Monadnock Community Bank. It presents the change in Monadnock Community Bank's net portfolio value at December 31, 2003 (the latest data available), that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract that change.

     The following table illustrates the change in net interest income at December 31, 2003 that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counter the effect of that interest movement. Such changes are within the parameters established by our asset/liability management committee.

                            December 31, 2003
---------------------------------------------------------------------------
     Change in
 Interest Rates in
Basis Points ("bp")        Net Portfolio Value         as % of PV of Assets
    (Rate Shock       ------------------------------   --------------------
     in Rates)        $ Amount   $ Change   % Change   NPV Ratio   $ Change
-------------------   --------   --------   --------   ---------   --------
                                      (Dollars in Thousands)
      +300 bp           2,448       -719       -23%       5.69%     -139bp
      +200 bp           2,797       -369       -12%       6.40%      -68bp
      +100 bp           3,043       -124        -4%       6.88%      -21bp
         0 bp           3,167         --        --        7.08%         --
      -100 bp           3,216         49        +2%       7.13%       +5bp

     The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

     As with any method of measuring interest rate risk, shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in the market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

Liquidity and Commitments

     Prior to the passage of the Financial Regulatory Relief and Economic Efficiency Act of 2000 in December 2000, we were required to maintain minimum levels of investments that qualify as liquid assets under Office of Thrift Supervision regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements formerly imposed by Office of Thrift Supervision regulations and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

     Our liquidity, represented by cash and cash equivalents and mortgage-backed and related securities, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and enhance our interest rate risk management.

     Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, we maintain a strategy of investing in various lending products as described in greater detail under "Business of Monadnock Community Bank - Lending Activities." We use our sources of funds primarily to meet ongoing commitments, to pay maturing time deposits and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed and related securities. At December 31, 2003, the total approved loan commitments unfunded amounted to $3.2 million, which includes the unadvanced portion of loans of $2.6 million. Certificates of deposits and advances from the Federal Home Loan Bank of Boston scheduled to mature in one year or less at December 31, 2003, totaled $9.4 million and $500,000, respectively. Based on historical experience, we believe that a significant portion of maturing deposits will remain with Monadnock Community Bank. We anticipate that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments.

     At December 31, 2003, we had available additional advances from the Federal Home Loan Bank of Boston in the amount of $6.2 million.

Capital

     Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards. Total stockholders' equity was $2.5 million at December 31, 2003, or 5.68%, of total assets on that date. As of December 31, 2003, we exceeded all regulatory capital requirements. Our regulatory capital ratios at December 31, 2003 were as follows: core capital 5.82%; Tier I risk-based capital 10.93%; and total risk-based capital 12.19%. The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively. See "How We Are Regulated - Regulatory Capital Requirements."

Impact of Inflation

     The financial statements presented in this prospectus have been prepared in accordance with GAAP. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have a material impact on our financial statements.

     In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

     Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-

14 were effective on October 1, 2002, with earlier application permitted. There was no impact on our financial statements on adoption of this Statement.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 clarifies that a guarantor is required to disclose
(a) the nature of the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability; (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee.

     The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. We adopted the initial recognition and initial measurement provisions of FIN 45 effective as of January 1, 2003 and adopted the disclosure requirements effective as of December 31, 2002. The adoption of this interpretation did not have a material effect on our financial position or results of operations.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no substantial impact on our financial statements on adoption of this Statement.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on our financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) ("FIN 46(R)"). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. We are required to apply FIN 46, as revised, to all entities subject to it no later than the beginning of the first fiscal year or interim period beginning after December 15, 2004. The adoption of this interpretation is not expected to have a material effect on our financial statements.

     In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106" ("SFAS No. 132 (revised 2003)"). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which it replaces. It requires additional disclosures to those in the original Statement 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on our financial statements.

                  BUSINESS OF MONADNOCK MUTUAL HOLDING COMPANY

     Monadnock Mutual Holding Company will be a federally-chartered mutual holding company formed in connection with the mutual holding company reorganization of Monadnock Community Bank. Following completion of the reorganization, it will be a mutual holding company registered with the Office of Thrift Supervision. Monadnock Mutual Holding Company's executive offices will be located at One Jaffrey Road, Peterborough, New Hampshire and its telephone number will be (603)-924-9654.

     Following completion of the reorganization, Monadnock Mutual Holding Company's principal assets will be a majority of the outstanding common stock of Monadnock Community Bancorp and $50,000 in cash it received from Monadnock Community Bancorp as its initial capitalization. At the present time, we expect that Monadnock Mutual Holding Company will not engage in any business activity other than its investment in a majority of the common stock of Monadnock Community Bancorp. Federal law and regulations require that as long as

Monadnock Mutual Holding Company is in existence, it must own a majority of Monadnock Community Bancorp's common stock. Following completion of the reorganization and the stock offering, Monadnock Mutual Holding Company will own 55.0% of Monadnock Community Bancorp's outstanding common stock. Federal law, regulation, and the plan of mutual holding company reorganization and stock issuance permit Monadnock Mutual Holding Company to convert to the stock form of organization. For additional information regarding a stock conversion of Monadnock Mutual Holding Company, see "How We are Regulated - Monadnock Community Bancorp - Conversion of Monadnock Mutual Holding Company to Stock Form."

                     BUSINESS OF MONADNOCK COMMUNITY BANCORP

     Monadnock Community Bancorp will be a federally-chartered stock corporation formed as part of the mutual holding company reorganization of Monadnock Community Bank. Following completion of the reorganization it will be a savings bank holding company registered with the Office of Thrift Supervision. Monadnock Community Bancorp's executive offices will be located at One Jaffrey Road, Peterborough, New Hampshire and its telephone number is 603-924-9654.

     Initially following the completion of the stock offering, Monadnock Community Bancorp will not be an operating company and will have no significant assets other than 100% of the outstanding common stock of Monadnock Community Bank, $500,000 of the net proceeds it retains from the stock offering, part of which will be used to make a loan to the Monadnock Community Bancorp Employee Stock Ownership Plan, and will have no significant liabilities. See "How We Intend to Use the Proceeds." Monadnock Community Bancorp intends to utilize the support staff and offices of Monadnock Community Bank and will pay Monadnock Community Bank for these services. If Monadnock Community Bancorp expands or changes its business in the future, it may hire its own employees.

     Monadnock Community Bancorp will invest the proceeds of the offering as discussed under "How We Intend to Use the Proceeds." In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

                      BUSINESS OF MONADNOCK COMMUNITY BANK

General

     Monadnock Community Bank was originally established in 1971 as the Awane Credit Union to serve the automobile after market parts dealers of the Automobile Wholesalers Association of New England and the employees of such businesses. At the time of its conversion from a New Hampshire credit union to a federal mutual savings bank in 1996 our field of membership consisted of this group. However, as a credit union, we were legally restricted to serve only individuals who shared a "common bond" such as a common employer.

     Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent one- to four-family residential mortgage loans We also originate commercial real estate loans and commercial business loans and to a lesser extent we originate home equity loans, multi-family loans and automobile and other consumer loans.

We obtain loans through our staff, as well as through advertising in various publications and our relationship with a mortgage banking company.

     Our revenues are derived principally from interest on loans and mortgage-backed and other securities. We also generate revenue from service charges, sales of loans and investments and other income.

     We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, demand deposit accounts and certificate of deposit accounts with varied terms ranging from 90 days to seven years. We solicit deposits in our primary market area of western Hillsborough and eastern Cheshire Counties.

Market Area

     We intend to continue to be a community oriented financial institution offering a variety of financial services to primarily meet the needs of the western Hillsborough and eastern Cheshire Counties we serve. We currently hold less than a 1.0% deposit share in these counties. We also have less than a 1.0% share of the loan market in these counties. Our market area is predominately rural in nature. The employer base is varied with manufacturing, educational and service companies. Population growth has been slightly positive over the past few years.

Lending Activities

     General. We originate one- to four-family residential loans. We also originate commercial real estate loans and commercial business loans and to a lesser extent home equity loans, multi-family residential loans and consumer loans, primarily automobile loans. At December 31, 2003, our net loan portfolio totaled $30.7 million, which constituted 70.3% of our total assets.

     At December 31, 2003, the maximum amount which we could have loaned to any one borrower and the borrower's related entities under applicable regulations was generally $500,000. We also utilize credit enhancements provided by the U.S. Small Business Administration, the U.S.D.A. and other agencies which guarantee a major portion of specific loans. Our five largest lending relationships at December 31, 2003 were as follows: (1) a $991,000 loan to finance the operations and expansion of a golf course of which $590,000 is guaranteed by the Small Business Administration, (2) a $478,000 loan to finance the purchase of land and construction of a church, (3) a $474,000 loan secured by cash for working capital for a recreational automobile dealer, (4) a $445,000 loan to finance the purchase and renovation of a restaurant and inn, and (5) a $444,000 loan to a private school to refinance existing debt and to provide working capital.

         The following table presents information concerning the composition of Monadnock Community Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                    At December 31,
                                          -----------------------------------
                                                2003               2002
                                          ----------------   ----------------
                                          Amount   Percent   Amount   Percent
                                          ------   -------   ------   -------
                                               (Dollars in Thousands)
Real Estate

One- to four-family ..................   $16,458    53.27%  $ 6,766    35.71%
Home equity ..........................     2,025     6.55     2,166    11.43
Commercial ...........................     8,352    27.04     7,112    37.53
Multi-family .........................       543     1.76       447     2.36
                                         -------   -------  -------   -------
     Total real estate loans .........    27,378    88.62    16,491    87.03

Other loans
Commercial business ..................     3,116    10.09     1,997    10.54
Consumer .............................       399     1.29       461     2.43
                                         -------   -------  -------   -------
     Total other loans ...............     3,515    11.38     2,458    12.97
                                         -------   -------  -------   -------

     Total loans .....................    30,893   100.00%   18,949   100.00%
                                                   =======            =======

Add (Deduct):
   Net deferred loan origination costs       155                 23
   Premiums on purchased loans .......        --                 --
   Allowance for loan losses .........      (320)              (370)
                                         -------            -------
     Total loans, net ................   $30,728            $18,602
                                         =======            =======

     The following table shows the composition of Monadnock Community Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                     At December 31,
                                         -----------------------------------------
                                                2003                 2002
                                         -------------------   -------------------
                                           Amount    Percent     Amount    Percent
                                         ----------  -------   ----------  -------
                                                  (Dollars in Thousands)
FIXED-RATE LOANS

Real Estate
One- to four-family ..................   $    9,777    31.65%  $    2,000    10.55%
Commercial ...........................          242     0.78          240     1.27
                                         ----------   ------   ----------   ------
     Total real estate loans .........       10,019    32.43        2,240    11.82

Other loans
Commercial non-mortgage ..............        1,009     3.27          749     3.95
Consumer .............................          399     1.29          461     2.44
                                         ----------   ------   ----------   ------
     Total other loans ...............        1,408     4.56        1,210     6.39
                                         ----------   ------   ----------   ------

     Total fixed-rate loans ..........       11,427    36.99        3,450    18.21
                                         ----------   ------   ----------   ------

ADJUSTABLE-RATE LOANS

Real Estate
One- to four-family ..................        6,681    21.63        4,766    25.15
Home equity ..........................        2,025     6.55        2,166    11.43
Commercial ...........................        8,110    26.25        6,872    36.26
Multi-family .........................          543     1.76          447     2.36
                                         ----------   ------   ----------   ------
     Total real estate loans .........       17,359    56.19       14,251    75.20

Other Loans
Commercial business ..................        2,107     6.82        1,248     6.59
Consumer .............................           --       --           --       --
                                         ----------   ------   ----------   ------
     Total other loans ...............        2,107     6.82        1,248     6.59
                                         ----------   ------   ----------   ------

     Total adjustable loans ..........       19,466    63.01       15,499    81.79
                                         ----------   ------   ----------   ------
     Total loans .....................       30,893   100.00%      18,949   100.00%
                                         ----------   ======   ----------   ======

Add (Deduct):
   Net deferred loan origination costs          155                    23
   Premiums on purchased loans .......           --                    --
   Allowance for loan losses .........         (320)                 (370)
                                         ----------            ----------
     Total loans, net ................   $   30,728            $   18,602
                                         ==========            ==========

     Loan Maturity and Yields. The following table sets forth certain information at December 31, 2003 regarding the dollar amount of loans maturing in Monadnock Community Bank's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                                                                   Real Estate
                                  -----------------------------------------------------------------------------
                                        One- to
                                      Four-Family         Commercial        Multi-Family        Home Equity
                                  -----------------   -----------------   -----------------   -----------------
                                           Weighted            Weighted            Weighted            Weighted
                                            Average             Average             Average             Average
                                  Amount     Rate     Amount     Rate     Amount     Rate     Amount     Rate
                                  ------   --------   ------   --------   ------   --------   ------   --------
                                                             (Dollars in Thousands)
-------------------------------
           Due
-------------------------------
Within 1 year .................  $   161     6.07%    $   36     8.10%    $   --       --%    $   --       --%
After 1 Year Through 3 Years ..       36     7.57        220     5.36         --       --         --       --
After 3 Years through 5 Years .      136     6.99        105     6.10         --       --         --       --
After 5 Years through 10 Years     3,247     5.28      1,030     6.72         --       --      2,025     5.80
After 10 Years through 15 Years    6,662     5.06      1,639     6.26        146     8.25         --       --
Over 15 Years .................    6,216     5.28      5,322     6.52        397     5.64         --       --
                                 -------     ----     ------     ----     ------     ----     ------     ----
Total .........................  $16,458     5.22%    $8,352     6.46%    $  543     6.34%    $2,025     5.80%
                                 =======     ====     ======     ====     ======     ====     ======     ====
                                                        Commercial
                                     Consumer             Business            Total
                                 -----------------   -----------------   -----------------
                                          Weighted            Weighted            Weighted
                                           Average             Average             Average
                                 Amount     Rate     Amount     Rate     Amount     Rate
                                 ------   --------   ------   --------   ------   --------
                                                    (Dollars in Thousands)
-------------------------------
           Due
-------------------------------
Within 1 year .................  $   45     7.20%    $  666     5.68%   $   908     5.92%
After 1 Year Through 3 Years ..     228     6.37        516     6.43      1,000     6.19
After 3 Years through 5 Years .     126     6.54      1,006     6.06      1,373     6.20
After 5 Years through 10 Years       --       --        928     6.57      7,230     5.80
After 10 Years through 15 Years      --       --         --       --      8,447     5.35
Over 15 Years .................      --       --         --       --     11,935     5.84
                                 ------     ----     ------     ----    -------     ----
Total .........................  $  399     6.52%    $3,116     6.19%   $30,893     5.73%
                                 ======     ====     ======     ====    =======     ====

     Loan Repricing. The following schedule illustrates the interest rate sensitivity of Monadnock Community Bank's loan portfolio at December 31, 2003. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the loan reprices. The schedule does not include scheduled payments or potential prepayments.

                                                 Real Estate
                                  --------------------------------------------
                                  One- to Four-                Multi-    Home    Commercial
            Due                      Family       Commercial   Family   Equity    Business    Consumer    Total
-------------------------------   -------------   ----------   ------   ------   ----------   --------   -------
                                                                  (In Thousands)
Within 1 year(1) ..............     $ 2,412        $ 3,691    $   288  $ 2,025     $ 1,890     $    46   $10,352
After 1 Year through 3 Years ..       1,156          2,732         --       --         368         227     4,483
After 3 Years through 5 Years .       2,822          1,687        255       --         858         126     5,748
After 5 Years through 10 Years        2,946            242         --       --          --          --     3,188
After 10 Years through 15 Years       6,780             --         --       --          --          --     6,780
Over 15 years .................         342             --         --       --          --          --       342
                                    -------        -------    -------  -------     -------     -------   -------
Total .........................     $16,458        $ 8,352    $   543  $ 2,025     $ 3,116     $   399   $30,893
                                    =======        =======    =======  =======     =======     =======   =======

--------------------
(1) Includes demand loans and loans having no stated maturity.

     Of the $30.9 million in total loans at December 31, 2003, approximately $11.4 million have fixed rates of interest and approximately $19.5 million have adjustable rates of interest.

     One- to Four-Family Residential Lending. Rather than process this type of loan in-house, we use the services of an unaffiliated mortgage banking company to originate all one- to four-family loans on our behalf in order to provide this service to our customers in a cost-effective manner. Monadnock Community Bank has no ownership interest in this company or any common employees or directors. These loans are generally underwritten in accordance secondary market standards that we have approved. Our lending staff takes the loan applications and prepares the material for submission to the mortgage banking company for underwriting, final processing and closing. These loans are funded by the mortgage banking company with an option for Monadnock Community Bank to purchase the loan upon funding. For the year ended December 31, 2003 we accepted for our portfolio $10.9 million of the $19.9 million loans originated through this program. We generally do not hold in our portfolio any fixed rate loan with a maturity of more than 20 years. We generally retain in our portfolio all adjustable rate single-family loans that we acquire through this relationship.

     Through our relationship with the mortgage banking company, we can assist applicants to obtain financing, but we are not required to commit to portfolio any loans. The decision whether to acquire the loan is made at the time the borrower's application is submitted to the mortgage company. We typically acquire the servicing rights in order to best assist the customer relationship. These loans are acquired from the mortgage company without recourse or any right against the mortgage company to require a loan to be repurchased from us.

     Fees we collect from the mortgage company for loans not acquired by us are recorded as commission income. If we have committed to acquire the loan at closing the fee is deferred, to the extent it exceeds the amount paid to in-house loan originators to originate the loan, and amortized over the contractual life of the loan under the interest method. The fees we pay to acquire the loan and servicing rights is deferred as part of the loan balance and amortized over the contractual life of the loan under the interest method. If we originated loans without the use of the mortgage company, the direct costs of origination, primarily salaries and wages, would be deferred and amortized over the contractual life of the loans. Any origination fees collected from the borrower would be deferred as a reduction of the loan balance and amortized over the contractual life of the loan.

     We account for loans acquired from our mortgage banking company relationship as loan originations since at the time the application of the borrower is submitted to the mortgage company we have committed to purchase the loan from the mortgage company at the date of funding or closing. We receive a fee of 0.65% of the loan balance from the mortgage company for each loan we refer to it whether or not we acquire the loan. We pay a fixed aggregate fee to the mortgage company of 1.25% of the loan balance (0.75% for the servicing rights and 0.50% origination fee) and pay the mortgage company the principal balance of the loan regardless of the market value of the loan on the acquisition date. The mortgage company does not maintain effective control, as discussed in Statement of Financial Accounting Standards (SFAS) No. 140, over the loan since (1) there is an agreement between us and the mortgage company to purchase the loan upon funding (2) we assume all the risk (interest rate and other) of a decrease in the value of the loan and receive the rewards of price appreciation of the loan; and (3) the mortgage company assumes no risk related to the loan. In effect, the loan is originated by us since we have committed to purchase the loan prior to funding or closing and assume the risk and rewards of ownership. At December 31, 2003, our one- to four-family residential mortgage loans totaled $16.5 million, or 53.3%, of our gross loan portfolio.

     These loans are underwritten based on the applicant's employment and credit history and the appraised value of the subject property. Loans are generally made up to 80% of the lesser of the appraised value or the purchase price of the property. Should a loan be granted with a loan-to-value ratio in excess of 80%, private mortgage insurance is required in order to reduce the debt exposure below 80%. Properties securing our one- to four-family loans are generally appraised by independent fee appraisers approved by the board of directors. Borrowers obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

     One- to four-family mortgage loans are originated on a fixed-rate and adjustable-rate basis. The pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Adjustable-rate loans are tied to a variety of indices including a rate based on U. S. Treasury securities adjusted to a constant maturity of one year. A majority of the adjustable rate loans carry an initial fixed rate of interest for either three or five years which then convert to an interest rate that is adjusted annually based upon the applicable index. Home mortgages are structured with up to a 30 year maturity. All of our one-to-four family loans originated or purchased are secured by properties located primarily in Hillsborough and Cheshire Counties. All our real estate loans contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. See "- Originations, Purchases, Sales and Repayments." See "- Asset Quality - Non-Performing Assets" and "- Classified Assets."

     Commercial Real Estate Lending. We offer commercial real estate loans. These loans are secured primarily by small retail establishments and small office buildings located in our primary market area. At December 31, 2003, commercial real estate loans totaled $8.4 million, or 27.0%, of our gross loan portfolio. Our largest commercial real estate loan relationship at December 31, 2003, was a $991,000 loan secured by a golf course and other assets. This loan carries a guarantee by the Small Business Administration covering 65.4% or $648,114 of the principal and up to 120 days of interest.

     We originate only adjustable-rate commercial real estate loans. The interest rate on these loans is tied to a variety of indices, including a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the index. Loan-to-value ratios on our commercial real estate loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize up to 20 years and may carry pre-payment penalties.

     Loans secured by commercial real estate are underwritten based on the income producing potential of the property, the financial strength of the borrower and any guarantors. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are generally performed by independent state licensed fee appraisers approved by the board of directors. The properties securing our commercial real estate loans are primarily located in New Hampshire. See "- Loan Originations, Purchases, Sales and Repayments."

     Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality - Non-Performing Loans." See "- Loan Originations, Purchases, Sales and Repayments and see "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of commercial real estate and commercial business loans, which could increase the level of our provision for loan losses."

     Commercial Business Lending. We also offer commercial business loans. These loans are secured primarily by the assets of the business such as equipment, receivables and inventory. At December 31, 2003, commercial business loans totaled $3.1 million, or 10.1%, of our gross loan portfolio. Over 98% of the loans are secured. Typically, security includes equipment, inventory and receivables. Our largest commercial business loan at December 31, 2003, was a $305,593 loan to a advertising specialty business secured by accounts receivable, inventory and all other assets.

     We also originate commercial business loans guaranteed by the Small Business Administration. Repayment of the principal of such loans is partially guaranteed by the Small Business Administration in a range from 50% to 90% of the principle depending upon the type of loan, the amount of the loan and the business of the borrower. At December 31, 2003, we had $911,000 in commercial business loans originated with guarantees by the Small Business Administration, $642,000 of which is guaranteed by the Small Business Administration.

     We originate fixed and adjustable-rate commercial business loans. The interest rate on these loans is tied to a variety of indices, including the prime rate as published in the Wall Street Journal. A majority of our adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then converts an interest rate that is adjusted annually based upon the index.

     Commercial loans are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on these loans are often dependent on the successful operation or management of the business, repayment of such loans may be subject to adverse conditions in the economy. If the cash flow from the business is reduced, the borrower's ability to repay the loan may be impaired. Interest rates on these loans are generally higher than interest rates charged on one- to four-family residential mortgage loans to compensate us for the greater degree of credit risk involved in this type of lending. See "- Asset Quality - Non-Performing Loans" and "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of commercial real estate and commercial business loans, which could increase the level of our provision for loan losses." See "- Loan Originations, Purchases, Sales and Repayments."

     Home-Equity Residential Lending. We currently originate loans both fixed amount home equity loans and home equity lines of credit. At December 31, 2003, such loans totaled $2.0 million or less than 6.6% of our gross loan portfolio. We generally underwrite these loans based on the applicant's employment and credit history. Presently, we lend up to 80% of the real estate tax assessment value less any first liens. We require our borrowers to obtain hazard insurance and flood insurance, if necessary, in an amount not less than the value of the property improvements. Our home equity lines of credit carry adjustable interest rates based upon the prime rate of interest. All home equity loans have a maximum maturity of 15 years and home equity lines have a maturity of 20 years with a ten year draw period. We currently retain and service these loans. See "- Originations, Purchases, Sales and Repayments." See "- Asset Quality - Non-Performing Assets" and "- Classified Assets."

     Multi-Family Residential Lending. We also offer multi-family residential loans. These loans are secured by real estate located in our primary market area. At December 31, 2003, multi-family residential loans totaled $543,000, or 1.8%, of our gross loan portfolio.

     Our multi-family residential loans are originated with adjustable interest rates only. We use a number of indices to set the interest rate, including a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index. Loan-to-value ratios on our multi-family residential loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments and amortize over a period of up to 20 years. We originate these loans through our staff. We retain all of the multi-family loans we originate, while selling participations to manage our exposure to any one borrower.

     Loans secured by multi-family residential real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential loans are performed by independent state licensed fee appraisers approved by the board of directors. See "- Loan Originations, Purchases, Sales and Repayments."

     Loans secured by multi-family residential properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans and home equity loans. Because payments on loans secured by multi-family residential properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality - Non-Performing Assets."

     Consumer Loans. Currently we offer loans secured by new and used automobiles and by deposit accounts, and we make a limited number of unsecured loans. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. At December 31, 2003, our consumer loan portfolio totaled $399,000, or 1.3%, of our gross loan portfolio.

     Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets, such as automobiles. We generally charge higher rates of interest for this type of lending as compared to one- to four-family residential mortgage loans to compensate us for the added credit risk. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Purchases, Sales and Repayments

     All loan applications are taken through employees located at our office. Following approval of a loan application, we issue a loan commitment containing certain terms and conditions which must be complied with by the borrower before we are obligated to fund the loan. Walk-in customers and referrals from our current customer base, advertisements and real estate brokers are also important sources of loan originations. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market area. Demand is affected by local competition and the interest rate environment. As noted by the limited amount in the following table (which represents less than 5% of our loan portfolio for each of 2003 and 2002) , we typically do not purchase loans as part of our lending activities. The one- to four-family loans we acquire through our mortgage banking company relationship are not considered purchases for financial reporting purposes. We have sold participation interests in commercial real estate and commercial business loans and multi-family loans to manage our limitation on loans to one borrower.

     We account for the sale of participation interests in loans in accordance with paragraphs 9 to 11 of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets." In accordance with SFAS No. 140, we account for a transfer of financial assets, or a portion of a financial asset, as a sale when we surrender control of the transferred assets. Servicing rights and other retained interests in the sold assets are recorded by allocating the previously recorded investment between the assets sold and interest retained based on their relative fair values at the date of transfer. We determine the fair values of servicing rights and other retained interests at the date of transfer using the present value of estimated future cash flows, using assumptions that market participants would use in their estimates of values. The following table shows the loan origination, purchase, sale and repayment activities of Monadnock Community Bank for the periods indicated.


                             Year Ended December 31,

                                                2003            2002
                                             ------------    -----------
                                                   (In Thousands)
Originations by type:
Adjustable rate:
Real estate - one-to four-family........        $  3,503          $ 959
            - home equity...............           1,627          1,622
            - commercial................           3,136          3,481
            - multi-family..............             109            455
Non-real estate - commercial business...           2,502          1,707
                - consumer..............              --             --
                                             ------------    -----------
     Total adjustable-rate..............          10,877          8,224

Fixed rate:

Real estate - one-to four-family........           8,356            404
            - commercial................             101             --
Non-real estate - consumer..............             445            510
                                             ------------    -----------
     Total fixed-rate...................           8,902            914
                                             ------------    -----------
     Total loans originated.............          19,779          9,138

Purchases:

Real estate - one-to four-family........             768            933
            - commercial................              --             --
            - multi-family..............              --             --
                                             ------------    -----------
     Total loans purchased..............             768            933

Sales and Repayments:

Sales and loan participations sold......             413            465
Principal repayments....................           8,188          5,629
                                             ------------    -----------
     Total reductions...................           8,601          6,094
Increase in other items, net............             181             14
                                             ------------    -----------
     Net increase.......................         $12,127         $3,991
                                             ============    ===========

Asset Quality

     Collection Procedures. We have established a loan collection policy for delinquent loans. For one- to four-family residential, multi-family, commercial real estate loans and commercial business loans serviced by us, a delinquency notice is sent to the borrower when the loan is eight days past due. When the loan is 20 days past due, we contact the borrower requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. If an acceptable repayment plan has not been agreed upon, loan personnel will generally take action to foreclose on the real estate collateral or other security for the loan. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current in the case of a residential mortgage loan and 10 days in the case of a commercial mortgage loan. Once the loan becomes 60 days delinquent, and an acceptable repayment plan has not been agreed upon, the servicing officer will initiate foreclosure or repossession of the collateral in the case of a non-real estate loan.

     When a borrower fails to make a timely payment on a consumer loan, a delinquency notice is sent when the loan is over 10 or 15 days past due, depending on the type of loan. Following such time, and generally within 20 days of the delinquency, our staff contacts the borrower by telephone to determine the reason for delinquency and to request payment of the delinquent amount in full or the establishment of an acceptable repayment plan to bring the loan current. If the borrower is unable to make or keep payment arrangements, additional collection action is taken in the form of repossession of collateral for secured loans and small claims or legal action for unsecured loans.

     Delinquent Loans. The following table sets forth our loans delinquent 60 to 89 days and over 90 days or more past due by type, number, amount and percentage of type at December 31, 2003.

                                                       Loans Delinquent For:
                                      ---------------------------------------------------------             Total
                                             60-89 Days                  90 Days or More               Delinquent Loans
                                      -------------------------    ----------------------------    -------------------------
                                                                     (Dollars in Thousands)
                                                    Principal                       Principal                      Principal
                                       Number        Balance          Number         Balance         Number         Balance
                                      of Loans       of Loans        of Loans       of Loans        of Loans       of Loans
                                      ----------    -----------    ------------    ------------    -----------    ----------
                                                                     (Dollars in Thousands)
One- to four-family...........              --           $ --               1            $ 62              1         $  62
Home equity...................              --             --              --              --             --            --
Commercial real estate........              --             --              --              --             --            --
Multi-family..................              --             --              --              --             --            --
Commercial business...........               1             80              --              --              1            --
Consumer......................              --             --              --              --             --            80
                                      ----------    -----------    ------------    ------------    -----------    ----------
      Total...................               1           $ 80               1            $ 62              2         $ 142
                                      ==========    ===========    ============    ============    ===========    ==========
Delinquent loans to
  total gross loans...........                           0.26%                           0.20%                        0.46%

     Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Non-performing assets consist of non-accrual loans, accruing loans past due 90 days and more and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. Generally, all loans past due 90 days and over are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income.

     Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses. At both dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.

                                                         At December 31,
                                                    2003                2002
                                                 -----------          ----------
                                                     (Dollars in Thousands)

Nonaccrual loans:

One- to four-family.............................       62                  --
Home equity.....................................       --                  --
Commercial real estate..........................       95                 106
Multi-family....................................       --                  --
Commercial business.............................       --                  --
Consumer........................................       --                  --
Total...........................................      157                 106
                                                 -----------          ----------

Repossessed assets..............................       13                  13
                                                 -----------          ----------

Total non-performing assets.....................      170                $ 119
                                                 ===========          ==========
Non-performing loans to total loans(1)..........     0.51%                0.56%

Non-performing assets to total assets...........     0.39%                0.29%

---------------
(1) Loan for $95,000 is impaired, as defined in SFAS No. 114, but paying current.

     Classified Assets. Regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

     In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. The total amount of classified assets represented 50.6% of our equity capital and 2.9% of our total assets at December 31, 2003.

     The aggregate amount of our classified assets at the dates indicated were as follows:

                                       At December 31,
                             ------------------------------------
                                   2003                2002
                             -----------------    ---------------
                                        (In Thousands)

Loss....................         $   --           $       --
Doubtful................             --                   --
Substandard.............            735                  836
Special Mention.........            522                   47
                             -----------------    ---------------
Total...................         $1,257                $ 883
                             =================    ===============

     Our classified assets are primarily comprised of commercial real estate loans originated prior to 1999 by the previous management. Monadnock Community Bank's current management has focused on improving credit monitoring of these loans. All of the loans were current at December 31, 2003. The largest classified asset at that date is a portion of a substandard loan to finance the operation and expansion of a golf course that is not guaranteed by the Small Business Administration in an amount of $311,418. As of December 31, 2003 and 2002, substandard assets included $108,000 and $119,000, respectively, of nonperforming assets with allocated allowances of $14,000 and $16,000, respectively.

     Allowance for Loan Losses. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include loss ratio analysis by type of loan and specific allowances for identified problem loans. In addition, the allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

     The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

     The appropriateness of the allowance is reviewed and established by management quarterly based on then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a known identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a known identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the general allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with known problem credits or portfolio segments.

     Management also evaluates the adequacy of the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in our market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. For all specifically reviewed loans for which it is probable that Monadnock Community Bank will be unable to collect all amounts due according to the terms of the loan agreement, Monadnock Community Bank determines impairment by computing a fair value either based on discounted cash flows using the loan's initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment and are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

     Because the allowance for loan losses is based on estimates of losses inherent in the loan portfolio, actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust known and inherent loss estimates based upon any more recent information that has become available. In addition, management's determination as to the amount of our allowance for loan losses is subject to review by the Office of Thrift Supervision and the FDIC, which may require the establishment of additional general or specific allowances based upon their judgment of the information available to them at the time of their examination of Monadnock Community Bank.

     At December 31, 2003, our allowance for loan losses was $320,000 or 1.04% of the total loan portfolio and 203.82% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is at an amount that will absorb reasonable estimated loan losses inherent in our loan portfolios.

     The following table sets forth an analysis of our allowance for loan losses.

                                                         Year Ended December 31,
                                                    ----------------------------------
                                                           2003                2002
                                                    --------------      --------------
                                                          (Dollars in Thousands)
Balance at beginning of period.................             $ 370               $ 369

Charge-offs:
    One-to four-family.........................                --                  --
    Home equity................................                --                  --
    Commercial.................................                --                  --
    Multi-family...............................                --                  --
    Commercial business........................                --                  --
    Consumer...................................               (1)                  --

Recoveries:
    One-to four-family.........................                --                  --
    Home equity................................                --                  --
    Commercial.................................                --                  --
    Multi-family...............................                --                  --
    Commercial business........................                --                   1
    Consumer...................................                 1                  --

Net charge-offs................................                --                   1

Provision (benefit) for loan losses............              (50)                  --
                                                    --------------      --------------

Balance at end of period.......................            $  320               $ 370
                                                    ==============      ==============

Net charge-offs (recoveries) to average loans
during this period (1).........................                --               (0.01)%

Net charge-offs to average non-
  performing loans during this period..........                --                0.13%

Allowance for loan losses to non-
  performing loans.............................            203.82%             349.06%

Allowance as a % of total loans
  (end of period)(1)...........................              1.04%               1.95%

------------------
(1)  Total loans are net of deferred fees and costs


     Monadnock Community Bank recorded a benefit (instead of a provision) for loan losses for the year ended December 31, 2003, primarily as a result of the payoff and upgrade of approximately $1.1 million of residential real estate loans originated by prior management for which higher allowance for loan losses had been allocated due to their weak historical performance. We believe that our allowance for loan losses is at an amount that will absorb known identifiable loan losses as well as estimated losses inherent in the portfolio for which the losses are probable but not identifiable.

     The distribution of the allowance for losses on loans at the dates indicated is summarized as follows.

                                                                       At December 31,
                                        --------------------------------------------------------------------------------
                                                       2003                                      2002
                                        ----------------------------------       ---------------------------------------
                                                                  Percent
                                                                  of Gross                                   Percent of
                                                                  Loans in                                      Gross
                                                                    Each                                      Loans in
                                                   Percent of     Category                    Percent of        Each
                                                    Allowance     to Total                    Allowance       Category
                                                    to Total        Gross                      to Total        to Total
                                        Amount      Allowance       Loans         Amount      Allowance      Gross Loans
                                        ------      ---------     --------        ------      ---------      -----------
                                                                    (Dollars in Thousands)
Secured by real estate.................  $248          77.50%        88.60%      $   295          79.73%         87.0%

Commercial business....................    64          20.00         10.10            66          17.83         10.60

Consumer...............................     8           2.50          1.30             9           2.44          2.40

Unallocated............................    --             --            --            --             --            --
                                         ----         ------        ------       -------         ------        ------
Total Allowance for Loan Losses........  $320         100.00%       100.00%      $   370         100.00%       100.00%
                                         ====         ======        ======       =======         ======        ======

Investment Activities

     General. Under the direction and guidance of the Asset and Liability Committee and board policy, our president has the basic responsibility for the management of our investment portfolio. Various factors are considered when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated short and long term interest rates, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

     Liquidity. We are required by federal regulations to maintain liquid assets in an amount necessary to support our operations and are also permitted to make certain other securities investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Commitments." Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided.

     We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings associations may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. See "How We Are Regulated
- Monadnock Community Bank" for a discussion of additional restrictions on our investment activities.

     Mortgage-Backed Securities. We invest in mortgage-backed securities as part of our asset liability management strategy. Management believes that mortgage-backed securities represent attractive investment opportunities relative to other investments due to the wide variety of maturity and repayment options available through such investments. Our mortgage-backed securities are purchased as an alternative to mortgage loans. At December 31, 2003, we held $10.1 million of mortgage-backed securities. All of our mortgage-backed securities are guaranteed by Ginnie Mae, a United States Government sponsored enterprise.

     SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Our current strategy is to hold all securities as available for sale, recorded at fair value.

     The following table sets forth the composition of our investment portfolio at the dates indicated.

                                                              At December 31,
                                           ------------------------- -- --------------------------
                                                     2003                         2002
                                           -------------------------    --------------------------
                                                            % of
                                            Carrying        Total       Carrying       % of Total
                                             Value          Total         Value          Total
                                           -----------    ----------    -----------    -----------
                                                           (Dollars in Thousands)
Securities Available for Sale:
 U.S. government and federal agencies
                                                $  --           --%        $    --            --%

Mortgage-backed securities:
  Fannie Mae.........................              --           --           2,546         12.46
  Ginnie Mae.........................          10,073       100.00          16,181         79.17
  Freddie Mac........................              --           --           1,712          8.37
                                           -----------    ----------    -----------    -----------
                                              $10,073       100.00%        $20,439        100.00%
                                           ===========    ==========    ===========    ===========

Other earnings assets:
   Interest-bearing deposits in other
     financial institutions..........         $ 1,381        70.24%         $  691         56.59%
  Federal Home Loan Bank stock.......             485        24.67             430         35.22
  Other investments..................             100         5.09             100          8.19
                                           -----------                  -----------    -----------
Total................................           1,966       100.00%          1,221        100.00%
                                           -----------    ==========    -----------    ===========

Total................................         $12,039                      $21,660
                                           ===========                  ===========

     While our mortgage-backed securities carry a reduced credit risk as compared to whole loans due to their issuance under government agency sponsored programs, they remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and so affect both the prepayment speed, and value, of the investment securities. As a result of these factors, the estimated average lives of these securities will be shorter than the contractual maturities as shown on the following table. The maturities of the investment securities portfolio and the amortized cost and fair value, excluding Federal Home Loan Bank stock, as of December 31, 2003, are as follows:

                                                                 At December 31, 2003
                                   ----------------------------------------------------------------------------------
                                                   One to      Five to
                                    One Year        Five          10         Over 10
                                    or Less        Years         Years        Years            Total Securities
                                   -----------    ---------    ---------    -----------    ------------    ----------
                                   Amortized      Amortized    Amortized    Amortized       Amortized        Fair
                                      Cost          Cost         Cost          Cost           Cost           Value
                                   -----------    ---------    ---------    -----------    ------------    ----------
                                                                (Dollars in Thousands)
Mortgage-backed securities ....      $  --          $  --        $   --      $ 10,186       $ 10,186       $ 10,073
Total investment securities ...      $  --          $  --        $   --      $ 10,186       $ 10,186       $ 10,073
                                   ===========    =========    =========     ===========    ============   ===========
Weighted average yield.........                                                  3.04%          3.04%          3.22%

Sources of Funds

     General. Our sources of funds are deposits, payment of principal and interest on loans, interest earned on or maturation of other investment securities, borrowings, and funds provided from operations.

     Deposits. We offer a variety of deposit accounts to consumers with a wide range of interest rates and terms. Our deposits consist of certificates of deposit, savings, money market and demand deposit accounts. We have historically paid market rates on our deposit accounts. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. We do not solicit brokered deposits.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions. We expect to maintain a substantial majority of our certificates of deposit that are maturing in 2004 by continuing to pay market rates, providing quality service and promoting our bank as a local community bank. Our liquidity could be reduced, however, if a significant portion of the certificates of deposit are not renewed. Paying market rates to retain these deposits may increase our cost of funds and could decrease our net interest income and net interest margin. We will be able to use Federal Home Loan Bank advances to provide an alternative source of funds for any certificates of deposit that mature and are not renewed. Utilizing Federal Home Loan Bank advances is likely to increase our cost of funds.

     The following table sets forth our deposit flows during the periods indicated.

                                            Year Ended December 31,
                                       ----------------------------------
                                            2003               2002
                                       ---------------    ---------------
                                             (Dollars in Thousands)

Opening balance...................           $ 31,621           $ 29,854
Deposits net of withdrawals.......              2,245                962
Interest credited.................                566                805
                                       ---------------    ---------------

Ending balance....................           $ 34,432           $ 31,621
                                       ===============    ===============

Net increase......................           $  2,811            $ 1,767

Percent increase..................              8.89%              5.92%

     The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered at the dates indicated.

                                                                    At
                                                               December 31,
                                       --------------------------------------------------------------
                                                   2003                             2002
                                       ------------------------------    ----------------------------
                                                        Percent of                       Percent of
                                         Amount            Total           Amount           Total
                                       ------------    --------------    ------------    ------------
                                                          (Dollars in Thousands)
Non-interest-bearing demand.......         $ 2,103            6.10%          $ 1,643          5.20%

Savings ..........................           1,831            5.32             1,576          4.98

NOW and Money market..............          15,842           46.01            11,421         36.12

Certificates of deposit

    1.00% - 1.99%.................           8,017           23.28             3,243         10.26
    2.00% - 2.99%.................           1,156            3.36             6,007         19.00
    3.00% - 3.99%.................           1,244            3.62             2,844          8.99
    4.00% - 4.99%.................           1,703            4.95             2,127          6.72
    5.00% - 5.99%.................           2,025            5.88             2,096          6.63
    6.00% - 6.99%.................             511            1.48               664          2.10
    7.00% - 7.99%.................              --             --                 --            --
                                       ------------    --------------    ------------    ------------

Total certificates of deposit.....          14,656           42.57            16,981         53.70
                                       ------------    --------------    ------------    ------------
Total deposits....................        $ 34,432          100.00%         $ 31,621        100.00%
                                       ============    ==============    ============    ============

     The following table indicates the amount of Monadnock Community Bank's certificates of deposit by time remaining until maturity as of December 31, 2003.

                       December 31      December 31     December 31     December 31     December 31      December 31
                           2004            2005            2006            2007            2008             2009           Total
                      ---------------  --------------  --------------  --------------  --------------  ----------------  -----------
                                                                     (In Thousands)
1.00%-1.99%..........         $7,551          $  310          $  156          $   --           $  --              $ --      $ 8,017
2.00%-2.99%..........            308             687             158              --               3                --        1,156
3.00%-3.99%..........            647              10             183             191             207                 6        1,244
4.00%-4.99%..........            402             379             474             432               1                15        1,703
5.00%-5.99%..........            147             473             730             583              92                --        2,025
6.00%-6.99%..........            306              37             141              27              --                --          511
7.00%-7.99%..........             --              --              --              --              --                --           --
                              $9,361          $1,896          $1,842          $1,233           $ 303              $ 21      $14,656
                      ---------------  --------------  --------------  --------------  --------------  ----------------  -----------
$100,000 and over             $1,407          $  317          $  129          $  103           $  --              $ --      $ 1,956
Below $100,000.......          7,954           1,579           1,713           1,130             303                21       12,700
                      ---------------  --------------  --------------  --------------  --------------  ----------------  -----------
    Total............         $9,361          $1,896          $1,842          $1,233           $ 303              $ 21      $14,656
                      ===============  ==============  ==============  ==============  ==============  ================  ===========

     Borrowings. Although deposits are our primary source of funds, we may utilize borrowings primarily as part of our asset liability management strategy, when we desire additional capacity to purchase loans or to fund loan demand. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Boston. See Note 7 of the Notes to Financial Statements.

     We may obtain advances from the Federal Home Loan Bank of Boston upon the security of our mortgage loans and mortgage-backed securities. These advances may be made using several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 2003, we had $6.7 million in Federal Home Loan Bank advances outstanding.

     The following table sets forth information as to our Federal Home Loan Bank advances for the periods indicated.

                                                                 At or For the Year
                                                                 Ended December 31,
                                                           ------------------------------
                                                                2003             2002
                                                           --------------    ------------
                                                               (Dollars in Thousands)
Average balance outstanding.............................       $8,148           $7,132

Maximum month-end balance...............................        9,054            8,525

Balance at end of period................................        6,747            7,000

Weighted average interest rate during the period........        3.18%            4.09%

Weighted average interest rate at end of period.........        2.85%            3.38%

Subsidiary and Other Activities

     At December 31, 2003 Monadnock Community Bank did not have any subsidiaries.

Competition

     We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from mortgage bankers. We also face competition from other commercial banks with respect to commercial business loans.

     We attract all of our deposits through our home office. Competition for those deposits is principally from savings institutions, commercial banks, brokerage firms, credit unions and mutual funds. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. As of December 31, 2003, we believe that we hold less than 1.0% of the deposits in Hillsborough and Cheshire Counties.

Employees

     At December 31, 2003, we had a total of 18 employees, including 2 part-time employees. Our employees are not represented by any collective bargaining group.

Properties

     At December 31, 2003, we had one full service office which we lease. We also plan to open an additional office in 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy." The net book value of our investment in premises, equipment and fixtures was approximately $189,000 at December 31, 2003.

     Our office facility information is as follows:

                                        Owned or        Lease Expiration         Net Book Value
Location                                 Leased              Date               December 31, 2003
--------                                --------        -----------------       -----------------
                                                                                  (In Thousands)
HOME AND EXECUTIVE OFFICE                 Leased            July 2008                   --
One Jaffrey Road
Peterborough, New Hampshire 03458

     We do not use an in-house computer system. We use a third-party vendor to maintain our data base of depositor and borrower customer information.

Legal Proceedings

     From time to time, we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of this litigation.

                     PROPOSED STOCK PURCHASES BY MANAGEMENT

     The following table sets forth, for each of Monadnock Community Bank's directors and executive officers both individually and as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through IRAs and by associates. These purchases are intended for investment purposes only, and not for resale. Directors, officers, their associates and employees will pay the same price as all other purchasers in the stock offering.

                                                        At the Minimum of the         At the Maximum of the
                                                      Estimated Offering Range       Estimated Offering Range
                                                    ----------------------------    --------------------------
                                                                   As a Percent                   As a Percent
                                                    Number of       of Shares       Number of      of Shares
               Name                    Amount         Shares         Offered         Shares         Offered
-----------------------------------    ------       ---------      ------------     ---------     ------------
Directors:
----------

Richard J. Wargo                     $ 32,000         4,000            1.12%           4,000         0.83%


Samuel J. Hackler                      70,000         8,750            2.44            8,750         1.80

Kenneth A. Christian                   70,000         8,750            2.44            8,750         1.80

Kenneth R. Simonetta                   70,000         8,750            2.44            8,750         1.80

William M. Pierce, Jr.                 70,000         8,750            2.44            8,750         1.80

Jack Goldstein                         70,000         8,750            2.44            8,750         1.80


Thomas C. LaFortune                    27,200         3,400            0.95            3,400         0.70


Executive Officers:
-------------------
Donald R. Blanchette                   16,000         2,000            0.55            2,000         0.42

David A. Reilly                        32,000         4,000            1.12            4,000         0.83


All directors and executive          $457,200        57,150           15.94%          57,150        11.78%
officers as a group (9 persons       ========        ======           ======          ======        ======


                      THE REORGANIZATION AND STOCK OFFERING

     The board of directors of Monadnock Community Bank has adopted and the Office of Thrift Supervision has approved the plan of mutual holding company reorganization and stock issuance, subject to approval by the members of Monadnock Community Bank entitled to vote on the matter. The Office of Thrift Supervision approval is subject to satisfaction of certain conditions imposed by the Office of Thrift Supervision. The Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan of mutual holding company reorganization and stock issuance.

General

     On March 11, 2004, we adopted a plan of mutual holding company reorganization and stock issuance under which Monadnock Community Bank will reorganize into the mutual holding company structure and Monadnock Community Bancorp will offer shares of its common stock to the eligible depositors of Monadnock Community Bank and possibly the general public.

     Under this plan, Monadnock Community Bank will reorganize into the federal mutual holding company structure as a wholly owned subsidiary of Monadnock Community Bancorp, which in turn will be a majority-owned subsidiary of Monadnock Mutual Holding Company. Following receipt of all required regulatory approvals, the approval of the members (depositors) of Monadnock Community Bank entitled to vote on the plan and the satisfaction of all other conditions precedent to the reorganization, Monadnock Community Bank will complete the reorganization. Monadnock Community Bank in its stock form will continue to conduct its business and operations from the same office with the same personnel as Monadnock Community Bank conducted prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Monadnock Community Bank's loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC. Monadnock Mutual Holding Company initially will be capitalized with $50,000. When the reorganization is completed, this capital will be used for general corporate purposes.

     Under the plan, we will accomplish our corporate change as following or in any other manner that is consistent with applicable federal law and regulations and the intent of the plan:

     (1) Monadnock Community Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

     (2) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");

     (3) Interim One will organize Monadnock Community Bancorp as a wholly-owned subsidiary;

     (4) Monadnock Community Bank will exchange its charter for a federal stock savings bank charter to become Monadnock Community Bank and Interim One will exchange its charter for a federal mutual holding company charter to become Monadnock Mutual Holding Company;

     (5) simultaneously with step (4), Interim Two will merge with and into Monadnock Community Bank with Monadnock Community Bank as the resulting institution;

     (6) all of the initially issued stock of Monadnock Community Bank will be transferred to Monadnock Mutual Holding Company in exchange for membership interests in Monadnock Mutual Holding Company.

     (7) Monadnock Mutual Holding Company will contribute the capital stock of Monadnock Community Bank to Monadnock Community Bank and Monadnock Community Bank will become a wholly-owned subsidiary of Monadnock Community Bancorp; and

     (8) contemporaneously with the reorganization, Monadnock Community Bancorp will offer for sale in the stock offering shares of common stock based on the pro forma market value of Monadnock Community Bancorp and Monadnock Community Bank.

     Monadnock Community Bancorp expects to receive the approval of the Office of Thrift Supervision to become a savings bank holding company and to own all of the common stock of Monadnock Community Bank. The reorganization will be effected only upon receipt of final regulatory approval, the approval of members of Monadnock Community Bank as of May ___, 2004 and completion of the sale of the minimum number of the shares of common stock to be issued under the plan of mutual holding company reorganization and stock issuance.

     The following is a summary of material aspects of the reorganization and stock issuance. The summary is qualified in its entirety by reference to the provisions of the plan of mutual holding company reorganization and stock issuance. Copies of the plan of mutual holding company reorganization and stock issuance are available for inspection at the office of Monadnock Community Bank and at the Office of Thrift Supervision. The plan of mutual holding company reorganization and stock issuance is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Our Reasons for the Corporate Change

     As a mutual institution, Monadnock Community Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Monadnock Community Bank able to increase its capital position.

     As a stock corporation upon completion of the reorganization, Monadnock Community Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of Monadnock Community Bank's or Monadnock Community Bancorp's capital stock will allow Monadnock Community Bank the flexibility to increase it capital position more rapidly than by accumulating earnings and capital can be raised at times deemed advantageous by the board of directors of Monadnock Community Bank. It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help Monadnock Community Bank address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses.

     The acquisition alternatives available to Monadnock Community Bank are quite limited as a mutual institution, because of a requirement in Office of Thrift Supervision regulations that the surviving institution in a merger involving a mutual institution generally must be in mutual form. After the reorganization, Monadnock Community Bank will have increased ability to merge with other mutual and stock institutions and Monadnock Community Bancorp may acquire control of other mutual or stock savings associations and retain the acquired institution as a separate subsidiary of Monadnock Community Bancorp. There are, however, no current plans to do so.

     Finally, the ability to issue capital stock will enable Monadnock Community Bank to establish stock compensation plans for directors, officers and employees, giving them equity interests in Monadnock Community Bancorp and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by Monadnock Community Bancorp in connection with the reorganization, see "Management." Although Monadnock Community Bank's ability to raise capital and general business flexibility will be improved by this reorganization and stock offering, these advantages will be limited by the requirement in applicable laws and regulations that a mutual holding company maintain a majority ownership interest in its savings bank holding company subsidiary.

     The advantages of the reorganization also could be achieved if Monadnock Community Bank were to reorganize into a wholly-owned subsidiary of a stock holding company, known as a standard conversion, rather than as a second-tier subsidiary of a mutual holding company. A standard conversion also would free Monadnock Community Bank from the restrictions on its ability to raise capital which result from the requirement that its mutual holding company maintain a majority ownership interest in Monadnock Community Bancorp.

     Office of Thrift Supervision regulations require that savings institutions converting to stock form in a standard conversion sell all of their to-be-outstanding capital stock rather than a minority interest. The amount of equity capital that would be raised in a standard conversion would therefore be substantially more than the amount raised in a minority stock offering by a subsidiary of a mutual holding company and would make it more difficult for Monadnock Community Bancorp to maximize the return on its equity. A standard conversion also would eliminate all aspects of the mutual form or organization, while some are retained with the mutual holding company structure. Completion of the reorganization does not eliminate the possibility of Monadnock Mutual Holding Company converting from mutual to stock form in the future; however, a full conversion is not contemplated at this time. See "Monadnock Mutual Holding Company May Consider Converting to Stock Form in the Future."

     After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a reorganization into a wholly-owned subsidiary of a stock holding company rather than as a second-tier subsidiary of a mutual holding company, the board of directors of Monadnock Community Bank unanimously approved the reorganization as being in the best interests of Monadnock Community Bank and equitable to its depositors.

Effects of the Reorganization and Stock Offering

     General. The reorganization and stock offering will have no effect on Monadnock Community Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The reorganization and stock offering will not result in any change in the existing services provided to depositors and borrowers, or in our existing office, management and staff. Monadnock Community Bank will continue to be subject to regulation, supervision and examination by the Office of Thrift Supervision and the FDIC.

     Deposits and Loans. Each holder of a deposit account in Monadnock Community Bank at the time of the reorganization and stock offering will continue as an account holder in Monadnock Community Bank after the reorganization and stock offering, and the reorganization and stock offering will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the reorganization and stock offering. Depositors in Monadnock Community Bank will continue to hold their existing certificates and other evidence of their accounts. The reorganization and stock offering will not affect the loan terms of any borrower from Monadnock Community Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the reorganization and stock offering.

     Continuity. During the process, the normal business of Monadnock Community Bank of accepting deposits and making loans will continue without interruption. Following completion of the reorganization and stock offering, Monadnock Community Bank will continue to be subject to regulation by the Office of Thrift Supervision, and FDIC insurance of accounts will continue without interruption. After the reorganization and stock offering, Monadnock Community Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

     The board of directors presently serving Monadnock Community Bank will continue to serve as the board of directors of Monadnock Community Bank after the reorganization and stock offering. The members of the board of directors of Monadnock Community Bancorp will consist of the individuals currently serving on the board of directors of Monadnock Community Bancorp, which are the same directors serving for Monadnock Community Bank. After the reorganization and stock offering, the voting stockholders of Monadnock Community Bancorp will elect approximately one-third of Monadnock Community Bancorp's directors annually. All current officers of Monadnock Community Bancorp and Monadnock Community Bank will retain their positions with Monadnock Community Bancorp and Monadnock Community Bank, respectively, after the reorganization and stock offering.

     Voting Rights. After completion of the reorganization and stock offering, the members will have no voting rights in Monadnock Community Bank or Monadnock Community Bancorp and, therefore, will not be able to elect directors of Monadnock Community Bank or Monadnock Community Bancorp or to control their affairs. Currently these rights are held by depositors of Monadnock Community Bank. After the reorganization and stock issuance, voting rights will be vested exclusively in the stockholders of Monadnock Community Bancorp, which will own all of the stock of Monadnock Community Bank. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of Monadnock Community Bancorp, subject to the provisions of Monadnock Community Bancorp's charter.

     As a federally-chartered mutual holding company, Monadnock Mutual Holding Company will have no authorized capital stock and no stockholders. Monadnock Mutual Holding Company will be controlled by members of Monadnock Community Bank, which consists of its depositors. These members have generally signed proxies giving their voting rights to Monadnock Community Bank's board of directors. The revocable proxies that members of Monadnock Community Bank give the board of directors of Monadnock Community Bank provide general authority to cast a member's vote on any and all matters presented to the members. These proxies are deemed to cover the member's votes as members of Monadnock Mutual Holding Company following the reorganization, and this authority is given to the board of directors of Monadnock Mutual Holding Company.

     The plan of mutual holding company reorganization and stock issuance also provides for the transfer of proxy rights to the board of directors of Monadnock Mutual Holding Company. As a result, the board of directors of Monadnock Community Bank will be able to govern the operations of Monadnock Mutual Holding Company, and Monadnock Community Bancorp, notwithstanding objections raised by members of Monadnock Mutual Holding Company or stockholders of Monadnock Community Bancorp, respectively, so long as the board of directors has been appointed proxy for a majority of the outstanding votes of members of Monadnock Mutual Holding Company and these proxies have not been revoked. In addition, all persons who become depositors of Monadnock Community Bank following the reorganization will have membership rights with respect to Monadnock Mutual Holding Company.

     Depositors' Rights if We Liquidate. In the event of a voluntary liquidation of Monadnock Community Bank prior to the reorganization, holders of deposit accounts in Monadnock Community Bank would be entitled to distribution of any assets of Monadnock Community Bank remaining after all claims of depositors and creditors are satisfied. Following the reorganization, the holder of Monadnock Community Bank's common stock, which will be Monadnock Community Bancorp, would be entitled to any assets remaining upon a liquidation, dissolution or winding up of Monadnock Community Bank and, except through their liquidation interests in Monadnock Community Bank, as discussed below, holders of deposit accounts in Monadnock Community Bank would not have any interest in these assets.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of Monadnock Mutual Holding Company following completion of the reorganization, holders of deposit accounts in Monadnock Community Bank would be entitled, pro rata to the value of their accounts and to distribution of any assets of Monadnock Mutual Holding Company remaining after the claims of all creditors of Monadnock Mutual Holding Company are satisfied. Stockholders of Monadnock Community Bancorp will have no liquidation or other rights with respect to Monadnock Community Bank solely as stockholders.

     In the event of a liquidation, dissolution or winding up of Monadnock Community Bancorp, each holder of shares of the common stock would be entitled to receive, after payment of all debts and liabilities of Monadnock Community Bancorp, a pro rata portion of all assets of Monadnock Community Bancorp available for distribution to holders of the common stock.

     There currently are no plans to liquidate Monadnock Community Bank, Monadnock Community Bancorp or Monadnock Mutual Holding Company.

     Material Tax Effects of the Reorganization. We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to tax matters that are material to the reorganization. The opinion is based, among other things, on factual representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the reorganization. Luse Gorman Pomerenk & Schick, P.C.'s opinion provides as follows:

     1. The conversion of Monadnock Community Bank's charter from a mutual savings bank charter to a stock bank charter will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code"), and no gain or loss will be recognized by Monadnock Community Bank in either its mutual form ("Mutual Bank") or stock form (as the "Stock Bank") as a result.

     2 No gain or loss will be recognized by Monadnock Community Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank common stock and the assumption by Stock Bank of the liabilities of Mutual Bank.

     3. No gain or loss will be recognized by Stock Bank upon the receipt of Monadnock Community Bank's assets in exchange for shares of Stock Bank common stock.

     4. Stock Bank's holding period in the assets received from Monadnock Community Bank will include the period during which such assets were held by Mutual Bank.

     5. The Stock Bank's basis in the assets of Monadnock Community Bank will be the same as the basis of such assets in the hands of Monadnock Community Bank immediately prior to the reorganization.

     6. Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests.

     7. The Stock Bank will succeed to and take into account Monadnock Community Bank's earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

     8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank's tax year will not end merely as a result of the conversion of Monadnock Community Bank to stock form and Stock Bank will not be required to obtain a new employee identification number.

     9. No gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Monadnock Mutual Holding Company, in exchange for their deposit accounts in Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

     10. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Monadnock Community Bancorp. Gain realized, if any, by the eligible account holders and supplemental eligible account holders on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

     11. The basis of the deposit accounts in Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in the Monadnock Mutual Holding Company to be received by the eligible account holders and supplemental eligible account holders of Mutual Bank will be zero.

     12. The exchange of Stock Bank common stock constructively received by eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Monadnock Mutual Holding Company will constitute a tax-free exchange of property solely for "stock."

     13. Eligible account holders, supplemental eligible account holders and other members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the conversion of Monadnock Community Bank to stock form to Monadnock Mutual Holding Company solely in exchange for membership interests in Monadnock Mutual Holding Company.

     14. Eligible account holders, supplemental eligible account holders and other members' basis in the Monadnock Mutual Holding Company membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange for such interests.

     15. Monadnock Mutual Holding Company will recognize no gain or loss upon receipt of property from eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Monadnock Mutual Holding Company.

     16. Monadnock Mutual Holding Company's basis in the property received from eligible account holders, supplemental eligible account holders and other members (which basis is -0-) will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other members.

     17. Monadnock Mutual Holding Company's holding period for the property received from eligible account holders, supplemental account holders and other members will include the period during which such property was held by such persons.

     18. Monadnock Mutual Holding Company and the persons who purchased common stock of Monadnock Community Bancorp in the subscription and community offering ("minority stockholders") will recognize no gain or loss upon the transfer of Stock Bank common stock and cash, respectively, to Monadnock Community Bancorp in exchange for common stock in Monadnock Community Bancorp

     19. Monadnock Community Bancorp will recognize no gain or loss on its receipt of Stock Bank common stock and cash in exchange for Monadnock Community Bancorp common stock.

     20. Monadnock Mutual Holding Company's basis in the Monadnock Community Bancorp common stock will be the same as its basis in the Monadnock Community Bank stock exchanged for such stock.

     21. Monadnock Mutual Holding Company's holding period in the Monadnock Community Bancorp common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

     22. Monadnock Community Bancorp's basis in the Stock Bank stock received from Monadnock Mutual Holding Company will be the same as the basis of such property in the hands of Monadnock Mutual Holding Company.

     23. Monadnock Community Bancorp's holding period for the Stock Bank stock received from Monadnock Mutual Holding Company will include the period during which such property was held by Monadnock Mutual Holding Company.

     24. It is more likely than not that the basis of the Monadnock Community Bancorp common stock to its minority stockholders will be the purchase price. The holding period of the Monadnock Community Bancorp common stock purchased through the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

     The opinion addresses all material federal income tax consequences of the reorganization. The tax opinion as to items 10 and 24 above is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

     The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described in this prospectus.

     Monadnock Community Bank has also obtained an opinion from Shatswell, MacLeod & Company, P.C. that the tax effects of the stock offering under New Hampshire tax laws will be substantially the same as described above with respect to federal income tax laws.

     Monadnock Community Bank has received a letter from RP Financial, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible depositors are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible depositors who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to such value, and Monadnock Community Bancorp and Monadnock Community Bank could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

How We Determined Our Price and the Number of Shares to be Sold in the Stock Offering

     The plan of mutual holding company reorganization and stock issuance requires that the aggregate purchase price of the common stock must be based on the appraised pro forma market value of Monadnock Community Bancorp and Monadnock Community Bank, as determined on the basis of an independent valuation. Monadnock Community Bank has retained RP Financial to make this valuation. RP Financial is a firm with extensive experience in the valuation of companies undertaking a stock offering such as the proposed offering of Monadnock Community Bancorp. Monadnock Community Bank selected RP Financial based upon its experience and reputation in valuing stock offerings by issuers such as Monadnock Community Bancorp. For its services in making this appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $35,000. Monadnock Community Bank has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Monadnock Community Bank to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

     RP Financial issued its appraisal in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

     o the present and projected operating results and financial condition of Monadnock Community Bancorp and Monadnock Community Bank, which were prepared by Monadnock Community Bank then adjusted by RP Financial to reflect the net proceeds of the offering and the economic and demographic conditions in Monadnock Community Bank's existing marketing areas;

     o certain historical, financial and other information relating to Monadnock Community Bank, which were prepared by Monadnock Community Bank;

     o a comparative evaluation of the operating and financial statistics of Monadnock Community Bank with those of other similarly situated publicly-traded mutual holding companies;

     o the aggregate size of the offering of the common stock; o the impact of the stock offering on Monadnock Community Bank's net worth and earnings potential as calculated by RP Financial;

     o the proposed dividend policy of Monadnock Community Bancorp and Monadnock Community Bank; and

     o the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal also incorporated an analysis of a peer group of publicly-traded mutual holding companies that RP Financial considered to be comparable to Monadnock Community Bancorp. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded mutual holding companies, all of whom had less than $825 million in assets. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings ratios, price-to-book value ratios and price-to-assets ratios indicated by the market prices of the peer companies, among other factors. RP Financial applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Monadnock Community Bancorp and the peer group, to Monadnock Community Bancorp's pro forma earnings, book value and assets to derive the estimated pro forma market value of Monadnock Community Bancorp.

     In its review of the appraisal provided by RP Financial, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

     On the basis of this analysis, RP Financial has advised Monadnock Community Bancorp and Monadnock Community Bank that in its opinion, dated March 5, 2004, the estimated pro forma market value of Monadnock Community Bancorp on a fully converted basis ranged from a minimum of $6.4 million to a maximum of $8.6 million with a midpoint of $7.5 million. The board of directors of Monadnock Community Bank determined that the common stock should be sold at $8.00 per share. Based on the estimated valuation range and the purchase price, the number of shares of common stock that Monadnock Community Bancorp will issue will range from between 796,875 shares at the minimum and 1,078,125 shares at the maximum of the range, with a midpoint of 937,500 shares. The Board determined to offer for sale 45.0% of these shares, or an offering range of between 358,594 shares and 485,156 shares, with a midpoint of 421,875 shares. The 55.0% of the shares of Monadnock Community Bancorp stock that are not offered for sale in the offering will be issued to Monadnock Mutual Holding Company.

     The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Monadnock Community Bancorp, reflecting the pro forma impact of the stock offering. Compared to the average pricing ratios of the peer group, Monadnock Community Bancorp's pro forma pricing ratios at the midpoint of the offering range indicated a premium of 1,078% on a price-to-earnings basis, a discount of 17.5% on a price-to-book basis and a discount of 20.2% on a price-to-tangible book value basis. The estimated appraised value took into consideration the potential financial impact of the stock offering.

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

                                                                      Pro Forma          Pro Forma
                                                                       Price to           Price to
                                                                       Earnings             Book            Pro Forma Price
                                                                     Multiple(1)      Value Ratio Value     to Tangible Book
                                                                     -----------      -----------------     ----------------
Monadnock Community Bancorp (fully converted basis) as of
March 5, 2004
     15% above maximum...........................................        477.05x             89.29%               89.29%
     Maximum.....................................................        408.60              86.96                86.96
     Midpoint....................................................        350.73              84.43                84.43
     Minimum.....................................................        294.33              81.23                81.23

All Full-Converted Thrifts Publicly Traded on the NYSE, NASDAQ &
AMEX as of March 5, 2004
     Averages....................................................         18.08x            167.69%              180.29%
     Medians.....................................................         17.05             156.46               167.01

Valuation of Peer Group Institutions (fully converted basis)
  as of March 5, 2004
     Averages....................................................         29.76x            102.33%              105.86%
     Medians.....................................................         29.32             102.64               107.22

--------------
(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

     RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares. RP Financial did not independently verify the financial statements and other information provided by Monadnock Community Bancorp or Monadnock Community Bank, nor did RP Financial value independently the assets or liabilities of Monadnock Community Bancorp or Monadnock Community Bank. The valuation considers Monadnock Community Bank as a going concern and should not be considered as an indication of the liquidation value of Monadnock Community Bank. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offering will be able to sell such shares later at prices at or above the purchase price or in the range of the valuation described above.

     Prior to completion of the stock offering, the maximum of the estimated valuation range may be increased up to 15% to $9.9 million and the number of shares of common stock offered for sale may correspondingly be increased to 557,930 shares to reflect changes in market and financial conditions or to fill the orders of the employee stock ownership plan without the resolicitation of subscribers. See "- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

     No sale of shares of common stock in the stock offering may be completed unless prior to such completion RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Monadnock Community Bancorp and Monadnock Community Bank. If this confirmation is not received, Monadnock Community Bancorp may cancel the stock offering, extend the offering period and establish a new estimated valuation and offering range and/or estimated price range, extend, hold a new offering or take any other action the Office of Thrift Supervision may permit.

     The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Monadnock Community Bank or market conditions generally. In the event the estimated market value is updated to amend the value of Monadnock Community Bancorp on a fully converted basis below $6.4 million or above $9.9 million, which is the maximum of the estimated fully converted valuation range, as adjusted by 15%, a new appraisal will be filed with the Office of Thrift Supervision. Purchasers will be resolicited and be permitted to change, cancel or continue their orders, in which case they will need to do so prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Monadnock Community Bank's current rate of interest on regular savings accounts and deposit account withdrawals will be cancelled, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Office of Thrift Supervision.

     An increase in the number of shares of common stock sold as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Monadnock Community Bancorp's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock sold would increase both a subscriber's ownership interest and Monadnock Community Bancorp's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board and management following the stock offering which could reduce your ownership interest" and "Pro Forma Data."

     Copies of the appraisal report of RP Financial, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at Monadnock Community Bank and the other locations specified under "Additional Information."

Subscription Offering and Subscription Rights

     Under the plan of mutual holding company reorganization and stock issuance, non-transferable rights to subscribe for the purchase of common stock in the subscription offering have been granted to the following persons in the following order of descending priority:

     o depositors of Monadnock Community Bank with account balances of at least $50.00 as of the close of business on December 31, 2002 ("Eligible Account Holders"),

     o tax-qualified employee plans, including the employee stock ownership plan ("Tax-Qualified Employee Plans"),

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

     o depositors of Monadnock Community Bank with account balances of at least $50.00 as of the close of business on March 31, 2004 ("Supplemental Eligible Account Holders"), and

     o other depositors of Monadnock Community Bank on ____________, 2004, who do not qualify in the preceding categories ("Other Members").

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of mutual holding company reorganization and stock issuance and as described below under "- Limitations on Stock Purchases."

     Preference Category No. 1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority subscription rights to purchase shares of common stock in an amount equal to the greater of:

     (1)  $70,000 or 8,750 shares of common stock;

     (2) one-tenth of one percent of the total offering of shares of common stock; or

     (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Monadnock Community Bank in each case as of the close of business on December 31, 2002, the "Eligibility Record Date,"

subject to the overall purchase limitations. See "- Limitations on Stock Purchases."

     The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares are sold at the maximum of the offering range as adjusted (557,930 shares), a depositor had $25,000 on deposit as of December 31, 2002, and there were $31.6 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $70,000 of common stock, which is the greater of:

     (i)   $70,000 of common stock;

     (ii) $4,463 of common stock, which is one-tenth of one percent of a $4,463,440 offering; and

     (iii) $52,920 of common stock, or 6,621 shares, which is the product of:
           15 x [557,930 shares of common stock x ($25,000/$31.6 million)].

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any

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

shares remaining after the allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for. Subscription rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his stock order form all deposit accounts in which he has an ownership interest as of December 31, 2002. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Monadnock Community Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 2002.

     Preference Category No. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, including the employee stock ownership plan, shall be entitled to receive, without payment therefore, second priority, nontransferable subscription rights to purchase up to 10.0% of the common stock, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10.0% of the shares of common stock sold, including any increase in the number of shares of common stock to be issued as a result of an increase of up to 15% in the maximum of the estimated offering range. The proposed Monadnock Community Bancorp Employee Stock Ownership Plan, which is the only plan expected to order shares, intends to purchase 4.0% of the shares of common stock sold in the stock offering, or 14,343 shares and 19,406 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by the Tax-Qualified Employee Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of Monadnock Community Bank's directors, officers, employees or their associates. Subscription rights received in this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares in Preference Category No. 1; provided, however, that notwithstanding any other provisions of the plan of stock issuance to the contrary, in the event that the total number of shares offered in the stock offering is increased to an amount greater than the number of shares representing the maximum of the estimated offering range, each Tax-Qualified Employee Plan will have a priority right to purchase any such shares exceeding the maximum of the estimated offering range up to an aggregate of 10.0% of the common stock sold in the stock offering. See "Management - Benefits - Employee Stock Ownership Plan."

     Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and Tax Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive, without payment, third priority subscription rights to purchase shares of common stock in an amount equal to the greater of:

     (1)  $70,000 or 8,750 shares of common stock;

     (2) one-tenth of one percent of the total offering of shares of common stock; or

     (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Monadnock Community Bank in each case on the close of business on March 31, 2004, the "Supplemental Eligibility Record Date,"

subject to the overall purchase limitations. See "Limitations on Stock
Purchases."

     The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares are sold at the maximum of the offering range, as adjusted (557,930 shares), a depositor had $25,000 on deposit as of March 31, 2004, and there were $33.6 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $70,000 of common stock, which is the greater of:

     (i)   $70,000 of common stock;

     (ii) $4,463 of common stock, which is one-tenth of one percent of a $4,463,440 offering; and

     (iii) $49,800 of common stock, or 6,226 shares, which is the product of:
           15 x [557,930 shares of common stock x ($25,000/$33.6 million)].

     If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation, equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining after the allocation will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his stock order form all deposit accounts in which he has an ownership interest as of March 31, 2004. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

     Preference Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Tax-

Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive without payment therefor, fourth priority, non-transferable subscription rights to subscribe for shares of Monadnock Community Bancorp common stock, up to $70,000 or 8,750 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall purchase limitations.

     In the event the Other Members subscribe for a number of shares which, when added to shares subscribed for by Eligible Account Holders, the Tax-Qualified Employees Plans and Supplemental Eligible Accounts Holders, is in excess of the total number of shares of common stock offered in the stock offering, available shares will be allocated among the subscribing Other Members pro rata in the same proportion that his or her number of votes on the close of business on __________, 2004, the date for determining voting members entitled to vote at the special meeting, which we call the voting record date, bears to the total number of votes on the voting record date to all subscribing Other Members on such date. Such number of votes shall be determined based on Monadnock Community Banks' mutual charter and bylaws in effect on the date of approval by the members of the plan of mutual holding reorganization and stock issuance.

See "- Limitations on Stock Purchases."

Direct Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, we may choose to offer shares through the plan of mutual holding company reorganization and stock issuance to members of the general public who receive a prospectus, with a preference given to natural persons residing in Hillsborough and Cheshire Counties, New Hampshire. These natural persons are referred to as preferred subscribers. No person may subscribe for or purchase more than $70,000 of common stock in the direct community offering, if any, subject to the overall purchase limitations. See "- Limitations on Stock Purchases." Monadnock Community Bancorp and Monadnock Community Bank may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the syndicated community offering may be up to a specified percentage of the number of shares of common stock. In the event of oversubscription, orders for stock received in any community offering must first be filled in an aggregate amount equal to the lesser of the amount ordered or an amount no more than two percent of the shares offered in the stock offering. Any remaining shares must be allocated on an equal number of shares per order. The term "residing" as used in this prospectus means any person who occupies a dwelling within Hillsborough or Cheshire counties, has a present intent to remain for a period of time, and manifests the genuineness of that intent by establishing ongoing physical presence, together with an indication that such presence is something other than merely transitory in such counties. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all, however, the determination shall be in our sole discretion.

     Finally, Monadnock Community Bancorp and Monadnock Community Bank may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to the right of Monadnock Community Bancorp and Monadnock Community Bank, in their sole discretion, to accept or reject any orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the subscription expiration date. The direct community offering, if any, shall be for a period of not more than 45 days unless extended by Monadnock Community Bancorp and Monadnock Community Bank, and shall commence concurrently with, during or promptly after the subscription offering.

Syndicated Community Offering

     As a final step in the stock offering, the plan of stock issuance provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Ryan Beck, Inc. as agent for Monadnock Community Bancorp. We expect that the syndicated community offering, if any, will commence as soon as practicable after termination of the subscription offering and if any, the direct community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Ryan Beck nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Ryan Beck has agreed to use its best efforts in the sale of shares in the syndicated community offering. Orders for stock received in any syndicated community offering must first be filled to a maximum of two percent of the shares offered in the stock offering and any remaining shares must be allocated on an equal number of shares per order until all orders have been filled.

     The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person may purchase more than $70,000 of common stock in the syndicated community offering, subject to the overall purchase limitations. See "- Limitations on Stock Purchases."

     Ryan Beck may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no agreements of this kind exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the subscription offering.

     Since all shares are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain SEC rules. To comply with these rules in a practical and efficient manner, Ryan Beck & Co. expects it will utilize procedures which permit prospective investors in the syndicated community offering to transmit their funds to Ryan Beck & Co. which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the offering is terminated. Because Ryan Beck & Co. will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved such broker dealers must comply with the same SEC rules.

     The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by Monadnock Community Bancorp with the approval of the Office of Thrift Supervision, but in no event later than _______, 2004. The syndicated community offering may not be extended past ________, 2006. See "- How We Determined Our Price and the Number of Shares to be Sold in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

     Expiration Date for the Offering. The offering will expire at 10:00 a.m., Eastern Daylight Time, on __________, 2004 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by Monadnock Community Bancorp and Monadnock Community Bank as may be approved by the Office of Thrift Supervision. The stock offering may not be extended beyond _________, 2006. Subscription rights which have not been exercised prior to the Expiration Date, unless extended, will become void.

     Monadnock Community Bancorp and Monadnock Community Bank will not execute orders until at least the minimum number of shares of common stock, 358,594 shares, have been subscribed for or otherwise sold. If the minimum number of shares have not been subscribed for or sold within 45 days after the Expiration Date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Monadnock Community Bank through the offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, Monadnock Community Bancorp and Monadnock Community Bank will notify subscribers of the extension of time and of any rights of subscribers allowing them to confirm, modify or rescind their subscriptions. Orders of those who do not reply during the resolicitation period will be cancelled as described above.

Persons Who are Not Permitted to Participate in the Stock Offering

     Monadnock Community Bancorp will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock through the plan of mutual holding company reorganization and stock issuance reside. However, Monadnock Community Bancorp is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

     o the number of persons otherwise eligible to subscribe for shares under the plan of mutual holding company reorganization and stock issuance who reside in such jurisdiction is small;

     o the granting of subscription rights or the offer or sale of shares of common stock to these persons would require any of Monadnock Community Bancorp and Monadnock Community Bank or their officers, directors or employees, under the laws of that jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in that jurisdiction or to qualify as a foreign corporation or file a consent to service of process in that jurisdiction; or

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

     o the registration, qualification or filing in the judgment of Monadnock Community Bancorp would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Monadnock Community Bancorp will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Monadnock Community Bancorp or Monadnock Community Bank, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Stock Purchases

     The plan of mutual holding company reorganization and stock issuance includes the following limitations on the number of shares of Monadnock Community Bancorp common stock which may be purchased in the stock offering:

     (1) No fewer than 25 shares or $200 of common stock may be purchased, to the extent shares are available;

     (2) Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

          (a)  $70,000 or 8,750 shares of common stock;

          (b) one-tenth of one percent of the total offering of shares of common stock; or

          (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Monadnock Community Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

     (3) The Tax-Qualified Employee Plans, including an employee stock ownership plan, may purchase in the aggregate up to 10.0% of the shares of common stock issued in the stock offering, including any additional shares sold in the event of an increase in the offering range; although the employee stock ownership plan intends to purchase only 4.0% of the shares sold in the stock offering;

     (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

          (a)  $70,000 or 8,750 shares of common stock;

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

          (b) one-tenth of one percent of the total offering of shares of common stock; or

          (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Monadnock Community Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

     (5) Each Other Member may subscribe for and purchase in the subscription offering up to $70,000 (8,750 shares) or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitations in clause (7) below.

     (6) Persons purchasing shares of common stock in the direct community offering or syndicated public offering may purchase in the direct community or syndicated community offering respectively, up to $70,000 or 8,750 shares of common stock, subject to the overall limitation in clause (7) below;

     (7) Except for the Tax-Qualified Employee Plans, irrespective of the purchase limitations set forth in clauses 2(c) and 4(c) above, the maximum number of shares of Monadnock Community Bancorp common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $70,000 or 8,750 shares of the common stock sold in the stock offering; and

     (8) No more than 35% of the total number of shares offered for sale in the stock offering may be purchased by directors and officers of Monadnock Community Bank and their associates in the aggregate, excluding purchases by Tax-Qualified Employee Plans.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, the boards of directors of Monadnock Community Bancorp and Monadnock Community Bank may, in their sole discretion, increase or decrease the maximum amount that may be subscribed for and increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the stock offering, provided that orders for shares exceeding 5% of the shares being offered in the stock offering shall not exceed, in the aggregate, 10% of the shares being offered in the stock offering. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

     The term "associate" when used to indicate a relationship with any person means:

     o any corporation or organization (other than Monadnock Community Bank, Monadnock Community Bancorp, or a majority-owned subsidiary of either of them)

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

          of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

     o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

     o any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Monadnock Community Bank, Monadnock Community Bancorp or any subsidiary of Monadnock Community Bank, or Monadnock Community Bancorp or any of their affiliates; and

     o any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans will not be deemed to be an associate of any director or officer of Monadnock Community Bancorp or Monadnock Community Bank, to the extent provided in the plan of mutual holding company reorganization and stock issuance. When used to refer to a person other than an officer or director of Monadnock Community Bank, the board of directors of Monadnock Community Bank or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

     The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not through an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose through any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will each be delegated. The determination of whether a group is acting in concert shall be made solely by the board of directors of Monadnock Community Bank or officers delegated by such board of directors and may be based on any evidence upon which such board or delegatee chooses to rely.

Marketing Arrangements

     We have retained Ryan Beck as our financial and marketing advisor to consult with and to advise Monadnock Community Bank, and to assist Monadnock Community Bancorp, on a best efforts basis, in the distribution of the shares of common stock in the offering. The services that Ryan Beck will provide include, but are not limited to:

     o training the employees of Monadnock Community Bank who will perform ministerial functions in the subscription offering and direct community offering regarding the mechanics of the stock offering process;

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

     o managing the Stock Information Center by assisting interested stock subscribers and by keeping records of all stock orders; and

     o    targeting our sales effort and preparing marketing materials.

     For its services, Ryan Beck will receive a management fee of $25,000 and a marketing fee of $100,000. In the event that Ryan Beck sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck) shall not exceed 6.0% in the aggregate, Ryan Beck will also be reimbursed for its allocable expenses and its legal fees and expenses in an amount not to exceed $40,000. Monadnock Community Bancorp and Monadnock Community Bank have agreed to indemnify Ryan Beck against certain claims or liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments Ryan Beck may be required to make in connection with any such claims or liabilities.

     A Stock Information Center will be established at Monadnock Community Bank's office located at One Jaffrey Road, Peterborough, New Hampshire 03458. Monadnock Community Bancorp will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of Monadnock Community Bancorp common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of Monadnock Community Bancorp common stock in those states where the law permits. No officer, director or employee of Monadnock Community Bancorp or Monadnock Community Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock. Ryan Beck has not prepared a report or opinion constituting recommendations or advice to Monadnock Community Bank or Monadnock Community Bancorp in connection with the stock offering. In addition, Ryan Beck has expressed no opinion as to the prices at which Monadnock Community Bancorp common stock to be offered in the stock offering may trade.

Procedure for Purchasing Shares in the Offering

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     To purchase shares in the subscription and direct community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account or accounts at Monadnock Community Bank, which may be given by completing the appropriate blanks in the order form, must be received by Monadnock Community Bank by10:00 a.m., Eastern Daylight Time, on the Expiration Date, unless extended. In addition, Monadnock Community Bancorp and Monadnock Community Bank will require a prospective purchaser to execute a certification in the form required by

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

applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, Monadnock Community Bank will not accept orders submitted on photocopied or facsimiled order forms nor order forms. Monadnock Community Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Monadnock Community Bank, unless the stock offering has not been completed within 45 days after the Expiration Date, or this period has been extended.

     In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, December 31, 2002, the Supplemental Eligibility Record Date, March 31, 2004, or for Other Members, on the voting record date, must list all deposit accounts on the stock order form giving all names in each account and the account numbers.

     Payment for subscriptions may be made:

     o    by check or money order; or

     o by authorization of withdrawal from deposit accounts maintained with Monadnock Community Bank (including a certificate of deposit);

No wire transfers will be accepted. Payments for shares subscribed for, other than withdrawals from a deposit account at Monadnock Community Bank, will be deposited in a segregated deposit account at Monadnock Community Bank or in a trust account at PFF Bank & Trust, Pomona, California, an FDIC insured financial institution. Interest will be paid on payments made by check or money order at our then-current savings account rate from the date payment is received until completion of the stock offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of Monadnock Community Bancorp common stock has been sold or the plan of mutual holding company reorganization and stock issuance is terminated, whichever is earlier.

     If a subscriber authorizes Monadnock Community Bank to withdraw the amount of the purchase price from his deposit account, Monadnock Community Bank will do so as of the effective date of the completion of the stock offering. Monadnock Community Bank will waive any applicable penalties for early withdrawal from certificate accounts.

     In the event of an unfilled amount of any subscription order, Monadnock Community Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the stock offering. If for any reason the stock offering is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Monadnock Community Bank.

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

     If any Tax-Qualified Employee Plans or Non-Tax Qualified Employee Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the syndicated community offering if shares remain to be sold in that offering. In the event that, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified and Non-Tax Qualified Employee Plans will be entitled to increase their subscription by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

     If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account. Monadnock Community Bank, by law, cannot maintain self-directed individual retirement accounts. Therefore, if you wish to use your funds that are currently in a Monadnock Community Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase or common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these properly executed transfers. Depositors interested in using funds in an individual retirement account or any other retirement account at Monadnock Community Bank or elsewhere to purchase common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because such transactions take additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use retirement funds held with Monadnock Community Bank or elsewhere, toward this purchase.

Stock Information Center

     If you have any questions regarding the offering, please call our Stock Information Center, at 603-924-1257, from 9:00 a.m. to 4:00 p.m., Monday through Friday. The Stock Information Center will be closed on weekends and on bank holidays. The Stock Information Center is located at Monadnock Community Bank, One Jaffrey Road, Peterborough, New Hampshire 03458.

     The records of Monadnock Community Bank will be deemed to control with respect to all matters related to the existence of subscription rights and one's ability to purchase shares of common stock in the subscription offering.

Restrictions on Transfer of Subscription Rights and Shares

     Under the rules and regulations of the Office of Thrift Supervision, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of stock issuance or the

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

shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for that person's account. Each person exercising subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that the person has no agreement or understanding regarding the sale or transfer of the shares. Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the stock offering.

     We will refer to the Office of Thrift Supervision any situations that we believe may involve a transfer of subscription rights and will not honor orders believed by us to involve the transfer of these rights.

Delivery of Certificates

     Certificates representing common stock issued in the stock offering will be mailed by Monadnock Community Bancorp's transfer agent to the persons entitled to certificates at the addresses of the persons appearing on the stock order forms as soon as practicable following completion of the stock offering. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

     Various approvals of the Office of Thrift Supervision are required in order to consummate the mutual holding company reorganization and the stock offering. The Office of Thrift Supervision has approved the plan of mutual holding company reorganization and stock issuance subject to standard conditions. Completion of the reorganization and stock offering is also subject to approval by the members of Monadnock Community Bank by a majority of the votes eligible to be cast.

     Monadnock Community Bancorp is required to make certain filings with state securities regulatory authorities in connection with the issuance of Monadnock Community Bancorp common stock in the offerings.

Restrictions on Purchase or Transfer of Shares After the Stock Offering

     All shares of common stock purchased in connection with the stock offering by a director or an executive officer of Monadnock Community Bancorp and Monadnock Community Bank will be subject to a restriction that the shares not be sold for a period of one year following the stock offering except in the event of the death of the director or officer or as a result of a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions. In

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

addition, regulations of the SEC impose certain limitations on the resale of shares of Monadnock Community Bancorp stock by directors and officers. See "How We are Regulated - Federal Securities Laws."

     Purchases of common stock of Monadnock Community Bancorp by directors, executive officers and their associates during the three-year period following completion of the stock offering may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Monadnock Community Bancorp's outstanding common stock or to purchases of stock through an employee stock benefit plan.

     Under Office of Thrift Supervision regulations, in general Monadnock Community Bancorp may not repurchase any shares of the common stock, for a period of one year following the stock offering, other than by (a) an offer to all stockholders on a pro rata basis which is approved by the Office of Thrift Supervision or (b) through open market purchases of up to 5% of the outstanding stock where extraordinary circumstances exist.

                                   MANAGEMENT

Management of Monadnock Community Bancorp

     The board of directors of Monadnock Community Bancorp will consist of the seven individuals who currently serve as directors of Monadnock Community Bank. The board of directors of Monadnock Community Bancorp will be divided into three classes, as nearly equal as possible, with approximately one third of the directors elected each year. The directors will be elected by the stockholders of Monadnock Community Bancorp for three year terms, or until their successors are elected and have qualified. The terms of the directors of each of Monadnock Community Bancorp and Monadnock Community Bank are identical. Following completion of the reorganization and the stock offering, the directors will be elected by Monadnock Mutual Holding Company and the holders of the common stock of Monadnock Community Bancorp not held by Monadnock Mutual Holding Company.

     The following individuals will serve as the executive officers of Monadnock Community Bancorp and hold the office set forth below opposite their name.

Executive                        Position Held
---------                        -------------
William M. Pierce, Jr.           President and Chief Executive Officer
Donald R. Blanchette             Vice President and Chief Financial Officer

     Executive officers of Monadnock Community Bancorp are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

     Information concerning the principal occupations, employment and compensation of the directors and executive officers of Monadnock Community Bancorp is set forth under "- Management of Monadnock Community Bank." Directors of Monadnock Community Bancorp initially will not be compensated by Monadnock Community Bancorp but will serve for and be

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

compensated by Monadnock Community Bank. It is not anticipated that separate compensation will be paid to directors of Monadnock Community Bancorp until such time as these persons devote significant time to the separate management of Monadnock Community Bancorp affairs, which is not expected to occur until Monadnock Community Bancorp becomes actively engaged in additional businesses other than holding the stock of Monadnock Community Bank. Monadnock Community Bancorp may determine that such compensation is appropriate in the future.

Management of Monadnock Community Bank

     Upon completion of the mutual holding company reorganization and stock offering, the directors of Monadnock Community Bank immediately prior to the mutual holding company reorganization and stock offering will continue to serve as directors of Monadnock Community Bank. The board of directors of Monadnock Community Bank consists of seven directors divided into three classes, with approximately one-third of the directors elected at each annual stockholder meeting. Because Monadnock Community Bancorp will own all the issued and outstanding capital stock of Monadnock Community Bank following the stock offering, the board of directors of Monadnock Community Bancorp will elect the directors of Monadnock Community Bank.

     The following table sets forth information regarding the board of directors of Monadnock Community Bank as of March 31, 2004.

                                                                                                        Term of
                                                        Positions Held With              Director       Office
                Name                 Age              Monadnock Community Bank             Since        Expires
   --------------------------      --------   --------------------------------------    ----------    ------------
   William M. Pierce, Jr.             50      Director, President and CEO                  1999          2005
   Kenneth R. Simonetta               62      Director                                     1999          2005
   Samuel J. Hackler                  59      Director and Vice Chairman                   1996          2006
   Richard J. Wargo                   49      Director and Chairman of the Board           1996          2006
   Kenneth A. Christian               59      Director                                     2001          2007
   Jack Goldstein                     81      Director                                     1997          2007
   Thomas C. LaFortune                65      Director                                     1997          2007

     The business experience of each director for at least the past five years is set forth below.

     William M. Pierce, Jr. Mr. Pierce has served as president and chief executive officer of Monadnock Community Bank since October 1999. He served as Vice President and Chief Operating Officer from August 1997 until his appointment to such positions.

     Kenneth R. Simonetta. Mr. Simonetta is the president of the Sims Press, a commercial printing company located in Peterborough, New Hampshire. He has been employed by the Sims Press since 1967.

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

     Samuel J. Hackler. Mr. Hackler is the president and owner of New Hampshire Antiques, Milford, New Hampshire, an antiques retail establishment that he has operated since 1983.

     Richard J. Wargo. Mr. Wargo is the President of Exact Auto, an automobile parts distributor located in Conway, New Hampshire. He has been employed by the company since 1977.

     Kenneth A. Christian. Mr. Christian is an owner and principal in the firm of Bellows, Nichols Agency, an insurance agency, located in Peterborough, New Hampshire. He has been associated with the firm since 1970.

     Jack Goldstein. Mr. Goldstein is currently retired. He served as the trustee for the Automobile Wholesalers Association of New England Insurance Trust and as a management consultant for over 20 years.

     Thomas C. LaFortune . Mr. LaFortune has been a self-employed tax preparer in Peterborough, New Hampshire since 1982.

Executive Officers Who Are Not Directors

     The business experience for at least the past five years for each of two executive officers of Monadnock Community Bank, who do not serve as directors, is set forth below.

     Donald R. Blanchette. Mr. Blanchette, age 50, serves as vice president and treasurer, a position he has held since May 2000. From July 1998 until such time he served as treasurer.

     David A. Reilly. Mr. Reilly, age 62, has served as senior vice president and senior loan officer since April 1999. He previously served as a commercial lending officer for Granite Bank from 1991 until December 1998.

Meetings and Committees of the Board of Directors

     Our Board of Directors meets monthly. During the fiscal year ended December 31, 2003, the board of directors held 22 meetings. No director attended fewer than 75% of the total meetings, other than Mr. Wargo who attended less than 75% of the meetings, of the board of directors and committees on which the board member served during this period.

     We currently have standing Executive, Audit, Asset/Liability Management, Loan, Compensation, Nominating, Investment and Compliance Committees. With the exception of the Compensation and Audit Committees as to which Mr. Pierce does not serve, all board members serve on the committees.

         The Audit Committee is chaired by Mr. LaFortune. The Audit Committee meets quarterly or more frequently as needed. The committee recommends the independent auditors and reviews the audit report prepared by the independent auditors. This committee met four times in fiscal 2003 and oversees the audit activities of Monadnock Community Bank.

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

     The Asset/Liability Committee is chaired by Mr. Pierce. The committee meets quarterly or more frequently as needed. The Committee oversees Monadnock Community Bank's asset liability management. The Committee reviews and monitors Monadnock Community Bank's investment portfolio, liquidity position and interest rate risk. This Committee met six times in fiscal 2003.

     The Loan Committee oversees all loan activities. The committee approves all loans that exceed management's loan authority, periodically reviews loans within the loan officer's loan authority and reviews all past due loans on a monthly basis. This committee meets monthly or more frequently as needed. The committee is chaired by Mr. Wargo. This committee met nine times in fiscal 2003.

     The Compensation Committee is chaired by Mr. Wargo. The committee meets as needed to establish compensation policies and employee compensation. The committee met twice in fiscal 2003.

     The Investment Committee is chaired by Mr. Wargo. The committee meets quarterly and establishes the investment policy, oversees investments held by Monadnock Community Bank and makes investment decisions that are not otherwise delegated to management. This committee met three times in fiscal 2003.

     The Nominating Committee is chaired by Mr. Wargo. This committee meets once a year to nominate individuals for election to the board of directors.

     The Compliance Committee is chaired by Mr. Wargo and oversees Monadnock Community Bank's compliance with federal and state laws, as well as internal policies. The committee meets as needed. The committee met six times in fiscal 2003.

Corporate Governance Policies and Procedures

     In addition, to establishing committees of the board of directors, Monadnock Community Bancorp will also adopt several policies to govern the activities of both Monadnock Community Bancorp and Monadnock Community Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to cover such matters as the following:

     o    the duties and responsibilities of each director;

     o the composition, responsibilities and operation of the board of directors;

     o the establishment and operation of board committees, including audit, nominating and compensation committees;

     o    succession planning;

     o    convening executive sessions of independent directors;

     o    the board of directors' interaction with management and third parties;
          and

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     o    the evaluation of the performance of the board of directors and the chief executive officer.

     The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors' Compensation

     Members of Monadnock Community Bank's board of directors receive a fee of $150 per meeting attended and the board typically meets twice a month. The Chairman of the Board receives a minimum of $500 per month. The Committee members are not separately compensated for their service.

Executive Compensation

     The following table sets forth a summary of information concerning the compensation paid by Monadnock Community Bank, including amounts deferred to future periods, for services rendered in all capacities during the year ended December 31, 2003 to the president and chief executive officer of Monadnock Community Bank. No other officer's earned compensation exceeded $100,000.

                                                                                                   Long Term
                                                  Annual Compensation                         Compensation Awards
                                                  -------------------                      -------------------------
                                                                              Other        Restricted
                                                                              Annual          Stock                        All Other
                                       Fiscal                              Compensation       Award                         Compen-
    Name and Principal Position         Year       Salary      Bonus          ($)(1)         ($)(2)     Options(#)(2)      sation(3)
    ---------------------------        ------      ------      -----       ------------    -----------  -------------      ---------
William M. Pierce, Jr.                  2003       $103,947    $  --           --             --            --              $3,100
  President and Chief Executive
    Officer

-------------
(1) This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individual's salary and bonus.

(2) Monadnock Community Bank does not have any stock option or restricted stock plans. Monadnock Community Bancorp does, however, intend to adopt such plans no earlier than six months following the stock offering. See "- Benefits - Stock Benefit Plan."

(3)  Amount represents contribution under Monadnock Community Bank's Simple IRA.

Benefits

     General. We currently provide health and welfare benefits to our employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and copayments by employees.

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

     Simple IRA. Monadnock Community Bank maintains a qualified, tax-exempt savings plan known as a Savings Incentive Match Plan for Employees of Small Employers ("Simple IRA") with a cash or deferred feature qualifying under
Section 408(p) of the Internal Revenue Code. Employees of Monadnock Community Bank who earned at least $1.00 in the preceding calendar year may participate in this plan.

     Participants are permitted to make salary reduction contributions to the plan of up to $9,000 of the participant's annual salary. In addition, Monadnock Community Bank may match the participant's contribution on a dollar for dollar basis up to 100% of the participant's before-tax contribution up to a maximum contribution by Monadnock Community Bank of 3.0% of the participant's annual salary for the year. All contributions by Monadnock Community Bank and the participants, as well as earnings, are fully and immediately vested.

     Participants may invest amounts contributed to their IRA accounts in any number of investment options available under the plan. Each participant receives an annual statement which provides information regarding, among other things, the market value of his investments and contributions made to the plan on the participant's behalf. For the year ended December 31, 2003, Monadnock Community Bank's contribution to the Plan on behalf of Mr. Pierce was $3,100. In connection with the adoption of the employee stock ownership plan contributions to the Simple IRA will be discontinued on or before December 31, 2004.

     Employee Stock Ownership Plan. Monadnock Community Bancorp intends to adopt a new benefit plan which consists of an employee stock ownership plan for the employees of Monadnock Community Bancorp and any subsidiary, including Monadnock Community Bank, to become effective upon the completion of the stock offering. This plan is hereafter referred to as the "ESOP." Employees of Monadnock Community Bancorp and Monadnock Community Bank who are at least 18 years of age who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP.

     As part of the stock offering, it is anticipated that the ESOP will borrow funds from Monadnock Community Bancorp. The ESOP will use these funds to purchase up to 4.0% of the common stock sold in the stock offering. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the ESOP. The loan to the ESOP will be repaid principally from Monadnock Community Bank's contributions to the ESOP over a period of 10 years and the collateral for the loan will be the common stock purchased by the ESOP. The interest rate for the loan is expected to be the prime rate of interest. Monadnock Community Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Monadnock Community Bancorp or upon the sale of treasury shares by Monadnock Community Bancorp. These purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from Monadnock Community Bancorp. The timing and manner of future contributions to the ESOP will be subject to laws and regulations and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account in a trust established in connection with the ESOP and released to participants' accounts as debt service payments are made. Shares released from the ESOP will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation to the total compensation of all eligible participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount Monadnock Community Bancorp might otherwise have contributed to the ESOP. The account balances of participants within the ESOP will become 100% vested after seven years of service. In the case of a "change in control," as defined in the ESOP, which triggers a termination of the ESOP, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. Monadnock Community Bancorp's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     Monadnock Community Bank will appoint its non-employee directors as trustees for the ESOP trust. Under the ESOP, the trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which the employee does not provide voting instructions, will be voted by the trustee in the same proportion as it votes the allocated stock for which it has received instructions from the employees.

     Generally accepted accounting principles requires that any third party borrowing by the ESOP be reflected as a liability on Monadnock Community Bancorp's statement of financial condition. Since the ESOP is borrowing from Monadnock Community Bancorp, such obligations are not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from Monadnock Community Bancorp, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

     The ESOP will be subject to the requirements of Employee Retirement and Income Security Act, and the regulations of the IRS and the Department of Labor thereunder.


     Stock Benefit Plans. In the future, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan will have reserved a number of shares equal to not less than 10.0% of the Monadnock Community Bancorp common stock sold in the stock offering, and the restricted stock plan will have reserved a number of shares equal to not less than 4.0% of the Monadnock Community Bancorp common stock sold in the stock offering subject, if applicable, to regulatory limitations. Grants of stock options will be made at a price equal to 100% of the market value on the date of grant. Grants of common stock under the restricted stock plan will be issued without cost to the recipient. Once a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plans. The plans must be approved by a majority of the votes eligible to be cast other than votes eligible to be cast by Monadnock Mutual Holding Company or such other vote as may be required by the Office of Thrift Supervision. If such plans are approved, and effected, they may have a dilutive effect on Monadnock Community Bancorp stockholders as well as affect Monadnock Community Bancorp's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented.

     Any such stock option plan or restricted stock plan will not be submitted to stockholders for approval or implemented less than six months after the date of the completion of the stock offering, subject to continuing Office of Thrift Supervision jurisdiction. If either the stock option plan or the restricted stock plan are implemented within one year of the consummation of the stock offering, the granting of options and restricted stock will be subject to regulatory restrictions, including a requirement that the awards vest equally over a five year period. Under our plan of mutual holding company reorganization and stock issuance and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than Monadnock Mutual Holding Company. It is expected that, if adopted within one year from the date of completion of the reorganization, the initial recognition and retention plan would authorize awards of our common stock in an aggregate amount up to 4% of the shares sold in the offering, and would be subject to such other limitations as may be imposed by the Office of Thrift Supervision. The recognition and retention plan may authorize awards of more than 4% of the shares sold in the offering, if it is adopted after one year from the date of the completion of the reorganization.

Loans and Other Transactions with Officers and Directors

     We have a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board.

     All loans that we are permitted to make to our directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Monadnock Community Bank. We had no loans to our directors and executive officers at December 31, 2003.

                              HOW WE ARE REGULATED

     Set forth below is a brief description of certain laws and regulations which are applicable to Monadnock Community Bancorp and Monadnock Community Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere in this prospectus, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

     Legislation is introduced from time to time in the United States Congress that may affect the operations of Monadnock Community Bancorp and Monadnock Community Bank. In addition, the regulations governing Monadnock Community Bancorp and Monadnock Community Bank may be amended from time to time by the Office of Thrift Supervision. Any such legislation or regulatory changes in the future could adversely affect Monadnock Community Bancorp or Monadnock Community Bank. No assurance can be given as to whether or in what form any such changes may occur.

General

     Monadnock Community Bank, as a federally-chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Monadnock Community Bank also is subject to regulation by the FDIC, which insures the deposits of Monadnock Community Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting stockholders. This regulatory oversight will continue to apply to Monadnock Community Bank following the completion of the stock offering.

     The Office of Thrift Supervision regularly examines Monadnock Community Bank and prepares reports for the consideration of Monadnock Community Bank's board of directors on any deficiencies that it may find in Monadnock Community Bank's operations. Monadnock Community Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Monadnock Community Bank's mortgage requirements. Any change in such regulations, whether by the FDIC, the Office of Thrift Supervision or Congress, could have a material adverse impact on Monadnock Community Bancorp and Monadnock Community Bank and their operations.

Monadnock Community Bancorp

     General. Monadnock Community Bancorp is a federal mutual holding company subsidiary within the meaning of Section 10(o) of the Home Owners' Loan Act. It is required to file reports with the Office of Thrift Supervision and is subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision has enforcement authority over Monadnock Community Bancorp and any non-savings institution subsidiaries. This permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Monadnock Community Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of Monadnock Community Bancorp.

     Activities Restrictions. Monadnock Community Bancorp and its non-savings institution subsidiaries are subject to statutory and regulatory restrictions on their business activities specified by federal regulations, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies under the Bank Holding Company Act of 1956 or authorized for financial holding companies under the Gramm-Leach-Bliley Act.

     If Monadnock Community Bank fails the qualified thrift lender test, Monadnock Community Bancorp must, within one year of that failure, register as, and will become subject to, the restrictions applicable to bank holding companies. See "- Qualified Thrift Lender Test."

     Mergers and Acquisitions. Monadnock Community Bancorp must obtain approval from the Office of Thrift Supervision before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Monadnock Community Bancorp to acquire control of a savings institution, the Office of Thrift Supervision would consider the financial and managerial resources and future prospects of Monadnock Community Bancorp and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

     Waivers of Dividends by Monadnock Community Bancorp. Office of Thrift Supervision regulations require Monadnock Mutual Holding Company to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Monadnock Community Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association and its stock holding company; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, in accordance with SFAS No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations.

     We anticipate that Monadnock Mutual Holding Company will waive dividends paid by Monadnock Community Bancorp, if any. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Monadnock Mutual Holding Company(and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Monadnock Mutual Holding Company converts to stock form.

     Conversion of Monadnock Mutual Holding Company to Stock Form. The Office of Thrift Supervision regulations permit Monadnock Mutual Holding Company to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Monadnock Community Bancorp (the "New Holding Company"), Monadnock Community Bank, MHC's corporate existence would end, and certain depositors of Monadnock

Community Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Monadnock Mutual Holding Company ("Minority Stockholders") would be automatically converted into a number of shares of common stock in the New Holding Company determined by an exchange ratio that ensures that the Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Monadnock Community Bancorp immediately prior to the Conversation Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Monadnock Mutual Holding Company (and waived dividends would not be considered in determining an appropriate exchange ratio), if Monadnock Mutual Holding Company converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

     A Conversion Transaction requires the approval of the Office of Thrift Supervision as well as a majority of the votes eligible to be cast by the members of Monadnock Community Bancorp and a majority of the votes eligible to be cast by the stockholders of Monadnock Community Bancorp other than Monadnock Community Bancorp.

Monadnock Community Bank

     The Office of Thrift Supervision has extensive authority over the operations of savings institutions. As part of this authority, Monadnock Community Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the FDIC. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require Monadnock Community Bank to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision.

     The Office of Thrift Supervision also has extensive enforcement authority over all savings institutions and their holding companies, including Monadnock Community Bank and Monadnock Community Bancorp. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

     In addition, the investment, lending and branching authority of Monadnock Community Bank is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the Office of Thrift Supervision. Federal savings institutions are also generally authorized to branch nationwide. Monadnock Community Bank is in compliance with the noted restrictions.

     Monadnock Community Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 2003, Monadnock Community Bank's general lending limit under this restriction was $500,000. Monadnock Community Bank is in compliance with the loans-to-one-borrower limitation.

     The Office of Thrift Supervision, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

     Monadnock Community Bank is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of Savings Association Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

     Since January 1, 1997, the premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions has ranged from 0 to 27 basis points. However, Savings Association Insurance Fund and Bank Insurance Fund insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to approximately 1.5 basis points for each $100 in domestic deposits annually. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits, will continue until the bonds mature in the year 2017.

Regulatory Capital Requirements

     Federally insured savings institutions, such as Monadnock Community Bank, are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio or core capital requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.


     The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 2003, Monadnock Community Bank had no intangible assets.


     At December 31, 2003, Monadnock Community Bank had tangible capital of $2.6 million, or 5.82% of adjusted total assets, which is approximately $1.9 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

     The capital standards also require core capital equal to at least 4.0% of adjusted total assets unless its supervisory condition is such to allow it to maintain a 3.0% ratio. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. At December 31, 2003, Monadnock Community Bank had no intangibles which were subject to these tests. At December 31, 2003, Monadnock Community Bank had core capital equal to $2.6 million, or 5.82% of adjusted total assets, which is $800,000 above the minimum requirement of 4.0% in effect on that date.

     The Office of Thrift Supervision also requires savings institutions to have core capital equal to 4% of risk-weighted assets ("Tier 1 Risk-Based"). At December 31, 2003, Monadnock Community Bank had Tier 1 risk-based capital of $2.6 million or 10.93% of risk-weighted assets, which is approximately $700,000 above the minimum on such date. The Office of Thrift Supervision also requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

     On December 31, 2003, Monadnock Community Bank had total risk-based capital of $2.8 million and risk-weighted assets of $23.3 million; or total capital of 12.19% of risk-weighted assets. This amount was $1.0 million above the 8.0% requirement in effect on that date.

     The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances, required to take certain actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until the plan is approved by the Office of Thrift Supervision, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

     As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

     Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered "significantly undercapitalized" will be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2.0% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the Office of Thrift Supervision and the FDIC, including the appointment of a conservator or a receiver.

     The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Monadnock Community Bank may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

     Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

     Generally, savings institutions that before and after the proposed distribution are well-capitalized and have an examination rating in one of the top two categories, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Office of Thrift Supervision may have its dividend authority restricted by the Office of Thrift Supervision. Monadnock Community Bank may pay dividends to Monadnock Community Bancorp in accordance with this general authority.

     Savings institutions proposing to make any capital distribution need not submit written notice to the Office of Thrift Supervision prior to such distribution unless, like Monadnock Community Bank, they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed these net income limitations, must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may object to the distribution during that 30-day period based on safety and soundness concerns. See "- Regulatory Capital Requirements."

Liquidity

     All savings institutions, including Monadnock Community Bank, are required to maintain sufficient liquidity to ensure a safe and sound operation.

Qualified Thrift Lender Test

     All savings institutions, including Monadnock Community Bank, are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 2003,

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Monadnock Community Bank met the test with a 99.2%, ratio and has always met the test since its effectiveness.

     Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter or become subject to the noted restrictions applicable to national banks, unless it requalifies as a qualified thrift lender within one year of failure and remains a qualified thrift lender. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

Community Reinvestment Act

     Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Monadnock Community Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Monadnock Community Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Monadnock Community Bank may be required to devote additional funds for investment and lending in its local community. Monadnock Community Bank was examined for Community Reinvestment Act compliance and received a rating of satisfactory in its latest examination.

Transactions with Affiliates

     Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Monadnock Community Bank include Monadnock Community Bancorp and any company which is under common control with Monadnock Community Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

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     On April 1, 2003, the Federal Reserve's Regulation W, which comprehensively interprets sections 23A and 23B, became effective. The Federal Reserve Act and Regulation W are applicable to savings associations such as Monadnock Community Bank. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by banks and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act.

     In addition, the Office of Thrift Supervision regulations prohibit a savings institution from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

     Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Privacy Requirements of the GLBA

     The Gramm-Leach-Bliley Act of 1999, provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act of 1999 requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institutions' privacy policy and provide such customers the opportunity to "opt out" of the sharing of personal information with unaffiliated third parties.

Anti-Money Laundering

     On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the "USA Patriot Act"). The USA Patriot Act significantly expands the responsibilities of financial institutions, including savings banks, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA Patriot Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the Untied States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

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Federal Securities Law

     The stock of Monadnock Community Bancorp is registered with the SEC under the Securities Exchange Act of 1934, as amended. Monadnock Community Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock to be issued in the stock offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Monadnock Community Bancorp may be resold without registration. Shares purchased by an affiliate of Monadnock Community Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Monadnock Community Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Monadnock Community Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Monadnock Community Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Monadnock Community Bancorp to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

     The Sarbanes-Oxley Act of 2002 was signed into law by President Bush on July 30, 2002 in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures under the federal securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934, including Monadnock Community Bancorp.

     The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

Federal Reserve System

     The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At December 31, 2003, Monadnock Community Bank was

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in compliance with these reserve requirements. Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

     Monadnock Community Bank is a member of the Federal Home Loan Bank of Boston, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

     As a member, Monadnock Community Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Boston. At December 31, 2003, Monadnock Community Bank had $485,300 in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Monadnock Community Bank has received substantial dividends on its Federal Home Loan Bank stock. Over the past two fiscal years such dividends have averaged 3.46% and were 3.10% for the fiscal year ended December 31, 2003. For the three months ended December 31, 2003, Monadnock Community Bank recorded $3,361 in dividends paid by the Federal Home Loan Bank of Boston as compared to $13,725 for the fiscal year ended December 31, 2003.

     Under federal law, the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Monadnock Community Bank's Federal Home Loan Bank stock may result in a corresponding reduction in Monadnock Community Bank's capital.

                                    TAXATION

Federal Taxation

     General. Monadnock Community Bancorp and Monadnock Community Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Monadnock Community Bancorp or Monadnock Community Bank.

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Monadnock Community Bancorp has not yet filed a federal income tax return due to its recent organization. Monadnock Community Bank's federal income tax returns have never been audited by the IRS.

     It is anticipated that Monadnock Community Bancorp will elect to file a consolidated federal income tax return with Monadnock Community Bank commencing with the first taxable year after completion of the stock offering. Accordingly, it is anticipated that any cash distributions made by Monadnock Community Bancorp to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

     Method of Accounting. For federal income tax purposes, Monadnock Community Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31st, for filing its federal income tax return.

     Corporate Dividends-Received Deduction. Monadnock Community Bancorp may eliminate from its income dividends received from Monadnock Community Bank as a wholly owned subsidiary of Monadnock Community Bancorp if it elects to file a consolidated return with Monadnock Community Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

     The two state taxes that materially impact Monadnock Community Bancorp and Monadnock Community Bank are the New Hampshire Business Profits tax and the New Hampshire Business Enterprise tax. The New Hampshire Business Profits tax is assessed at the rate of 8.5%. For this purpose, gross business profits generally means federal taxable income subject to certain modifications provided for in New Hampshire law. The New Hampshire Business Enterprise tax is assessed at 0.75% of the total amount of payroll and certain employee benefits expense, interest expense, and dividends paid to shareholders. The New Hampshire Business Enterprise tax is applied as a credit towards the New Hampshire Business Profits tax.

           RESTRICTIONS ON ACQUISITION OF MONADNOCK COMMUNITY BANCORP
                          AND MONADNOCK COMMUNITY BANK

     The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Monadnock Community Bancorp, Monadnock Community Bank or their respective capital stock are described below. Also discussed are certain provisions in Monadnock Community Bancorp's stock charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Monadnock Community Bancorp.

Federal Law

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution

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unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior written approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Federal regulations provide that control of a savings institution (including its holding company) is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:

     o    it would result in a monopoly or substantially lessen competition;

     o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

     For a period of three years following completion of the stock offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Monadnock Community Bancorp or Monadnock Community Bank without Office of Thrift Supervision approval.

Charter and Bylaws of Monadnock Community Bancorp

     The following discussion is a summary of certain provisions of the charter and bylaws of Monadnock Community Bancorp that relate to restrictions of acquisitions. The description is necessarily general and qualified by reference to the articles of charter and bylaws.

     Directors. Certain provisions of Monadnock Community Bancorp's bylaws will impede changes in majority control of the board of directors. Monadnock Community Bancorp's bylaws provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, assuming a board of three directors or more, it would take two annual elections to replace a majority of Monadnock Community Bancorp's board. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the

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board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

     Restrictions on Call of Special Meetings. The federal stock charter of Monadnock Community Bancorp provides that for a period of five years from the date of the completion of the stock offering a special meeting of stockholders may be called only through a resolution of the board of directors for matters relating to a change in control of Monadnock Community Bancorp or amendments to its charter.

     Absence of Cumulative Voting. Monadnock Community Bancorp's federal stock charter does not provide for cumulative voting rights in the election of directors. This means that Monadnock Mutual Holding Company, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders may elect all of the directors of Monadnock Community Bancorp and thus prevent a minority stockholder from obtaining representation on the Board of Directors.

     Authorized but Unissued Shares of Capital Stock. After the stock offering, Monadnock Community Bancorp will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The board of directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of Monadnock Community Bancorp by means of a merger, tender offer or proxy statement. We anticipate, however, that it is unlikely that we will use the shares for this purpose, since Monadnock Mutual Holding Company must always own at least a majority of our common stock.

     Our federal stock charter also authorizes 2,000,000 shares of serial preferred stock, no par value per share. Monadnock Community Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Monadnock Community Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. If Monadnock Community Bancorp issues any preferred stock which disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the Nasdaq system. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Monadnock Community Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

     Limitation on Voting Rights. The federal stock charter of Monadnock Community Bancorp provides that for a period of five years from the completion of the stock offering by Monadnock Community Bancorp, no person other than Monadnock Mutual Holding Company may offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Monadnock Community Bancorp. This provision does not apply to any tax-qualified employee benefit plan or Monadnock Community Bancorp or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Monadnock

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Community Bancorp or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Monadnock Community Bancorp. In addition, during this five-year period, all shares owned over the l0% limit may not be voted in any matter submitted to stockholders for a vote.


     Ownership of Common Stock by Management. We expect our directors and officers to purchase up to 57,150 shares of common stock in the offering. Directors and officers are expected to control the voting of 11.78% of the shares of common stock sold in the offering (at the maximum of the offering range), and may control the voting of approximately 4.0% of the shares of common stock sold in the offering through the ESOP. Under the terms of the ESOP, unallocated shares and shares for which the employee did not provide voting instructions will be voted by the independent trustees as directed by the Board of Directors of Monadnock Community Bancorp. In addition, the officers and directors of Monadnock Community Bancorp are also officers and directors of Monadnock Mutual Holding Company which, after the stock offering, will own at least a majority of Monadnock Community Bancorp's common stock.


     Certain provisions of Monadnock Community Bancorp's stock option plan and other benefit plans provide for benefits and cash payments in the event of a change in control of Monadnock Community Bancorp. The plans provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over Monadnock Community Bancorp and thus generally may serve to perpetuate current management.

                         DESCRIPTION OF CAPITAL STOCK OF
                           MONADNOCK COMMUNITY BANCORP

General

     Monadnock Community Bancorp is authorized to issue 18,000,000 shares of common stock having a par value of $0.01 per share and 2,000,000 shares of preferred stock having a par value of $0.1 per share. Monadnock Community Bancorp currently expects to issue up to a maximum of 458,156 shares of common stock, or 557,930 shares in the event that the maximum of the estimated offering range is increased by 15%, and no shares of preferred stock in the stock offering. Each share of Monadnock Community Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of stock issuance, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of Monadnock Community Bancorp's capital stock which are deemed material to an investment decision with respect to the stock offering.

     The common stock of Monadnock Community Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC, or any other governmental agency. The Board of Directors can, without stockholders approval, issue additional shares of common stock although Monadnock Mutual Holding Company so long as it is in existence, must own a majority of the outstanding common stock of Monadnock Community Bancorp.

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Common Stock

     Distributions. Monadnock Community Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Monadnock Community Bancorp will be entitled to receive and share equally in these dividends as they may be declared by the board of directors of Monadnock Community Bancorp out of funds legally available for such purpose. If Monadnock Community Bancorp issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividends."

     Voting Rights. Holders of common stock of Monadnock Community Bancorp will possess exclusive voting rights in Monadnock Community Bancorp. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors, therefore, directors will be elected by a plurality of the shares actually voting on the matter. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of Monadnock Community Bancorp and Monadnock Community Bank." If Monadnock Community Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of Monadnock Community Bank, Monadnock Community Bancorp, as holder of Monadnock Community Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Monadnock Community Bank, including all deposit accounts and accrued interest thereon, all assets of Monadnock Community Bank available for distribution. In the event of liquidation, dissolution or winding up of Monadnock Community Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Monadnock Community Bancorp available for distribution. If preferred stock is issued, the holders of preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Rights to Buy Additional Shares. Holders of the common stock of Monadnock Community Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Monadnock Community Bancorp issues more shares in the future. Therefore, if additional shares are issued by Monadnock Community Bancorp without the opportunity for existing stockholders to purchase more shares, a stockholder's ownership interest in the Company may be subject to dilution. The common stock is not subject to redemption.

Preferred Stock

     None of the shares of Monadnock Community Bancorp's authorized preferred stock will be issued in the stock offering. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist

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management in impeding an unfriendly takeover or attempted change in control.
Monadnock Community Bancorp has no present plans to issue preferred stock. If preferred stock is issued in the future, Monadnock Community Bancorp will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders; or the issuance will be approved by a majority of Monadnock Community Bancorp's independent directors who do not have an interest in the transaction and have access, at Monadnock Community Bancorp's expense, to its or independent legal counsel.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Monadnock Community Bancorp common stock is Registrar and Transfer Company.

                                     EXPERTS

     Our balance sheets as of December 31, 2003 and 2002 and the related statements of income, changes in equity and cash flows for each of the two years in the period ending December 31, 2003 included in this prospectus have been audited by Shatswell, MacLeod & Company, P.C., independent auditors, as set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon the reports of this firm given upon the authority as experts in accounting and auditing.

     RP Financial has consented to the publication in this prospectus of the summary of its report to Monadnock Community Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon its issuance and its letter with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

     The legality of the common stock and the federal income tax consequences of the stock offering has been passed upon for Monadnock Community Bancorp by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to Monadnock Community Bank. The New Hampshire income tax consequences of the stock issuance will be passed upon for Monadnock Community Bank and Monadnock Community Bancorp by Shatswell, MacLeod & Company, P.C., West Peabody, Massachusetts. Certain legal matters will be passed upon for Ryan Beck by Muldoon Murphy Faucette & Aggugia, LLP Washington, D.C.

                             ADDITIONAL INFORMATION

     Monadnock Community Bancorp has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Monadnock Community Bancorp.

     Monadnock Community Bancorp has filed an Application for Minority Stock Issuance with the Office of Thrift Supervision with respect to the stock offering. This prospectus omits certain information contained in this application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

     In connection with the stock offering, Monadnock Community Bancorp has registered its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, Monadnock Community Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and other requirements of the Securities Exchange Act of 1934. Under the plan of mutual holding company reorganization and stock issuance, Monadnock Community Bancorp has undertaken that it will not terminate this registration for a period of at least three years following the completion of the stock issuance.

     A copy of the plan of mutual holding company reorganization and stock issuance and the charter and bylaws of Monadnock Community Bancorp, Monadnock Community Bank and Monadnock Mutual Holding Company and the appraisal report of RP Financial are available without charge from Monadnock Community Bank. Requests for such information should be directed to: Stockholder Relations, Monadnock Community Bancorp, One Jaffrey Road, Peterborough, New Hampshire 03458
(603) 924-9654. Monadnock Community Bank also maintains a website (http://www.monadnockbank.com) which contains various information about Monadnock Community Bank. None of such information should be considered as part of this prospectus.

                            Monadnock Community Bank

INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----
Independent Auditor's Report........................................     F-2

Balance Sheets at December 31, 2003 and 2002........................     F-3

Statements of Income for the Years Ended
  December 31, 2003 and 2002........................................     F-4

Statements of Changes in Equity for the Years Ended
  December 31, 2003 and 2002........................................     F-5

Statements of Cash Flows for the Years Ended
  December 31, 2003 and 2002........................................     F-6

Notes to Financial Statements.......................................     F-7

     All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes. Financial Statements of Monadnock Community Bancorp and Monadnock Mutual Holding Company are not available since they are to be formed companies with no operations.

                       [LOGO] SHATSWELL, MacLOED & COMPANY
                      --------------------------------------
                          CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Monadnock Community Bank
Peterborough, New Hampshire

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

We have audited the accompanying balance sheets of Monadnock Community Bank as of December 31, 2003 and 2002 and the related statements of income, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monadnock Community Bank as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                      /s/ SHATSWELL, MacLEOD & COMPANY, P.C.
                                          SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
February 17, 2004, except for Note 14
   which is dated March 11, 2004


           83 PINE STREET o WEST PEABODY, MASSACHUSETTS 01960-3635 o
              TELEPHONE (978) 535-0206 o FACSIMILE (978) 535-9908

               smc@shatswell.com                  www.shatswell.com

                                       MONADNOCK COMMUNITY BANK

                                            BALANCE SHEETS

                                      DECEMBER 31, 2003 AND 2002

ASSETS                                                                            2003              2002
                                                                               -----------       -----------
Cash and due from banks                                                        $   441,782       $   577,837
Federal Home Loan Bank overnight deposit                                         1,315,455           648,887
Interest-bearing demand deposits with other banks                                   65,386            41,891
                                                                               -----------       -----------
           Total cash and cash equivalents                                       1,822,623         1,268,615
Interest-bearing time deposit in other bank                                        100,000           100,000
Investments in available-for-sale securities (at fair value)                    10,073,066        20,439,363
Federal Home Loan Bank stock, at cost                                              485,300           430,400
Loans, net of allowance for loan losses of $319,592 as of December 31, 2003
   and $369,972 as of December 31, 2002                                         30,728,184        18,601,614
Premises and equipment                                                             188,622           194,476
Other real estate owned                                                             12,500            12,500
Accrued interest receivable                                                        124,299           166,419
Other assets                                                                       205,740            75,248
                                                                               -----------       -----------
           Total assets                                                        $43,740,334       $41,288,635
                                                                               ===========       ===========

LIABILITIES AND EQUITY
Deposits:
   Noninterest-bearing                                                         $ 2,103,332       $ 1,643,123
   Interest-bearing                                                             32,328,201        29,977,393
                                                                               -----------       -----------
           Total deposits                                                       34,431,533        31,620,516
Federal Home Loan Bank advances                                                  6,746,550         7,000,000
Other liabilities                                                                   79,259            70,770
                                                                               -----------       -----------
           Total liabilities                                                    41,257,342        38,691,286
                                                                               -----------       -----------

Commitments and contingent liabilities

Equity:
   Retained earnings                                                             2,551,055         2,524,266
   Accumulated other comprehensive (loss) income                                   (68,063)           73,083
                                                                               -----------       -----------
           Total equity                                                          2,482,992         2,597,349
                                                                               -----------       -----------
           Total liabilities and equity                                        $43,740,334       $41,288,635
                                                                               ===========       ===========

                    The accompanying notes are an integral part of these financial statements.

                                                    F-3

                                             MONADNOCK COMMUNITY BANK

                                               STATEMENTS OF INCOME

                                      YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                  2003              2002
                                                                              ------------      ------------
Interest and dividend income:
   Interest and fees on loans                                                   $1,469,892        $1,309,443
   Interest on investments-taxable                                                 466,999           922,793
   Other interest income                                                            23,930            32,458
                                                                              ------------      ------------
           Total interest and dividend income                                    1,960,821         2,264,694
                                                                              ------------      ------------
Interest expense:
   Interest on deposits                                                            565,503           804,986
   Interest on Federal Home Loan Bank advances                                     258,997           292,179
                                                                              ------------      ------------
           Total interest expense                                                  824,500         1,097,165
                                                                              ------------      ------------
           Net interest and dividend income                                      1,136,321         1,167,529
(Benefit) provision for loan losses                                                (50,000)                0
                                                                              ------------      ------------
           Net interest and dividend income after (benefit) provision
              for loan losses                                                    1,186,321         1,167,529
                                                                              ------------      ------------
Other income:
   Net gain on sales of available-for-sale securities                               51,292            67,875
   Service charges on deposits                                                      57,701            42,400
   Income from operations of investment real estate                                                    5,165
   Gain on sale of loans, net                                                       27,320
   Loss on sale of investment real estate, net                                                          (298)
   Loan commissions                                                                 56,160            74,165
   Other income                                                                     29,472            29,364
                                                                              ------------      ------------
           Total other income                                                      221,945           218,671
                                                                              ------------      ------------
Other expense:
   Salaries and employee benefits                                                  725,909           714,454
   Occupancy expense                                                                95,018            96,682
   Equipment expense                                                               147,609           125,163
   Blanket bond insurance                                                           25,651            30,112
   Professional fees                                                                42,127            61,996
   Supplies and printing                                                            30,699            25,496
   Telephone expense                                                                30,294            31,610
   Prepayment penalty on borrowings                                                 33,325
   Marketing expense                                                                39,696            28,448
   Postage expense                                                                  22,522            22,103
   Other expense                                                                   183,627           189,519
                                                                              ------------      ------------
           Total other expense                                                   1,376,477         1,325,583
                                                                              ------------      ------------
           Income before income tax expense (benefit)                               31,789            60,617
Income tax expense (benefit)                                                         5,000            (2,537)
                                                                              ------------      ------------
           Net income                                                         $     26,789      $     63,154
                                                                              ============      ============



                   The accompanying notes are an integral part of these financial statements.

                                                       F-4

                                                MONADNOCK COMMUNITY BANK

                                             STATEMENTS OF CHANGES IN EQUITY

                                         YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                      Accumulated
                                                                                         Other
                                                                       Retained      Comprehensive
                                                                       Earnings       Income (Loss)         Total
                                                                       --------       -------------         -----
Balance, December 31, 2001                                            $2,461,112          $91,866        $2,552,978
Comprehensive income:
   Net income                                                             63,154
   Net change in unrealized holding gain on
     available-for-sale securities, net of tax effect                                     (18,783)
       Comprehensive income                                                                                  44,371
                                                                      ----------         --------        ----------
Balance, December 31, 2002                                             2,524,266           73,083         2,597,349
Comprehensive income:
   Net income                                                             26,789
   Net change in unrealized holding gain on
     available-for-sale securities, net of tax effect                                    (141,146)
       Comprehensive income                                                                                (114,357)
                                                                      ----------         --------        ----------
Balance, December 31, 2003                                            $2,551,055         $(68,063)       $2,482,992
                                                                      ==========         ========        ==========


Reclassification disclosure for the years ended December 31:

                                                                                          2003               2002
                                                                                        ---------          --------
Net unrealized (losses) gains on available-for-sale securities                          $(182,433)         $ 36,773
Reclassification adjustment for net realized gains in net income                          (51,292)          (67,875)
                                                                                        ---------          --------
   Other comprehensive loss before income tax effect                                     (233,725)          (31,102)
Income tax benefit                                                                         92,579            12,319
                                                                                        ---------          --------
     Other comprehensive loss, net of tax                                               $(141,146)         $(18,783)
                                                                                        =========          ========


Accumulated other comprehensive income (loss) as of December 31, 2003 and 2002 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.








                        The accompanying notes are an integral part of these financial statements.


                                                           F-5

                                               MONADNOCK COMMUNITY BANK

                                               STATEMENTS OF CASH FLOWS

                                        YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                         2003              2002
                                                                                     ------------        ----------
Cash flows from operating activities:
Net income                                                                           $     26,789        $   63,154
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
     Net gain on sales of available-for-sale securities                                   (51,292)          (67,875)
     Net amortization of securities                                                       101,123           107,967
     Change in deferred loan origination costs, net                                      (131,702)          (15,485)
     (Benefit) provision for loan losses                                                  (50,000)
     Loss on disposal of asset                                                                                  298
     Gain on sale loans, net                                                              (27,320)
     Depreciation and amortization                                                         58,905            55,834
     Gain on sale of other real estate owned                                                                 (1,309)
     Decrease in accrued interest receivable                                               42,120            44,948
     Decrease (increase) in other assets                                                    9,559           (11,578)
     (Increase) decrease in loan servicing rights and interest-only strips                   (323)           20,544
     Increase in prepaid expenses                                                         (39,383)           (9,790)
     Deferred tax expense (benefit)                                                         5,000           (21,075)
     (Increase) decrease in taxes receivable                                              (27,436)            9,930
     Increase in accrued expenses                                                           1,917             7,970
     Increase (decrease) in accrued interest payable                                        2,114              (266)
     Increase in other liabilities                                                         19,128             3,494
                                                                                     ------------        ----------

Net cash (used in) provided by operating activities                                       (60,801)          186,761
                                                                                     ------------        ----------

Cash flows from investing activities:
   Purchases of available-for-sale securities                                          (8,326,509)      (13,338,496)
   Proceeds from sales of available-for-sale securities                                12,100,286         7,041,083
   Proceeds from maturities of available-for-sale securities                            6,308,964         8,116,995
   Purchases of Federal Home Loan Bank stock                                              (54,900)          (55,400)
   Loan originations and principal collections, net                                   (11,590,824)       (3,043,316)
   Loans purchased                                                                       (768,358)         (933,000)
   Recoveries of previously charged off loans                                                 620             1,244
   Proceeds from sales of loans                                                           441,014
   Capital expenditures - premises and equipment                                          (53,051)          (56,607)
   Proceeds from sales of other real estate owned                                                            36,661
                                                                                     ------------        ----------

Net cash used in investing activities                                                  (1,942,758)       (2,230,836)
                                                                                     ------------        ----------

Cash flows from financing activities:
   Net increase in demand deposits, savings and NOW deposits                            5,136,199         1,497,910
   Net (decrease) increase in time deposits                                            (2,325,182)          269,081
   Long-term advances from Federal Home Loan Bank                                       5,746,550         5,000,000
   Payments on long-term advances from Federal Home Loan Bank                          (6,000,000)       (4,000,000)
                                                                                     ------------        ----------

Net cash provided by financing activities                                               2,557,567         2,766,991
                                                                                     ------------        ----------

Net increase in cash and cash equivalents                                                 554,008           722,916
Cash and cash equivalents at beginning of period                                        1,268,615           545,699
                                                                                     ------------        ----------
Cash and cash equivalents at end of period                                           $  1,822,623        $1,268,615
                                                                                     ============        ==========

                                                              F-6


                                             MONADNOCK COMMUNITY BANK

                                             STATEMENTS OF CASH FLOWS

                                      YEARS ENDED DECEMBER 31, 2003 AND 2002
                                                    (continued)

                                                                                         2003                2002
                                                                                     ------------        ----------
Supplemental disclosures:
   Interest paid                                                                         $822,386        $1,097,431
   Income taxes paid                                                                       27,436             8,608














                       The accompanying notes are an integral part of these financial statements.

                                                         F-7

                            MONADNOCK COMMUNITY BANK

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - NATURE OF OPERATIONS

Monadnock Community Bank (Bank) is a federally chartered mutual savings bank. The Bank provides a variety of financial services to corporations and individuals primarily in portions of Hillsborough and Cheshire County, New Hampshire and throughout New England through its office located in Peterborough, New Hampshire. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the savings institution industry. The financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

       USE OF ESTIMATES:

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       CASH AND CASH EQUIVALENTS:

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing demand deposit accounts with other banks and Federal Home Loan Bank overnight deposit.

       Cash and due from banks as of December 31, 2003 and 2002 includes $75,000 and $150,000, respectively which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

       SECURITIES:

       Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

       The Bank classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. This security classification may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

       -- Held-to-maturity securities are measured at amortized cost in the balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of equity. They are merely disclosed in the notes to the financial statements.

       -- Available-for-sale securities are carried at fair value on the balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of equity until realized.

       -- Trading securities are carried at fair value on the balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

       Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

       LOANS HELD-FOR-SALE:

       Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

       Mortgage loans held-for-sale are generally sold with the mortgage servicing rights retained by the Bank. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

       The Bank had no loans held-for-sale as of December 31, 2003 and 2002.

       LOANS:

       The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in the state of New Hampshire. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. To limit the Bank's credit exposure on certain commercial and commercial real estate loans, management obtains credit enhancements in the form of government guarantees, primarily through the Small Business Administration (SBA) and the United States Department of Agriculture (USDA). If a loan is not paid under the contractual terms of the loan agreement, the Bank may exercise its rights under the guarantee. The guarantees the Bank obtains from the SBA and USDA generally provide that the Bank will receive a specific percentage of the principal balance of the loan (the guarantee percentage generally ranges between 50% and 90% of the principal balance of the loan) and generally up to 120 days of interest earned but not paid by the debtor.

       Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees, costs on originated loans or unamortized premiums or discounts on purchased loans.

       Interest on loans is recognized on a simple interest basis.

       Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual life of the related loans.

       Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash or government guaranteed. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

       Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

       ALLOWANCE FOR LOAN LOSSES:

       The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

       The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, government guarantees, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

       A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

       Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

       Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

       PREMISES AND EQUIPMENT:

       Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Estimated lives are 3 to 15 years for leasehold improvements and 3 to 10 years for furniture, fixtures and equipment.

       OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

       Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (SFAS) No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any write-down from cost to estimated fair value, required at the time of foreclosure or classification as in-substance foreclosure, is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.

       In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

       ADVERTISING:

       The Bank directly expenses costs associated with advertising as they are incurred.

       INCOME TAXES:

       The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

       FAIR VALUES OF FINANCIAL INSTRUMENTS:

       SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

       Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

       Interest-bearing time deposits in other banks: Fair values of interest-bearing time deposits in other banks are estimated using discounted cash flow analyses based on current rates for similar types of time deposits.

       Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       Loans held-for-sale: Fair values of mortgage loans held-for-sale are based on commitments on hand from investors or prevailing market prices.

       Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

       Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

       Deposit liabilities: The fair values disclosed for interest and non-interest checking, passbook savings and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

       Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

       RECENT ACCOUNTING PRONOUNCEMENTS:

       In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have a material impact on the Bank's financial statements.

       In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

       Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 were effective on October 1, 2002, with earlier application permitted. There was no impact on the Bank's financial statements on adoption of this Statement since the Bank has not been involved in any mergers or acquisitions.

       In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 clarifies that a guarantor is required to disclose (a) the nature of the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability; (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee.

       The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Bank adopted the initial recognition and initial measurement provisions of FIN 45 effective as of January 1, 2003 and adopted the disclosure requirements effective as of December 31, 2002. The adoption of this interpretation did not have a material effect on the Bank's financial position or results of operations.

       In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no substantial impact on the Bank's financial statements on adoption of this Statement.

       In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on the Bank's financial statements.

       In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) ("FIN 46(R)"). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The Bank is required to apply FIN 46, as revised, to all entities subject to it no later than the beginning of the first fiscal year or interim period beginning after December 15, 2004. The adoption of this interpretation is not expected to have a material effect on the Bank's financial statements.

       In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits
       - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106" ("SFAS No. 132 (revised 2003)"). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which it replaces. It requires additional disclosures to those in the original Statement 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on the Bank's financial statements.

NOTE 3 - INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

Debt securities have been classified in the balance sheets according to management's intent. The amortized cost of securities and their approximate fair values are as follows:

                                              Amortized       Gross         Gross
                                                 Cost      Unrealized     Unrealized      Fair
                                                Basis         Gains         Losses        Value
                                             -----------   -----------   -----------   -----------
December 31, 2003:
   Mortgage-backed securities                $10,185,772   $        19   $  (112,725)  $10,073,066
                                             ===========   ===========   ===========   ===========

December 31, 2002:
   Mortgage-backed securities                $20,318,344   $   150,573   $  (29,554)   $20,439,363
                                             ===========   ===========   ===========   ===========

As of December 31, 2003, all mortgage-backed securities held by the Bank were issued by Ginnie Mae. As of December 31, 2002, all mortgage-backed securities held by the Bank were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of equity as of December 31, 2003.

As of December 31, 2003 and 2002, securities with carrying amounts totaling $4,042,623 and $4,189,746, respectively were pledged to secure Federal Home Loan Bank advances.

Proceeds from sales of available-for-sale securities were $12,100,286 during the year ended December 31, 2003. Gross realized gains and gross realized losses on those sales were $68,931 and $17,639, respectively. Proceeds from sales of available-for-sale securities were $7,041,083 during the year ended December 31, 2002. Gross realized gains and gross realized losses on those sales were $74,983 and $7,108, respectively.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows as of December 31, 2003:

                                               Less than 12 Months        12 Months or Longer             Total
                                            ------------------------  --------------------------  ------------------------
                                               Fair       Unrealized      Fair       Unrealized      Fair       Unrealized
                                               Value        Losses        Value        Losses        Value        Losses
                                            ----------    ----------   ----------    ----------   ----------    ----------
Description of securities:
Mortgage-backed securities                  $9,581,295     $98,896      $490,932      $13,829    $10,072,227     $112,725
                                            ----------     -------      --------      -------    -----------     --------
   Total temporarily impaired securities    $9,581,295     $98,896      $490,932      $13,829    $10,072,227     $112,725
                                            ==========     =======      ========      =======    ===========     ========

The investments in the Bank's investment portfolio that are temporarily impaired as of December 31, 2003 consist of debt securities issued by U.S. government corporations and agencies with strong credit ratings. The unrealized losses in the above table are attributable to changes in market interest rates. Bank management does not intend to sell these securities in the near term future, and due to the securities relative short duration, anticipates that the unrealized losses that currently exist will be dramatically reduced going forward.

NOTE 4 - LOANS

Loans consisted of the following as of December 31:

                                                         2003           2002
                                                      -----------   -----------
Commercial real estate                                $ 8,352,092   $ 7,111,709
One-to-four family residential                         16,457,862     6,765,522
Multi-family residential                                  543,216       447,124
Home equity loans                                       2,024,762     2,166,088
Commercial loans                                        3,115,594     1,997,126
Consumer loans                                            399,475       460,944
                                                      -----------   -----------
                                                       30,893,001    18,948,513
Allowance for loan losses                                (319,592)     (369,972)
Deferred costs, net                                       154,775        23,073
                                                      -----------   -----------
         Net loans                                    $30,728,184   $18,601,614
                                                      ===========   ===========

Certain directors and executive officers of the Bank were customers of the Bank during 2003. There were no loans to such persons and their companies as of December 31, 2003. During the year ended December 31, 2003, total principal payments amounted to $93,819 and principal advances were $0.

Changes in the allowance for loan losses were as follows for the years ended December 31:

                                                         2003           2002
                                                      -----------   -----------

Balance at beginning of period                           $369,972      $368,728
Recoveries of loans previously charged off                    620         1,244
Provision (benefit) for loan losses                       (50,000)
Charge offs                                                (1,000)
                                                      -----------   -----------
Balance at end of period                                 $319,592      $369,972
                                                      ===========   ===========

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31:

                                                         2003           2002
                                                      -----------   -----------

Nonaccrual loans                                         $157,287      $106,177
                                                         ========      ========

Accruing loans which are 90 days or more overdue         $      0      $      0
                                                         ========      ========

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

                                                                           2003                        2002
                                                                 -------------------------   -------------------------
                                                                 Recorded      Related       Recorded      Related
                                                                 Investment    Allowance     Investment    Allowance
                                                                 In Impaired   For Credit    In Impaired   For Credit
                                                                 Loans         Losses        Loans         Losses
                                                                 -----------   -----------   -----------   -----------
Loans for which there is a related allowance for credit losses     $ 94,987      $14,248      $106,177       $15,927

Loans for which there is no related allowance for credit losses           0                          0
                                                                   --------      -------      --------       -------

           Totals                                                  $ 94,987      $14,248      $106,177       $15,927
                                                                   ========      =======      ========       =======

Average recorded investment in impaired loans during the
   year ended December 31                                          $100,639                   $111,980
                                                                   ========                   ========

Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired

           Total recognized                                        $      0                   $      0
                                                                   ========                   ========
           Amount recognized using a cash-basis method of
              accounting                                           $      0                   $      0
                                                                   ========                   ========

Loan servicing rights of $4,553 were capitalized in 2003 and amortization was $227. The balance of capitalized loan servicing rights included in other assets as of December 31, 2003 was $4,326. The fair value of these rights approximated their carrying amount. The Bank had no loan servicing rights as of December 31, 2002 or during the year then ended.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31:

                                                         2003           2002
                                                      -----------   -----------
Leasehold improvements                                $   133,621   $   117,299
Furniture and equipment                                   286,939       291,755
                                                      -----------   -----------
                                                          420,560       409,054
Accumulated depreciation and amortization                (231,938)     (214,578)
                                                      -----------   -----------
                                                      $   188,622   $   194,476
                                                      ===========   ===========

NOTE 6 - DEPOSITS

Deposits are summarized as follows as of December 31:

                                                          2003          2002
                                                      -----------   -----------
Demand deposits                                       $ 2,103,332   $ 1,643,123
Savings                                                 1,830,424     1,575,978
N.O.W.                                                  2,728,362     2,168,153
Money market                                           13,113,792     9,252,457
Time deposits                                          14,655,623    16,980,805
                                                      -----------   -----------
                                                      $34,431,533   $31,620,516
                                                      ===========   ===========

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2003 and 2002 was $1,955,570 and $3,897,675,
respectively. Generally, deposits in excess of $100,000 are not federally insured.

For time deposits as of December 31, 2003, the scheduled maturities for each of the following five years ended December 31, and thereafter are:

                2004                                        $ 9,360,824
                2005                                          1,895,644
                2006                                          1,841,916
                2007                                          1,232,997
                2008                                            303,394
                Thereafter                                       20,848
                                                            -----------
                                                            $14,655,623
                                                            ===========

Deposits from related parties held by the Bank as of December 31, 2003 and 2002 amounted to $225,978 and $394,151, respectively.

Interest expense by major category of interest-bearing deposits is summarized as follows for the years ended December 31:

                                                          2003       2002
                                                        --------   --------
Savings                                                 $  9,820   $ 15,357
N.O.W.                                                     6,040     17,026
Money market                                             108,062    178,560
Time deposits                                            441,581    594,043
                                                        --------   --------
                                                        $565,503   $804,986
                                                        ========   ========

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston
(FHLB).

Maturities of advances from the FHLB for the years ending after December 31, 2003 and 2002 are summarized as follows:

  Year of Maturity           2003           Year of Maturity         2002
  ----------------        ----------        ----------------      ----------
        2004                 500,000              2003            $2,500,000
        2005               2,275,000              2004             2,500,000
        2006               2,779,550              2005             1,500,000
        2007               1,192,000              2006               500,000
                          ----------                              ----------
                          $6,746,550                              $7,000,000
  \                       ==========                              ==========

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.

At December 31, 2003 and 2002, the interest rates on FHLB advances ranged from 1.81% to 4.69% and from 1.74% to 5.42%, respectively. At December 31, 2003 and 2002, the weighted average interest rates on FHLB advances were 2.85% and 3.38%, respectively.

NOTE 8 - INCOME TAX EXPENSE (BENEFIT)

The components of income tax expense (benefit) are as follows for the years ended December 31:

                                                            2003        2002
                                                          --------    --------
Current:
   Federal                                                $            $22,063
   State                                                                 4,063
   Benefit of net operating loss carry forward                          (7,588)
                                                          --------    --------
                                                                        18,538
                                                          --------    --------
Deferred:
   Federal                                                  10,923       2,437
   State                                                     3,432       2,885
   Change in the valuation allowance                        (9,355)    (26,397)
                                                          --------    --------
                                                             5,000     (21,075)
                                                          --------    --------

           Total income tax expense (benefit)             $  5,000    $ (2,537)
                                                          ========    ========

The reasons for the difference between the tax at the statutory federal income tax rate and the effective tax rate are summarized as follows for the years ended December 31:
                                                            2003        2002
                                                          --------    --------
                                                            % of        % of
                                                           Income      Income
                                                          --------    --------
Federal income tax at statutory rate                          34.0%       34.0%
Increase (decrease) in tax resulting from:
   Unallowable expenses                                        4.0         2.2
State tax, net of federal tax benefit                          7.1         3.1
Change in valuation allowance                                (29.4)      (43.5)
                                                          --------    --------
   Effective tax rates                                        15.7%       (4.2)%
                                                          ========    ========

The Bank had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

                                                            2003       2002
                                                         ---------   ---------
Deferred tax assets:
   Allowance for loan losses                             $108,482    $ 132,672
   Other temporary differences                              14,794      10,983
   Operating loss carryover                                 48,850       4,254
   Net unrealized holding loss on
     available-for-sale securities                          44,643
                                                         ---------   ---------
           Gross deferred tax assets                       216,769     147,909
   Valuation allowance                                      (8,270)    (17,625)
                                                         ---------   ---------
                                                           208,499     130,284
                                                         ---------   ---------

Deferred tax liabilities:
   Depreciation(1,357)                                      (8,729)
   Loan origination cost net of fees                       (67,978)    (16,286)
   Accrual to cash adjustment                              (61,253)    (67,129)
   Loan income (5,002)                                      (4,874)
   Net unrealized holding gain on
    available-for-sale securities                                      (47,936)
                                                         ---------   ---------
           Gross deferred tax liabilities                 (135,590)   (144,954)
                                                         ---------   ---------
Net deferred tax assets (liabilities)                    $  72,909   $ (14,670)
                                                         =========   =========

As of December 31, 2003 for federal income tax purposes, the Bank has operating loss carryovers of approximately $113,000 which will expire in 2023.

As of December 31, 2003, for state income tax purposes, the Bank has operating loss carryovers of approximately $188,000 which will expire in the years 2007 through 2013.

NOTE 9 - PENSION PLAN

The Bank has a Savings Incentive Match Plan for Employees of Small Employers that covers all employees. The Bank matches 3% of employee's compensation. The Bank contributed $15,965 and $14,950 to the plan during the years ended December 31, 2003 and 2002, respectively.

NOTE 10 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), Tier 1 (core) capital (as defined) to adjusted total assets (as defined), and tangible capital to tangible assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 and Tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table as of December 31:

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                            For Capital            Prompt Corrective
                                                         Actual           Adequacy Purposes        Action Provisions
                                                    ---------------      -------------------      ------------------
                                                    Amount    Ratio      Amount        Ratio      Amount       Ratio
                                                    ------    -----      ------        -----      ------       -----
                                                                      (Dollar amounts in thousands)
December 31, 2003:
   Total Capital (to Risk Weighted Assets)          $2,843    12.19%       $1,867       >8.0%       $2,333      >10.0%
                                                                                        -                       -
   Core Capital (to Adjusted Total Assets)           2,551     5.82         1,752       >4.0         2,190      > 5.0
                                                                                        -                       -
   Tangible Capital (to Tangible Assets)             2,551     5.82           657       >1.5           N/A        N/A
                                                                                        -
   Tier 1 Capital (to Risk Weighted Assets)          2,551    10.93           N/A        N/A         1,400      > 6.0
                                                                                                                -

December 31, 2002:
   Total Capital (to Risk Weighted Assets)           2,728    16.91         1,291       >8.0         1,291      >10.0
                                                                                        -                       -
   Core Capital (to Adjusted Total Assets)           2,524     6.13         1,646       >4.0         2,058      > 5.0
                                                                                        -                       -
   Tangible Capital (to Tangible Assets)             2,524     6.13           617       >1.5           N/A        N/A
                                                                                        -
   Tier 1 Capital (to Risk Weighted Assets)          2,524    15.64           N/A        N/A           968      > 6.0
                                                                                                                -

The following is a reconciliation of the Bank's total equity as presented in the balance sheet at December 31, 2003 to the regulatory capital ratios disclosed in the table above:

                                              Total Capital      Tier 1 Capital
                                              -------------      --------------
                                                    (amounts in thousands)
Total equity at December 31, 2003                 $2,483              $2,483
Accumulated other comprehensive loss                  68                  68
Allowable allowance for loan losses                  292
                                                  ------              ------
                                                  $2,843              $2,551
                                                  ======              ======

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

As of December 31, 2003, the Bank was obligated under an operating lease for the Bank's main office expiring
July 31, 2008. The Bank has the option to extend the lease for two additional five year periods. The total minimum rental due in future periods under this existing agreement is as follows as of December 31, 2003:

         2004                                                   $ 46,627
         2005                                                     46,627
         2006                                                     46,627
         2007                                                     46,627
         2008                                                     27,199
                                                                --------
           Total                                                $213,707
                                                                ========

The total rental expense amounted to $41,415 for 2003 and $41,968 for 2002.

NOTE 12 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within the state. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in the state of New Hampshire.

NOTE 13 - FINANCIAL INSTRUMENTS

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2003 and 2002, the maximum potential amount of the Bank's obligation was $250,000 and $104,713, respectively, for financial and standby letters of credit. The Bank's outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Bank may seek recourse through the customer's underlying line of credit. If the customer's line of credit is also in default, the Bank may take possession of the collateral, if any, securing the line of credit.

The estimated fair values of the Bank's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31, 2003:

                                                                 Carrying        Fair
                                                                  Amount         Value
                                                               ------------  -------------
Financial assets:
   Cash and cash equivalents                                   $  1,822,623  $  1,822,623
   Interest bearing time deposit in other bank                      100,000       100,000
   Available-for-sale securities                                 10,073,066    10,073,066
   Federal Home Loan Bank stock                                     485,300       485,300
   Loans, net                                                    30,728,184    30,773,000
   Accrued interest receivable                                      124,299       124,299

Financial liabilities:
   Deposits                                                      34,431,533    34,711,000
   Federal Home Loan Bank advances                                6,746,550     6,770,000

The carrying amounts of financial instruments shown in the above table are included in the balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

                                                      2003          2002
                                                   ----------    ----------
Commitments to originate loans                     $  573,000    $  151,500
Unadvanced portions of loans:
   Commercial lines of credit                         814,380       686,247
   Consumer lines of credit                         1,553,124     1,678,111
   Standby letters of credit                          250,000       104,713
   Construction loans                                     250       129,670
                                                   ----------    ----------
                                                   $3,190,754    $2,750,241
                                                   ==========    ==========

As of December 31, 2003, the Bank had no commitments to originate fixed rate loans.

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 14 - PLAN OF REORGANIZATION

On March 11, 2004 the Board of Directors of the Bank adopted a Plan of Mutual Holding Company Reorganization and Stock Issuance (the "Plan") under which the Bank will reorganize into a mutual holding company structure and the Bank will become a wholly owned subsidiary of Monadnock Community Bancorp, Inc. (the "Stock Holding Company") and the Stock Holding Company will become a wholly owned subsidiary of Monadnock Mutual Holding Company "(the "MHC"). In addition, the Stock Holding Company will conduct a stock offering of up to 49.9% of the aggregate total voting stock of the Stock Holding Company, pursuant to the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision ("OTS"). The Stock Holding Company stock will be offered to eligible account holders, tax-qualified employee plans, and to other members. So long as the MHC is in existence, the MHC will be required to own at least a majority of the voting stock of the Stock Holding Company.

The costs associated with the reorganization will be deferred and will be deducted from the proceeds upon the sale and issuance of the stock. In the event the reorganization is not consummated, costs incurred will be charged to expense. As of December 31, 2003 there were no deferred reorganization costs.

The Plan is subject to the approval of the OTS and the majority of the total votes eligible to be cast by voting members of the Bank.

After reorganization, the Stock Holding Company will not be able to declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under OTS rules and regulations.

NOTE 15 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by Monadnock Community Bancorp, Inc., Monadnock Community Bank or Ryan Beck & Co., Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Monadnock Community Bancorp, Inc. or Monadnock Community Bank since any of the dates as of which information is furnished in this prospectus or since the date of this prospectus.

                                 --------------
                                TABLE OF CONTENTS

                                                                            Page

Summary .....................................................................
Risk Factors ................................................................
Selected Financial and Other Data ...........................................
Recent Developments .........................................................
Management's Discussion and Analysis of Recent Developments .................
How We Intend to Use the Proceeds ...........................................
Our Policy Regarding Dividends ..............................................
Market for the Common Stock .................................................
Pro Forma Regulatory Capital Analysis .......................................
Capitalization ..............................................................
Pro Forma Data ..............................................................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations ............................
Business of Monadnock Community Bank, MHC ...................................
Business of Monadnock Community Bancorp, Inc ................................
Business of Monadnock Community Bank ........................................
Proposed Stock Purchases by Management ......................................
The Reorganization and Stock Offering .......................................
Management ..................................................................
How We Are Regulated ........................................................
Taxation ....................................................................
Restrictions on Acquisitions of Monadnock Community Bancorp, Inc.
   and Monadnock Community Bank .............................................
Description of Capital Stock of Monadnock Community Bancorp, Inc. ...........
Transfer Agent and Registrar ................................................
Experts .....................................................................
Legal and Tax Opinions ......................................................
Additional Information ......................................................
Index to Consolidated Financial Statements ..................................

-----------------------------------------------------

Dealer Prospectus Delivery Obligations

Until the later of _____, 2004 or 90 days after the commencement of the syndicated community offering, if any, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     UP TO

                                 485,156 SHARES

                       Monadnock Community Bancorp, Inc.

                         (Proposed Holding Company for
                           Monadnock Community Bank)


                                  COMMON STOCK


                                 --------------

                                   PROSPECTUS

                                 --------------

                             Ryan Beck & Co., Inc.

                                __________, 2004

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 545.121 of the Office of Thrift Supervision (OTS) regulations provides indemnification for directors and officers of the Monadnock Community Bank. Although there are no indemnification provisions in the charter and bylaws of the Registrant, all the directors and officers of the Registrant hold the same position with Monadnock Community Bank and have indemnification under OTS Regulations as described below.

     Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

     (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

          (i) Any amount for which that person becomes liable under a judgment in such action; and

          (ii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

     (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

          (i)  Final judgment on the merits is in his or her favor; or

          (ii) In case of:

               a.   Settlement,
               b.   Final judgment against him or her, or
               c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

     (c)  As used in this paragraph:

          (i) "Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

          (iii) "Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

          (iv) "Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25. Other Expenses of Issuance and Distribution

                                                                                   Amount
                                                                                 ----------
     *     Legal Fees and Expenses............................................   $  100,000
     *     Accounting Fees and Expenses.......................................       70,000
     *     Conversion Agent and Data Processing Fees..........................       13,000
     *     Marketing Agent Fees (1)...........................................      125,000
     *     Marketing Agent Expenses, including legal fees and expenses........       40,000
     *     Appraisal and Business Plan Fees and Expenses......................       35,000
     *     Printing, Postage, Mailing and EDGAR...............................       75,000
     *     OTS Filing Fee.....................................................       14,400
     *     Registration and Filing Fees (Nasdaq and SEC)......................        1,000
     *     State "Blue Sky" Expenses and Filing Fees..........................       15,000
     *     Stock Transfer Agent and Certificates and Other Expenses...........       11,600
                                                                                 ----------
     *     Total .............................................................   $  500,000
                                                                                 ==========

--------------------
*    Estimated
(1) Monadnock Community Bancorp, Inc. has retained Ryan Beck & Co., Inc. to assist in the sale of common stock on a best efforts basis in the offerings.

Item 26. Recent Sales of Unregistered Securities

     Not Applicable.

Item 27. Exhibits:

     The exhibits filed as part of this registration statement are as follows:

     (a) List of Exhibits

1.1 Engagement Letter by and between Monadnock Community Bank and Ryan Beck & Co., Inc. *

1.2 Form of Agency Agreement by and among Monadnock Community Bancorp, Inc., Monadnock Community Bank and Ryan Beck & Co., Inc.*

2    Plan of Mutual Holding Company Reorganization and Stock Issuance*

3.1  Federal Stock Charter of Monadnock Community Bancorp, Inc.*

3.2  Bylaws of Monadnock Community Bancorp, Inc.*

4    Form of common stock certificate of Monadnock Community Bancorp, Inc. *

5 Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1  Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

10.1 Employee Stock Ownership Plan*

21   Subsidiaries of Registrant*

23.1 Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included at Exhibits 5 and 8.1)*

23.2 Consent of Shatswell, MacLeod & Company, P.C.

23.3 Consent of RP Financial, LC. *

24   Power of Attorney (set forth on signature page)

99.1 Appraisal Agreement by and between Monadnock Community Bank and RP Financial, LC. *

99.2 Business Plan Agreement by and between Monadnock Community Bank and RP Financial, LC. *

99.3 Appraisal Report of RP Financial, LC.**

99.4 Letter of RP Financial, LC. with respect to Subscription Rights*


99.5 Marketing Materials and Stock Order and Acknowledgment Form*


--------------------
*    Previously filed.
**   Supporting financial schedules filed pursuant to Rule 202 of Regulation
     S-T.

Item 28. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Peterborough, State of New Hampshire on May 10, 2004.


                                 MONADNOCK COMMUNITY BANCORP, INC.


                             By: /s/ William M. Pierce, Jr.
                                 --------------------------------------------
                                 William M. Pierce, Jr.
                                 President and Chief Executive Officer, Director (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Monadnock Community Bancorp, Inc. (the "Company") hereby severally constitute and appoint William J. Pierce, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William J. Pierce, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William J. Pierce, Jr. shall do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.

         Signatures                           Title                     Date
         ----------                           -----                     ----


/s/ William M. Pierce, Jr.     President, Chief Executive Officer   May 10, 2004
----------------------------   and Director (Principal Executive
William M. Pierce, Jr.         Officer)


/s/ Donald R. Blanchette       Chief Financial Officer, Vice        May 10, 2004
----------------------------   President and Treasurer (Principal
Donald R. Blanchette           Financial and Accounting Officer)


/s/ Richard J. Wargo           Chairman of the Board and Director   May 10, 2004
----------------------------
Richard J. Wargo


/s/ Samuel J. Hackler          Vice Chairman of the Board and       May 10, 2004
----------------------------   Director
Samuel J. Hackler


/s/ Kenneth A. Christian       Director                             May 10, 2004
----------------------------
Kenneth A. Christian

/s/ Jack Goldstein             Director                             May 10, 2004
----------------------------
Jack Goldstein


/s/ Thomas C. LaFortune        Director                             May 10, 2004
----------------------------
Thomas C. LaFortune


/s/ Kenneth R. Simonetta       Director                             May 10, 2004
----------------------------
Kenneth R. Simonetta

      As filed with the Securities and Exchange Commission on May 11, 2004
                                                     Registration No. 333-113783


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    EXHIBITS
                                       TO
                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2


                        Monadnock Community Bancorp, Inc.
                           Peterborough, New Hampshire

                                  EXHIBIT INDEX

1.1 Engagement Letter by and between Monadnock Community Bank and Ryan Beck & Co., Inc. *

1.2 Form of Agency Agreement by and among Monadnock Community Bancorp, Inc., Monadnock Community Bank and Ryan Beck & Co., Inc.*

2    Plan of Mutual Holding Company Reorganization and Stock Issuance*

3.1  Federal Stock Charter of Monadnock Community Bancorp, Inc.*

3.2  Bylaws of Monadnock Community Bancorp, Inc. *

4    Form of common stock certificate of Monadnock Community Bancorp, Inc. *

5 Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1  Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

10.1 Form of Employee Stock Ownership Plan*

21   Subsidiaries of Registrant*

23.1 Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included at Exhibits 5 and 8.1)*

23.2 Consent of Shatswell, MacLeod & Company, P.C.

23.3 Consent of RP Financial, LC. *

24   Power of Attorney (set forth on signature page)

99.1 Appraisal Agreement by and between Monadnock Community Bank and RP Financial, LC. *

99.2 Business Plan Agreement by and between Monadnock Community Bank and RP Financial, LC. *

99.3 Appraisal Report of RP Financial, LC.**

99.4 Letter of RP Financial, LC. with respect to Subscription Rights*


99.5 Marketing Materials and Stock Order and Acknowledgment Form*


--------------------
*    Previously filed.
**   Supporting financial schedules filed pursuant to Rule 202 of Regulation
     S-T.